EXHIBIT 10.1

HOU:3754193.10
Execution Version
HOU:3754193.10

FOURTH AMENDED AND RESTATED
CREDIT AGREEMENT
dated as of
February 8, 2017
among
MATRIX SERVICE COMPANY,
The Other Borrowers Party Hereto,
The Lenders Party Hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
WELLS FARGO BANK, N.A.,
BANK OF MONTREAL
and
BANK OF AMERICA, N.A.,
as Co-Syndication Agents
and
BOKF NA, BANK OF OKLAHOMA,
FIFTH THIRD BANK
and
BRANCH BANKING AND TRUST COMPANY,
as Co-Documentation Agents
* * *
JPMORGAN CHASE BANK, N.A.,
as Sole Bookrunner and Sole Lead Arranger

HOU:3754193.10

SCHEDULES:

Schedule 2.01	Lenders and Revolving Commitments
Schedule 3.13	Subsidiaries
Schedule 3.17	Payment and Performance Bonds
Schedule 5.13	Post-Closing Obligations
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.08	Existing Restrictions

EXHIBITS:

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Existing Letters of Credit
Exhibit C	Existing Security Agreements
Exhibit D	Existing Mortgages
Exhibit E	Matrix Service Company Investment Policy
Exhibit F	Forms of Subsidiary Guaranties
Exhibit G	Forms of U.S. Tax Compliance Certificates
Exhibit H	Form of Compliance Certificate

HOU:3754193.10

This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of February 8, 2017 (the “Effective Date”), among MATRIX SERVICE COMPANY, a Delaware corporation (the “Company”), the other Borrowers party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
RECITALS
WHEREAS, the Company, the Canadian Borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, are parties to that certain Third Amended and Restated Credit Agreement dated as of November 7, 2011 (as amended prior to the Effective Date, the “Existing Credit Agreement”).
WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement and that this Agreement amend and restate the Existing Credit Agreement in its entirety.
NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree that the Existing Credit Agreement is amended and restated in its entirety as follows:
ARTICLE I
Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquisition” means (a) the purchase or other acquisition by the Company or a Subsidiary of the Equity Interests in any other Person pursuant to which such Person shall become a Subsidiary or shall be merged into, amalgamated with or consolidated with the Company or any Subsidiary or (b) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the assets of any other Person (other than a Subsidiary) or division thereof constituting a business unit or ongoing business.
“Adjusted LIBO Rate” means (a) with respect to any Eurocurrency Borrowing denominated in U.S. Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) with respect to any Eurocurrency Borrowing denominated in a Foreign Currency for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the LIBO Rate for such Interest Period.
“Administrative Agent” means JPMorgan Chase, in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with those used in preparing the financial statements referred to in Section 5.01 of this Agreement.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the FRBNY Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purposes of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate), at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the FRBNY Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the FRBNY Rate or the Adjusted LIBO Rate, respectively.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Margin” means, for any day, with respect to any Loan, or with respect to the Unused Fees, the applicable per annum rate in the table set forth below based upon the Leverage Ratio for the most recently ended trailing four-quarter period with respect to which the Company is required to have delivered the financial statements pursuant to Section 5.01 (as such Leverage Ratio is reflected in the Compliance Certificate delivered under Section 5.01(c) by the Company in connection with the financial statements for such fiscal quarter):

Level	Leverage Ratio	Applicable Margin for Eurocurrency, EURIBOR and CDOR Loans	Applicable Margin for ABR Loans	Applicable Margin for Canadian Prime Rate Loans	Applicable Margin for Unused Fees
I	< 1.00x	1.625%	0.625%	2.125%	0.25%
II	< 1.50x	1.875%	0.875%	2.375%	0.30%
III	< 2.00x	2.125%	1.125%	2.625%	0.35%
IV	< 2.50x	2.375%	1.375%	2.875%	0.40%
V	≥ 2.50x	2.625%	1.625%	3.125%	0.45%

Each change in the Applicable Margin shall take effect on each date on which such financial statements and Compliance Certificate are delivered pursuant to Section 5.01, commending with the date on which such financial statements and Compliance Certificate are delivered for the four-quarter period ended December 31, 2016. Notwithstanding the foregoing, for the period from the Effective Date through the date on which the financial statements and Compliance Certificate are delivered for the fiscal quarter ended December 31, 2016, the Applicable Margin shall be determined at Level I. In the event that any financial statement delivered pursuant to Section 5.01 is shown to be inaccurate when delivered (regardless of whether this Agreement or the Revolving Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then the Company shall (a) deliver to the Administrative Agent corrected financial statements for such Applicable Period promptly after completion, (b) determine the Applicable Margin for such Applicable Period based upon such corrected financial statements and (c) promptly pay to the Administrative Agent the accrued additional interest and Unused Fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.18. The provision in the previous sentence is in addition to the rights of the Administrative Agent and the Lenders with respect to Section 2.13(e) and their other respective rights under this Agreement. If the Company fails to deliver the financial statements and corresponding Compliance Certificate to the Administrative Agent at the time required pursuant to Section 5.01, then effective as of the date such financial statements and corresponding Compliance Certificate were required to be delivered pursuant to Section 5.01, the Applicable Margin shall be determined at Level V and shall remain at such level until the date such financial statements and corresponding Compliance Certificate are so delivered by the Company.
“Applicable Percentage” means, with respect to any Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.
“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Australian Borrower” means Matrix Applied Technologies Pty Ltd (ACN 089 397 982), an Australian corporation.
“Australian Dollars” or “A$” means the lawful currency of Australia.
“Authorized Foreign Bank” means an “authorized foreign bank” as defined for the purposes of the ITA.
“Authorized Officer” means (a) as to the Company, the President or any Vice President or any other officer of the Company who is designated as an authorized officer in the certificate delivered pursuant to Section 4.01(b)(ii) or who is otherwise designated as such in a written certificate delivered by the Company to the Administrative Agent, and (b) as to any other Credit Party, the President or any Vice President of such Credit Party or any other officer of such Credit Party who is designated as an authorized officer in the certificate delivered pursuant to Section 4.01(b)(ii) or who is otherwise designated as such in a written certificate delivered by such Credit Party to the Administrative Agent.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Termination Date and the date of termination of the Revolving Commitments.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bonding Obligations” means any and all obligations of the Company or any of its Subsidiaries to any Person to secure or assure the performance of any bid, contract, lease or statutory obligation, or otherwise constituting a bid, performance, return-of-money, surety, appeal or payment bond, contract or like undertaking, in each case, entered into by the Company or such Subsidiary in the ordinary course of business.
“Borrower” means, individually or collectively, the Company, the Canadian Borrowers, the Euro/Sterling Borrower and the Australian Borrower.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of CDOR Loans, Eurocurrency Loans or EURIBOR Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.
“Borrowing Minimum” means (a) in the case of a Borrowing denominated in U.S. Dollars, $500,000, (b) in the case of a Borrowing denominated in Canadian Dollars, Cdn$500,000, (c) in the case of a Borrowing denominated in Euros, €500,000, (d) in the case of a Borrowing denominated in Sterling, £500,000 and (e) in the case of a Borrowing denominated in Australian Dollars, A$500,000.
“Borrowing Multiple” means (a) in the case of a Borrowing denominated in U.S. Dollars, $100,000, (b) in the case of a Borrowing denominated in Canadian Dollars, Cdn$100,000 and (c) in the case of a Borrowing denominated in any other Foreign Currency, the smallest amount of such Foreign Currency that is an integral multiple of 100,000 units of such currency and that has an Equivalent Amount in U.S. Dollars in excess of $100,000.
“Borrowing Request” means a request by the Company for a Revolving Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market or the principal financial center of the country in which payment or purchase of such currency can be made, (b) when used in connection with a CDOR or Canadian Prime Rate Loan, the term “Business Day” shall also exclude any day on which commercial banks in Toronto are authorized or required by law to remain closed and (c) when used in connection with a EURIBOR Loan, the term “Business Day” shall also exclude any day that is not a TARGET Day.
“Canadian Benefit Plans” means all material employee benefit plans or arrangements subject to the application of any Canadian benefit plan statutes or regulations that are maintained or contributed to by the Company or any of its Subsidiaries that are not Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which the employees or former employees of the Company or any of its Subsidiaries participate or are eligible to participate but excluding all stock option or stock purchase plans.
“Canadian Borrowers” means, individually or collectively, Matrix Service Canada ULC, an Alberta unlimited liability corporation, Matrix SME Canada ULC, a Nova Scotia unlimited liability company, and Matrix North American Construction Ltd., an Ontario corporation.

“Canadian Dealer Offered Rate” means, with respect to any Borrowing denominated in Canadian Dollars for any Interest Period, (a) the applicable Screen Rate at or about 10:00 a.m. Toronto time on the Quotation Day or (b) if no Screen Rate is available for such Interest Period, the applicable Interpolated Rate as of such time on the Quotation Day, or if applicable pursuant to Section 2.14(a), the applicable Reference Bank Rate as of such time on the Quotation Day, plus, in each case, 0.10% per annum.
“Canadian Dollars” or “Cdn$” means the lawful currency of Canada.
“Canadian Pension Plan” means all plans or arrangements which are considered to be pension plans under, and are subject to the application of, any applicable pension benefits standards statute or regulation in Canada established, maintained or contributed to by the Company or any of its Subsidiaries for its employees or former employees.
“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (a) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the average rate for 30 day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1% per annum; provided, that if any of the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively.
“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with Agreement Accounting Principles excluding (a) the cost of assets acquired with Capital Lease Obligations, (b) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss and (c) leasehold improvement expenditures for which the Company or a Subsidiary is reimbursed promptly by the lessor.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capitalized Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capitalized Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, as to which the obligations of a Person who is lessee thereunder are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer, automated clearinghouse and other cash management arrangements made or entered into at any time, or in effect at any time, whether directly or indirectly, and whether as a result of assignment or transfer or otherwise, between the Company or any Subsidiary and any Lender or Affiliate of a Lender; provided, however, that if such Person ceases to be a Lender or an Affiliate of a Lender, such agreement shall no longer be a “Cash Management Agreement”.

“CDOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Canadian Dealer Offered Rate.
“Change in Control” means (a) the acquisition by any Person or group (within the meaning of Rule 13d-5 of the SEC under the Securities Exchange Act of 1934) of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of more than 35% of the outstanding shares of voting stock of the Company or (b) occupation of a majority of the seats (excluding vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated or approved by the board of directors of the Company nor (ii) appointed by directors so nominated or approved.
“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean any and all assets and rights and interests in or to property of the Company and each of the other Credit Parties in which a Lien is granted or purported to be granted pursuant to the Collateral Documents.
“Collateral Documents” means, collectively, the Security Agreements, Mortgages and the Subsidiary Guaranties and each other agreement or writing pursuant to which any Credit Party pledges or grants a security interest in any property or assets securing the Obligations, or guarantees the payment and/or performance of the Obligations, in each case, as ratified, amended, restated, supplemented or otherwise modified from time to time.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Company” has the meaning set forth in the introductory paragraph hereto.
“Compliance Certificate” has the meaning assigned to such term in Section 5.01(c).
“Computation Date” has the meaning assigned to such term in Section 1.05(b).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise of branch profits Taxes.

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period (a) plus, to the extent deducted in calculating Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, amortization and other non-cash charges (including but not limited to non-cash compensation expense recorded in accordance with ASC 718), (iv) losses on sales of fixed assets, (v) losses arising from the early extinguishment of Indebtedness, and (vi) extraordinary losses incurred other than in the ordinary course of business, (b) minus, to the extent included in Consolidated Net Income, (i) gains on sales of fixed assets, (ii) gains arising from the early extinguishment of Indebtedness, and (iii) extraordinary gains realized other than in the ordinary course of business, all calculated for the Company and its Subsidiaries on a consolidated basis without duplication and (c) minus, to the extent included in calculating Consolidated Net Income for such period, the non-cash portion (as to the Company or the applicable Subsidiary) of any income that is generated by a Joint Venture for such period. Notwithstanding the foregoing, with respect to any rolling four quarter period during which a Permitted Acquisition has occurred, for purposes of determining compliance with the Leverage Ratio or Fixed Charge Coverage Ratio, Consolidated EBITDA shall be calculated pro forma (without duplication) as if the acquired Person or business had been owned during the entire four quarter period, on the basis of (x) the historical financial statements of any Person or business so acquired, and (y) the assumption that the consolidated financial statements of the Company and its Subsidiaries have been reformulated as if such Permitted Acquisition, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of the relevant four quarter period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant Acquisition at the weighted average of the interest rates applicable to such Indebtedness) outstanding during such period.
“Consolidated Funded Indebtedness” means, for the Company and its Subsidiaries on a consolidated basis, the sum of the following (without duplication): (a) all Indebtedness for borrowed money, (b) all Indebtedness for the deferred purchase price of property or services, (c) all Indebtedness evidenced by a note, acceptance or other like instrument, (d) all Capital Lease Obligations, and (e) the aggregate undrawn and available amount of all outstanding letters of credit except those issued to insurance providers based on expected losses on worker’s compensation obligations. For the avoidance of doubt, Indebtedness in respect of Bonding Obligations shall not be considered Consolidated Funded Indebtedness for purposes of this Agreement.
“Consolidated Interest Expense” means, with reference to any applicable fiscal quarter or fiscal year period, the interest expense of the Company and its Subsidiaries calculated on a consolidated basis for such applicable period.
“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
“Credit Parties” means the Borrowers and the Subsidiary Guarantors.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, subject to Section 2.20, any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender, any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and indicates that such position is based on such Lender’s determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (iii) become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20) upon delivery of written notice of such determination to the Company, the Issuing Bank, the Swingline Lender and each Lender.
“Distribution” means and includes, in respect of any corporation, partnership, limited liability company, association or other business entity: (a) dividends or other distributions or payments on capital stock or other Equity Interests in such corporation, partnership, limited liability company, association or other business entity (except distributions in such stock or other Equity Interest); and (b) the redemption, repurchase, retirement or acquisition of such stock or other Equity Interests or of warrants, rights or other options to purchase such stock or other Equity Interests (except when solely in exchange for such stock or other Equity Interests), unless made contemporaneously from the net proceeds of a sale of such stock or other Equity Interests.

“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States or its territories or possessions, excluding (a) any such Subsidiary all or substantially all of the assets of which are Equity Interests (or Equity Interests and debt interests) in a Foreign Subsidiary (or Foreign Subsidiaries) and (b) any such Subsidiary that is owned by a Foreign Subsidiary.
“DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by each U.K. Borrower within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by the Lender in writing to the Company and the Administrative Agent.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the administration of any EEA Financial Institution.
“Effective Date” has the meaning set forth in the introductory paragraph hereto.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders in council, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or the management, presence, release or threatened release of any Hazardous Material.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“Equivalent Amount” means, on any date of determination, with respect to obligations or valuations denominated in one currency (the “first currency”), the amount of another currency (the “second currency”) which would result from the conversion of the relevant amount of the first currency into the second currency at the 12:00 noon rate quoted by Bloomberg on www.bloomberg.com/markets/currencies/fxc.html (Page BOFC or such other Page as may replace such Page for the purpose of displaying such exchange rates) on such date or, if such date is not a Business Day, on the Business Day immediately preceding such date of determination, or at such other rate as may have been agreed in writing between the Company and Administrative Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, failure by the Company or an ERISA Affiliate to make its “minimum required contributions” (within the meaning of Section 303 of ERISA) to a Plan, or the existence of a “funding shortfall” (within the meaning of Section 303 of ERISA) with respect to a Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or an ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or an ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Company or an ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or an ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “at-risk” (within the meaning of Section 303 of ERISA), in “endangered” or “critical” status (within the meaning of Section 305 of ERISA), or “insolvent” or in “reorganization” within the meaning of Title IV of ERISA; or (h) any other event, condition, course of action or inaction, or circumstance with respect to any employee benefit plan as defined in Section 3(3) or ERISA of which the Company or an ERISA Affiliate is an “employer” which has established or maintained such plan, or is otherwise the employer in relation to it as described and defined in Section 3(5) of ERISA, which materially reduces, limits, prevents or ceases compliance of such employee benefit plan with ERISA, the Code or other applicable laws and regulations.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, (a) the applicable Screen Rate as of 11:00 a.m. Frankfurt time on the Quotation Day or (b) if no Screen Rate is available for such Interest Period, the applicable Interpolated Rate as of such time on the Quotation Day or, if applicable pursuant to the terms of Section 2.14(a), the applicable Reference Bank Rate as of such time on the Quotation Day.
“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the EURIBO Rate.
“Euro/Sterling Borrower” means Matrix International Holding Company Limited, a private company formed under the laws of England and Wales.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Euros” and “€” means the single currency of the participating member states of the European Union.
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of such Credit Party’s Guarantee of, joint and several liability for, or grant of a Lien to secure, such Swap Obligation (or any Guarantee thereof or joint and several liability therefor) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee or joint and several liability of such Credit Party or the grant of such Lien becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee, joint and several liability or Lien is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal and United Kingdom withholding Taxes (excluding (x) the portion of United Kingdom withholding taxes with respect to which the applicable Lender is entitled to claim a reduction under an income tax treaty and (y) United Kingdom withholding Taxes on payments made by any Subsidiary Guarantor under any Guarantee) imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (g) and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning set forth in the recitals hereto.
“Existing Letters of Credit” means the letters of credit described on Exhibit B.
“Existing Security Agreements” means those certain Pledge and Security Agreements or similar agreements described on Exhibit C, as they may be ratified, amended or modified and in effect from time to time.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the FRBNY based on such day’s federal funds transactions by depository institutions, as determined in such manner as the FRBNY shall set forth on its public website from time to time, and published on the next succeeding Business Day by the FRBNY as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.
“Fixed Charge Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio determined as follows (with all calculations to be made for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis):
Numerator: Consolidated EBITDA for the previous four fiscal quarters ending on such day less all Capital Expenditures and Distributions (not including Distributions made pursuant to and in accordance with stock incentive plans, employee stock purchase plans or other benefit plans for management or employees of the Company and its Subsidiaries) by the Company during the same period.
Denominator: (i) net cash taxes paid for the previous four fiscal quarters ending on such day, (ii) PLUS scheduled current maturities of any Indebtedness for the next four fiscal quarters (excluding the maturity of the Revolving Loans on the Termination Date), (iii) PLUS Consolidated Interest Expense for the previous four fiscal quarters ending on such day (excluding amounts included in Consolidated Interest Expense for amortization of deferred financing fees).
“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, and (e) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Foreign Borrower” means each Borrower other than the Company.
“Foreign Currency” means (a) Canadian Dollars, (b) Euros, (c) Sterling and (d) Australian Dollars.
“Foreign Currency Exposure” means, at any time, the sum of the aggregate outstanding principal amount of Revolving Loans denominated in Foreign Currencies and the total LC Exposure of Letters of Credit denominated in Australian Dollars, Euros and Sterling, in each case, at such time.
“Foreign Currency Sublimit” means $75,000,000.
“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is located. For purposes of this definition, (i) the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction, (ii) Canada, and each province or territory therein, shall be deemed to constitute a single jurisdiction, and (iii) a Lender that has designated a Canadian lending office in respect of Loans made to a Canadian Borrower, or that is an Authorized Foreign Bank, shall be deemed to be organized under the laws of the jurisdiction in which the Canadian Borrower is located.

“Foreign Subsidiary” means any Subsidiary (other than the Foreign Borrowers) that is not incorporated or organized under the laws of the United States or its territories or possessions, or a Subsidiary that is incorporated under the laws of the United States or its territories or possessions but is not a Domestic Subsidiary as defined in this Agreement.
“FRBNY” means the Federal Reserve Bank of New York.
“FRBNY Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Banking Day, for the immediately preceding Banking Day); provided that if none of such rates are published for any day that is a Business Day, the term “FRBNY Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether provincial, territorial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, contaminants, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“HMRC DT Treaty Passport scheme” means the Board of H.M. Revenue and Customs Double Taxation Treaty Passport scheme.
“Immaterial Subsidiary” means any Subsidiary (other than a Borrower) (a) the total assets of which, determined as of the last day of any fiscal quarter, are less than or equal to 5% of the consolidated total assets of the Company and its Subsidiaries as at such date, and (b) for which the consolidated revenue attributable to such Subsidiary and its Subsidiaries for the three months ending on the last day of any fiscal quarter is less than or equal to 5% of the consolidated revenue of the Company and its Subsidiaries for the same period.

“Impacted Lender” means Bank of America, N.A.
“Increasing Lender” means a Lender that agrees to increase its Revolving Commitment in accordance with the provisions of Section 2.04 or a new bank or financial institution that becomes party to this Agreement pursuant to the provisions of Section 2.04.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (excluding current accounts payable incurred in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (including, without limitation, all payment obligations under earn-out or similar agreements (but only once non-contingent and determinable)), except for current accounts payable incurred in the ordinary course of business, (f) all indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Interest Election Request” means a request by the Company to convert or continue a Revolving Borrowing in accordance with Section 2.08.
“Interest Payment Date” means (a) with respect to any Canadian Prime Rate Loan or any ABR Loan (in each case, other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any CDOR Loan, Eurocurrency Loan or EURIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a CDOR Borrowing, Eurocurrency Borrowing or EURIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the last day of the month that such Loan is required to be repaid.

“Interest Period” means, with respect to any CDOR Borrowing, Eurocurrency Borrowing or EURIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Company may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Revolving Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the applicable Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which the applicable Screen Rate is available for the applicable currency) that is shorter than the relevant Interest Period; and (b) the applicable Screen Rate for the shortest period (for which the applicable Screen Rate is available for the applicable currency) that exceeds the relevant Interest Period, in each case, at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Issuing Bank” means JPMorgan Chase, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i) and JPMorgan Chase, in its capacity as the issuer of the Existing Letters of Credit. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“ITA” means the Income Tax Act (Canada), as amended from time to time (or any successor statute).
“Joint Venture” means a Person (other than a Subsidiary, natural person or Governmental Authority) that is (a) formed to be or represents a joint venture between the Company or one of its Subsidiaries and other Person(s) (regardless of the type of entity used), and (b) formed for the purpose of bidding for, undertaking or handling specific projects or for the purpose of acquiring Equity Interests of any other Person.
“JPMorgan Chase” means JPMorgan Chase Bank, N.A. (including its branches and Affiliates).
“Judgment Currency” has the meaning assigned to such term in Section 9.17(a).
“Judgment Currency Conversion Date” has the meaning assigned to such term in Section 9.17(a).
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Swap Agreement” means any Swap Agreement between the Company or any Subsidiary and any Lender or any Affiliate of a Lender that is entered in to while such Person is a Lender or an Affiliate of a Lender even if such Person ceases to be a Lender or an Affiliate of a Lender after entering into such Swap Agreement.
“Lenders” means the Persons listed on Schedule 2.01 as Lenders and any other Person that shall have become a party hereto as a Lender pursuant to Section 2.04 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Letter of Credit Sublimit” means $200,000,000.
“Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of: (a) Consolidated Funded Indebtedness as of such day to (b) Consolidated EBITDA for the four fiscal quarters ending as of the last day of such fiscal quarter.
“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any applicable currency and for any Interest Period, (a) the applicable Screen Rate as of (i) in the case of Australian Dollars, 10:30 a.m., Melbourne time, on the Quotation Day or (ii) in all other cases, approximately 11:00 a.m., London time, on the Quotation Day, or (b) if no Screen Rate is available for such currency or for such Interest Period, the applicable Interpolated Rate as of such time on the Quotation Day or, if applicable pursuant to the terms of Section 2.14(a), the applicable Reference Bank Rate as of such time on the Quotation Day.
“LIBO Screen Rate” means the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period as displayed on page LIBOR01 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, all Notes issued pursuant to Section 2.10(e), all letter of credit applications, all Collateral Documents, and all other mortgages, security agreements and other collateral or security documents, guaranty agreements and instruments from time to time made, issued or executed by any Person in connection with this Agreement.
“Loans” means the loans made by the Lenders pursuant to or as described in this Agreement.
“Local Time” means (a) with respect to a Loan or Borrowing denominated in U.S. Dollars, New York City time, (b) with respect to a Loan or Borrowing denominated in Canadian Dollars, Toronto time and (c) with respect to a Loan or Borrowing denominated in any other Foreign Currency, London time.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or condition, financial or otherwise, of the Company and the Subsidiaries taken as a whole, (b) the ability of the Borrowers to perform any of their obligations under this Agreement or any of the other Loan Documents, or (c) the rights of or benefits available to the Lenders under this Agreement or any of the other Loan Documents.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), and obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $10,000,000 (or the equivalent amount in any foreign currency). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgaged Properties” means (a) those tracts and parcels of real property and all improvements thereon and appurtenances thereto described in the Perfection Certificate owned in fee by the applicable Credit Party (as opposed to a leasehold interest) and (b) that tract or parcel of real property located at the Port of Catoosa in which one or more of the Credit Party(s) has a leasehold interest.
“Mortgages” means all fee or leasehold mortgages or deeds of trust, as applicable, necessary to create a first and prior lien in favor of the Administrative Agent with respect to the fee or leasehold interest of the Company or its applicable Subsidiary in the Mortgaged Properties, including but not limited to those unreleased mortgages and deeds of trust described on Exhibit D, in each case, as ratified, amended, restated, supplemented or otherwise modified from time to time.
“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.
“Note” means a promissory note delivered to a Lender as contemplated by Section 2.10(e).
“Obligation Currency” has the meaning assigned to such term in Section 9.17(a).
“Obligations” means, without duplication, any and all obligations, contingent or otherwise, now existing or hereafter arising, howsoever created, of the Company and the Subsidiaries to any of the Lenders, the Administrative Agent, the Issuing Bank or any of their respective Affiliates, or any indemnified party, arising under or in connection with (a) the Loan Documents, including without limitation unpaid principal of and accrued and unpaid interest (including post-petition interest) on the Loans and all reimbursement obligations in respect of LC Disbursements, (b) Lender Swap Agreements, (c) Cash Management Agreements and (d) all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Company and the Subsidiaries to the Lenders or to any Lender, the Administrative Agent, the Issuing Bank or any indemnified party under any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).
“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the FRBNY as set forth on its public website from time to time, and published on the next succeeding Business Day by the FRBNY as an overnight bank funding rate (from and after such date as the FRBNY shall commence to publish such composite rate).
“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may reasonably determine) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Loan or LC Disbursement, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.
“Participant” has the meaning set forth in Section 9.04.
“Participant Register” has the meaning set forth in Section 9.04.
“Patriot Act” has the meaning set forth in Section 9.16.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Perfection Certificate” means a perfection certificate, in form and substance satisfactory to the Administrative Agent, executed by an Authorized Officer of the Company, certifying as to existence, description, location, and other matters regarding, the Collateral.
“Permitted Acquisition” means an Acquisition as to which all the requirements of Section 6.04(i) have either been met or waived in accordance with the provisions of this Agreement.

“Permitted Encumbrances” means:
(a)Liens for taxes, assessments or governmental charges or levies on its property if the same either (i) shall not at the time be delinquent, (ii) thereafter can be paid without penalty, or (iii) are being contested in good faith by appropriate proceedings with adequate reserves having been set aside on the books of the Company and its Subsidiaries in accordance with Agreement Accounting Principles;

(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested by appropriate proceedings with adequate reserves having been set aside on the books of the Company and its Subsidiaries in accordance with Agreement Accounting Principles;

(c)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, old age pensions, and other social security or retirement benefit laws or regulations;

(d)Liens or other interests of customers or vendors under title retention agreements or similar agreements whereby the Company or a Subsidiary obtains possession (but not ownership) of materials or goods provided to the Company or such Subsidiary by or for the account of a customer of the Company or such Subsidiary for the purpose of fabrication, assembly or manufacturing, provided that such interests attach only to such materials or goods;

(e)judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(f)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g)Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary terms and conditions encumbering deposits or other funds maintained with such institution including bankers’ liens, rights of set-off or similar rights and remedies; and

(h)deposits and Liens to secure Bonding Obligations permitted under Section 6.01(i) with respect to which no Event of Default under Section 7.01(r) has occurred and is continuing;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (h) above.
“Permitted Investments” means
(a)money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000; and

(b)investments permitted by the Company’s Investment Policy as in effect as of the Effective Date, a copy of which is attached hereto as Exhibit E, as the same may be amended, restated, supplemented or otherwise modified from time to time with the consent of the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (other than a Multiemployer Plan) subject to the provisions of Section 302 or Title IV of ERISA or Section 412 of the Code, and which the Company or any ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to or with respect to which any of the foregoing Persons has or could reasonably be expected to have any obligation or liability (whether actual, contingent or otherwise).
“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created under any of the Loan Documents on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee, joint and several liability, and/or Lien becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Quotation Day” means (a) with respect to any currency (other than Sterling, Australian Dollars and Canadian Dollars), for any Interest Period, two Business Days prior to the first day of such Interest Period and (b) with respect to Sterling, Australian Dollars and Canadian Dollars for any Interest Period, the first day of such Interest Period, in each case, unless market practice differs in the relevant interbank market for any currency, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice in the relevant interbank market (and if quotations would normally be given by leading banks in the relevant market on more than one day, the Quotation Day will be the last of those days).
“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) for Loans in the applicable currency and the applicable Interest Period (a) in relation to the Canadian Dealer Offered Rate, as the rate at which the relevant Reference Bank is willing to extend credit by the purchase of bankers acceptances in Canadian Dollars which have been accepted by banks which are for the time being customarily regarded as being of appropriate credit standing for such purpose with a term to maturity comparable to the applicable Interest Period, (b) in relation to Eurocurrency Loans, as the rate quoted by the relevant Reference Bank to leading banks in the London interbank market for the offering of deposits in the applicable currency and for a period comparable to the applicable Interest Period and (c) in relation to EURIBOR Loans, as the rate quoted by the relevant Reference Bank to leading banks in the Banking Federation of the European Union for the offering of deposits in Euros and for a period comparable to the applicable Interest Period.
“Reference Banks” means such banks as may be appointed by the Administrative Agent in consultation with the Company. No Lender shall be obligated to be a Reference Bank without its consent.
“Register” has the meaning set forth in Section 9.04.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Required Lenders” means, at any time, the Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than fifty percent (50%) of the sum of the total Revolving Credit Exposures and unused Revolving Commitments at such time.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.
“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) increased from time to time pursuant to Section 2.04, (b) reduced from time to time pursuant to Section 2.09 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. As of the Effective Date, the aggregate amount of the Lenders’ Revolving Commitments is $300,000,000.
“Revolving Commitment Increase” has the meaning assigned to such term in Section 2.04(a).
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
“Revolving Loan” means a Loan made pursuant to Section 2.01 of this Agreement.
“S&P” means S&P Global Ratings.

“Sanctioned Country” means, at any time, a country, region or territory which is itself, or whose government is, the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, Her Majesty’s Treasury of the United Kingdom or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“Screen Rate” means (a) in respect of the LIBO Rate for any currency and for any Interest Period, (i) in the case of U.S. Dollars, the LIBO Screen Rate, (ii) in the case of Australian Dollars, the average bid rate on Reuters Screen BBSY Page for bills of exchange having a tenor equal to (or approximating as closely as possible the length of) such Interest Period, and (iii) in the case of any other Foreign Currency, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) appearing on Reuters Screen LIBOR02 Page for such currency for such Interest Period (or, in each such case under this clause (a), on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion), (b) in respect of the EURIBO Rate for any Interest Period, the percentage per annum determined by the Banking Federation of the European Union for such Interest Period as displayed on the applicable page of the Reuters screen (or on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Applicable Agent from time to time in its reasonable discretion), and (c) in respect of the Canadian Dealer Offered Rate, the average rate for bankers acceptances with a tenor equal in length to such Interest Period as displayed on CDOR page of the Reuters screen (or on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Applicable Agent from time to time in its reasonable discretion); provided, that if any Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“SEC” means the Securities and Exchange Commission of the United States of America.
“Security Agreement” means each Existing Security Agreement and any other security agreement in a form acceptable to the Administrative Agent that is executed by the Company or any other Credit Party in connection with this Agreement, in each case, as ratified, amended, restated, supplemented or otherwise modified from time to time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling” or “£” means the lawful currency of the United Kingdom.
“Subsidiary” means, with respect to the Company, at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the Company in the Company’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the Company or one or more subsidiaries of the Company or by the Company and one or more subsidiaries of the Company. Notwithstanding the foregoing, neither Matrix Service, Inc., Panama (formed in Panama) nor San Luis Tank S.A. de C.V. (formed in Mexico) shall be considered a Subsidiary as long as it is dormant, has no assets, conducts no operations and the Company has no plan or intention to utilize it for any purpose.
“Subsidiary Guarantor” means each Material Subsidiary and each other Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 5.09.
“Subsidiary Guaranty” means a Subsidiary Guaranty by each Subsidiary Guarantor, substantially in the form of Exhibit F-1 hereto (for Domestic Subsidiaries) or Exhibit F-2 hereto (for Foreign Subsidiaries), and each supplement thereto.
“Surety” means any surety party to any contractual arrangements entered into by the Company or any Subsidiary with respect to any bid, performance, surety, notary, wage and welfare, license, registration, permit, lien, warranty, pay-on-demand or payment bonds, contracts or like undertakings.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.
“Swap Obligations” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swingline Borrowers” means the Company and the Canadian Borrowers.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time related to Swingline Loans other than any Swingline Loans made by such Lender in its capacity as the Swingline Lender and (b) if such Lender shall be the Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time (to the extent that the other Lenders shall not have funded their participations in Swingline Loans).
“Swingline Lender” means JPMorgan Chase, in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.05.
“TARGET Day” means any day on which the Trans-European Automatic Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euros.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means the fifth anniversary of the Effective Date, or any earlier date on which the Revolving Commitments are reduced to zero or all Revolving Commitments are otherwise terminated pursuant to the terms hereof, and if any such day is not a Business Day, then the next Business Day.
“Transactions” means the execution, delivery and performance by the Credit Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder and the granting and perfection of Liens to secure repayment of the Obligations.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, the Canadian Dealer Offered Rate, the Canadian Prime Rate or the EURIBO Rate.
“U.K.” or “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.
“U.K. Borrower” means any Borrower (a) that is organized or formed under the laws of the United Kingdom or (b) payments from which under this Agreement or any other Loan Document are subject to withholding Taxes imposed by the laws of the United Kingdom.
“Unused Fee” has the meaning assigned to such term in Section 2.12.
“U.S. Dollars” or “$” refers to lawful money of the United States of America.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Credit Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties and all assets and properties of a mixed tangible and intangible nature, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the International Financial Reporting Standards or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change or in the application thereof, then such provision shall be interpreted on the basis of GAAP or International Financial Reporting Standards, as applicable, as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05 Currency Matters; Determination of U.S. Dollar Amounts.

(a)Currency Matters. Principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Loan Documents to the Administrative Agent and the Lenders shall be payable in the currency in which such Obligations are denominated. Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement shall be made in U.S. Dollars. For the purpose of such calculations, comparisons, measurements or determinations, amounts or proceeds denominated in other currencies shall be converted to the Equivalent Amount of U.S. Dollars on the date of calculation, comparison, measurement or determination. Unless expressly provided otherwise, where a reference is made to a dollar amount, the amount is to be considered as the amount in U.S. Dollars and, therefore, each other currency shall be converted into the Equivalent Amount thereof in U.S. Dollars.

(b)Determination of Equivalent Amounts. The Administrative Agent will determine the Equivalent Amount in U.S. Dollars of:

(i)each Borrowing denominated in a Foreign Currency as of the date two (2) Business Days prior to the date of such Borrowing (or, in the case of a Canadian Prime Rate Borrowing, as of the date of receipt of the request for such Loan) or, if applicable, the date of conversion/continuation of any such Borrowing;

(ii)the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit; and

(iii)all outstanding Revolving Credit Exposure on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Equivalent Amounts as described in the preceding clauses (i), (ii) and (iii) is herein described as a “Computation Date” with respect to each Borrowing, Letter of Credit or LC Exposure for which an Equivalent Amount is determined on or as of such day.
ARTICLE II
The Credits

SECTION 2.01 Loans and Revolving Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make (a) Revolving Loans in Canadian Dollars to the Canadian Borrowers, (b) Revolving Loans in U.S. Dollars and Foreign Currencies to the Company, (c) Revolving Loans in Australian Dollars to the Australian Borrower and (d) Revolving Loans in Euros or Sterling to the Euro/Sterling Borrower, in each case, from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, (ii) the total Revolving Credit Exposure exceeding the aggregate Revolving Commitments or (iii) the Foreign Currency Exposure exceeding the Foreign Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth in this Agreement, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02 Loans and Borrowings.

(a)Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their Applicable Percentages. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required.

(b)Subject to Section 2.14, (i) each Revolving Borrowing denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Rate Loans or CDOR Loans as the Company may request in accordance herewith, (ii) each Revolving Borrowing denominated in U.S. Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Company may request in accordance herewith, (iii) each Revolving Loan denominated in Euros shall be comprised entirely of EURIBOR Loans and (iv) each Revolving Loan denominated in a Foreign Currency (other than Euros and Canadian Dollars) shall be comprised entirely of Eurocurrency Loans. Each Swingline Loan denominated in Canadian Dollars shall be a Canadian Prime Rate Loan and each Swingline Loan denominated in U.S. Dollars shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan, EURIBOR Loan or CDOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)At the commencement of each Interest Period for any CDOR Borrowing, Eurocurrency Borrowing or EURIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000, and at the time that each Canadian Prime Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of Cdn$100,000 and not less than Cdn$100,000; provided that an ABR Revolving Borrowing or Canadian Prime Rate Revolving Borrowing may be in an aggregate amount that is equal to (i) the entire unused balance of the aggregate Revolving Commitments, (ii) that which is required to repay a Swingline Loan or (iii) that which is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount not less than $100,000 or Cdn$100,000, as applicable. Borrowings of more than one Type and Class may be outstanding at the same time.

(d)Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request or to elect to convert or continue any Revolving Borrowing if the Interest Period requested with respect thereto would end after the Termination Date.

SECTION 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Company shall notify the Administrative Agent of such request by telephone in the case of a Borrowing in U.S. Dollars and in writing in the case of a Borrowing in a Foreign Currency (a) in the case of a CDOR Borrowing or Eurocurrency Borrowing denominated in U.S. Dollars, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency or a EURIBOR Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing, or (c) in the case of a Canadian Prime Rate Borrowing or an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of a Canadian Prime Rate Borrowing or an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by

Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Company. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)the name of the Borrower that will receive the requested Borrowing;

(ii)the currency and the aggregate amount of the requested Borrowing;

(iii)the date of such Borrowing, which shall be a Business Day;

(iv)whether such Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a CDOR Borrowing, a Eurocurrency Borrowing or a EURIBOR Borrowing, as applicable;

(v)in the case of a CDOR Borrowing, a Eurocurrency Borrowing or a EURIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be (A) in the case of a Borrowing denominated in U.S. Dollars, an ABR Borrowing, (B) in the case of a Borrowing denominated in Canadian Dollars, a Canadian Prime Rate Borrowing, (C) in the case of a Borrowing denominated in Euros, a EURIBOR Borrowing and (D) in the case of a Borrowing denominated in any other Foreign Currency, a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested CDOR Borrowing, Eurocurrency Borrowing or EURIBOR Borrowing, then the Company shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Borrowing.

SECTION 2.04 Increase in Revolving Commitments.

(a)Request for Increase. Provided there exists no Default, the Company may, at any time and from time to time, request, by notice to the Administrative Agent, the Administrative Agent’s approval of an increase of the aggregate Revolving Commitments (a “Revolving Commitment Increase”) within the limitations hereafter described, which request shall set forth the amount of each such requested Revolving Commitment Increase. The Administrative Agent shall notify all the Lenders of any such request and provide them the first right to participate in the same proportions that their respective Applicable Percentages bear to those of all the Lenders who elect to participate therein. Within twenty (20) days of such request, the Administrative Agent shall advise the Company of its approval or disapproval of such request; failure to so advise the Company shall constitute disapproval. If the Administrative Agent approves any such Revolving Commitment Increase, then the aggregate Revolving Commitments may be so increased (up to the amount of such approved Revolving Commitment Increase) by having one or more of the Lenders increase the amount of their then existing Revolving Commitments and, if the existing Lenders do not choose to participate to the extent necessary for the applicable Revolving Commitment Increase to be provided entirely by the existing Lenders, by having one or more new banks or financial institutions become the Lenders party to this

Agreement. Any Revolving Commitment Increase shall be subject to the following limitations and conditions: (i) any Revolving Commitment Increase shall not be less than $10,000,000 (and shall be in integral multiples of $10,000,000 if in excess thereof); (ii) no Revolving Commitment Increase shall increase the aggregate Revolving Commitments to an amount in excess of $400,000,000; (iii) the provisions of Section 9.04(b) shall apply in respect of any Increasing Lender that is not a Lender before the Revolving Commitment Increase, as if such Increasing Lender were an assignee of a Revolving Commitment, (iv) the Borrowers shall have executed and delivered to the Administrative Agent such Note or Notes as the applicable Increasing Lender requests to reflect such Revolving Commitment Increase (or, in the case of a new Lender, such Lender’s Revolving Commitment); (v) the Company shall have delivered a certificate executed by an Authorized Officer of the Company and dated the effective date of such Revolving Commitment Increase, to the effect that the conditions set forth in Section 4.02 shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such Revolving Commitment Increase and attaching resolutions of the Borrowers approving such Revolving Commitment Increase); (vi) the Subsidiary Guarantors shall have consented in writing to the Revolving Commitment Increase and shall have agreed in writing that their respective Subsidiary Guaranties continue in full force and effect; and (vii) the Company, the Subsidiary Guarantors and each Increasing Lender shall have executed and delivered such other instruments and documents as the Administrative Agent shall have reasonably requested in connection with such Revolving Commitment Increase, in the case of the documents required under clauses (iv) through (vii) above, in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall provide written notice to all of the Lenders hereunder of any Revolving Commitment Increase.

(b)Revolving Loans by Increasing Lenders. Upon the effective date of any increase in the aggregate Revolving Commitments pursuant to the provisions hereof, which effective date shall be mutually agreed upon by the Company, each Increasing Lender and the Administrative Agent, each Increasing Lender shall make a payment to the Administrative Agent in an amount sufficient, upon the application of such payments by all Increasing Lenders to the reduction of the outstanding Revolving Loans held by the Lenders, to cause the principal amount outstanding under the Revolving Loans made by each Lender (including, as applicable, any Increasing Lender) to be in the amount of its Applicable Percentage (upon the effective date of such increase). The Borrowers hereby irrevocably authorize each Increasing Lender to fund to the Administrative Agent the payment required to be made pursuant to the immediately preceding sentence for application to the reduction of the outstanding Revolving Loans held by the other the Lenders hereunder. If, as a result of the repayment of the Revolving Loans provided for in this Section 2.04(b), any payment of a Eurocurrency Borrowing, CDOR Borrowing or EURIBOR Borrowing occurs on a day which is not the last day of the applicable Interest Period, the Borrowers will pay to the Administrative Agent for the benefit of any of the Lenders holding such Borrowing any loss or cost incurred by such Lender resulting therefrom in accordance with Section 2.16. Upon the effective date of such increase in the aggregate Revolving Commitments, all Eurocurrency Loans denominated in U.S. Dollars outstanding hereunder (including any Revolving Loans made by the Increasing Lenders on such date) shall be ABR Loans, subject to the Company’s right to convert the same to Eurocurrency Loans on or after such date in accordance with the provisions of Section 2.08.

(c)Increasing Lenders’ Participation in Letters of Credit. Upon the effective date of any increase in the aggregate Revolving Commitments and the making of the Revolving Loans by the Increasing Lenders in accordance with the provisions of Section 2.04(b), each Increasing Lender shall also be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, from the Lenders party to this Agreement immediately prior to the effective date of such increase, an undivided interest and participation in any Letters of Credit then outstanding, ratably, such that each Lender (including each Increasing Lender) holds a participation interest in each such Letter of Credit in proportion equal to its Applicable Percentage upon the effective date of such increase in the aggregate Revolving Commitments.

(d)No Obligation to Increase Revolving Commitment. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment or agreement on the part of the Borrowers or the Administrative Agent to give or grant any Lender the right to increase its Revolving Commitment hereunder at any time or a commitment or agreement on the part of any Lender to increase its Revolving Commitment hereunder at any time, and no Revolving Commitment of a Lender shall be increased without its prior written approval, which it may grant or deny in its sole discretion.

SECTION 2.05 Swingline Loans.

(a)Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans denominated in Canadian Dollars to the Canadian Borrowers and Swingline Loans denominated in U.S. Dollars or Canadian Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $30,000,000 or (ii) the Swingline Lender’s Revolving Credit Exposure exceeding its Revolving Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Swingline Borrowers may borrow, prepay and reborrow Swingline Loans.

(b)To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan, as well as the name of the Swingline Borrower that will receive the Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan available to the applicable Swingline Borrower by means of a credit to the general deposit account of such Swingline Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 5:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Swingline Borrowers (or other party on behalf of any Swingline Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Swingline Borrowers of any default in the payment thereof.

SECTION 2.06 Letters of Credit.

(a)General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit for its own account or for the account of any Subsidiary, and denominated in U.S. Dollars or a Foreign Currency, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. For the avoidance of doubt, no Borrower other than the Company may request the issuance of Letters of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, whether such Letter of Credit is to be denominated in U.S. Dollars or one of the Foreign Currencies in which case such Foreign Currency shall be specified, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Company also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed the Letter of Credit Sublimit, (ii) the total Revolving Credit Exposures shall not exceed the aggregate Revolving Commitments and (iii) the Foreign Currency Exposure shall not exceed the Foreign Currency Sublimit.

(c)Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), and (ii) the date that is five (5) Business Days prior to the

Termination Date; provided, however, that (A) any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extent beyond the date referred to in clause (ii) above, except as hereinafter provided); (B) Letters of Credit may have tenors longer than one year, but in no event longer than three years, so long as the LC Exposure of all such Letters of Credit does not exceed $50,000,000 at any time; and (C) the expiration date of a Letter of Credit may be up to one year later than the date referred to in clause (ii) above if the Issuing Bank consents to the issuance of such Letter of Credit in its sole discretion, which consent may be subject to, among other things, the provision of cash collateral by the Company in respect of such Letter of Credit in a manner satisfactory to the Issuing Bank.

(d)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $500,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with a Canadian Prime Rate Borrowing, an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting Canadian Prime Rate Borrowing, ABR Revolving Borrowing or Swingline Loan. If the Company fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such the Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of a Canadian Prime Rate Loan, ABR Revolving Loan or Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

(f)Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Company’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburse such LC Disbursement, at the rate per annum then applicable to Canadian Prime Rate Revolving Loans (if the LC Disbursement is in Canadian Dollars) or ABR Revolving Loans (if the LC Disbursement is in U.S. Dollars); provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Lenders with LC Exposure representing greater than fifty percent (50%) of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any of the Borrowers described in clause (h) or (i) of Section 7.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Lenders with LC Exposure representing greater than fifty percent (50%) of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

(k)Existing Letters of Credit; Assumption of Existing Letter of Credit Denominated in Canadian Dollars. The Existing Letters of Credit shall be Letters of Credit hereunder for all purposes and shall be deemed to have been issued under this Agreement. Matrix North American Construction Ltd. hereby assigns to the Company, and the Company hereby assumes from Matrix North American Construction Ltd., effective as of the Effective Date, all of the obligations of Matrix North American Construction Ltd. under that certain

Existing Letter of Credit denominated in Canadian Dollars and described on Exhibit B. From and after the Effective Date, the Company shall be the obligor in respect of such Existing Letter of Credit.

(l)Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligation of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the business of such Subsidiaries.

SECTION 2.07 Funding of Borrowings.

(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the Company or the applicable Borrower, maintained with the Administrative Agent in Tulsa, Oklahoma or elsewhere and designated by the Company in the applicable Borrowing Request; provided that ABR Revolving Loans and Canadian Prime Rate Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08 Interest Elections.

(a)Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a CDOR Revolving Borrowing, Eurocurrency Revolving Borrowing or EURIBOR Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Company may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a CDOR Revolving Borrowing, Eurocurrency Revolving Borrowing or EURIBOR Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing; provided that a Borrowing in one currency may only be converted to another Type of Borrowing denominated in the same currency as the Borrowing to be so converted. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election by telephone in the case of a Borrowing in U.S. Dollars and in writing in the case of a Borrowing in a Foreign Currency, in each case, by the time that a Borrowing Request would be required under Section 2.03 if the Company were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company.

(c)Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions of a Borrowing, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)whether the resulting Borrowing, if in Canadian Dollars, is to be a Canadian Prime Rate Borrowing or a CDOR Borrowing, or, if in U.S. Dollars, is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)if the resulting Borrowing is a CDOR Borrowing, Eurocurrency Borrowing or EURIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a CDOR Borrowing, Eurocurrency Borrowing or EURIBOR Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each Borrowing affected by such Interest Election Request.

(e)If the Company fails to deliver a timely Interest Election Request with respect to a CDOR Borrowing, a Eurocurrency Borrowing or a EURIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (i) in the case of a Borrowing denominated in U.S. Dollars, be converted to an ABR Borrowing, (ii) in the case of a Borrowing denominated in Canadian Dollars, be converted to a Canadian Prime Rate Borrowing and (iii) in the case of a Borrowing denominated in any other Foreign Currency, automatically continue as a Eurocurrency Borrowing or EURIBOR Borrowing, as the case may be, with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing then (i) no outstanding Borrowing in U.S. Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing in U.S. Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (iii) no outstanding Borrowing in Canadian Dollars may be converted to or continued as a CDOR Borrowing and (iv) unless repaid, each CDOR Borrowing shall be converted to a Canadian Prime Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09 Termination and Reduction of Revolving Commitments.

(a)Unless previously terminated, the Revolving Commitments shall terminate on the Termination Date.

(b)The Company may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $5,000,000, and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11(a), (A) the aggregate Revolving Credit Exposures would exceed the aggregate Revolving Commitments or (B) the Foreign Currency Exposure would exceed the Foreign Currency Sublimit.

(c)The Company shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

SECTION 2.10 Repayment of Loans; Evidence of Debt.

(a)Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Borrower on the Termination Date. Each Swingline Borrower hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan of such Borrower on the earlier of the Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made to a Swingline Borrower, such Borrower shall repay all Swingline Loans of such Borrower then outstanding, which may be made by the Administrative Agent’s application of the proceeds of any such Borrowing to such outstanding Swingline Loans.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency, Class and Type thereof and the Interest Period applicable thereto,

(ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e)Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, Agent shall prepare and the Borrowers shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11 Prepayment of Loans.

(a)The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with this paragraph. The Company shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) of any prepayment by the Borrowers hereunder (i) in the case of prepayment of a CDOR Borrowing or Eurocurrency Borrowing denominated in U.S. Dollars, by telephone (confirmed by telecopy) not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency or a EURIBOR Borrowing, in writing not later than 11:00 a.m., Local Time, (3) Business Days before the date of payment, (iii) in the case of prepayment of a Canadian Prime Rate Borrowing or an ABR Borrowing, by telephone (confirmed by telecopy) not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iv) in the case of prepayment of a Swingline Loan, by telephone (confirmed by telecopy) not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(b)If at any time, (i) other than as a result of fluctuations in currency exchange rates, (A) the aggregate Revolving Credit Exposures (calculated in accordance with Section 1.05(b) as of the most recent Computation Date) exceed the aggregate Revolving Commitments, (B) the Foreign Currency Exposure (calculated in accordance with Section 1.05(b) as of the most recent Computation Date) exceeds the Foreign Currency Sublimit or (C) the aggregate LC Exposure (calculated in accordance with Section 1.05(b) as of the most recent Computation Date) exceeds the Letter of Credit Sublimit, or (ii) solely as a result of fluctuations in currency exchange rates, (A) the aggregate Revolving Credit Exposures (so calculated) exceed

105% of the aggregate Revolving Commitments, (B) the Foreign Currency Exposure (so calculated) exceeds 105% the Foreign Currency Sublimit or (C) the aggregate LC Exposure (so calculated) exceeds 105% of the Letter of Credit Sublimit, the Borrowers shall in each case immediately repay Borrowings or cash collateralize LC Exposure pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause (1) the aggregate Revolving Credit Exposures (so calculated) to be less than or equal to the aggregate Revolving Commitments, (2) the Foreign Currency Exposure (so calculated) to be less than or equal to the Foreign Currency Sublimit and (3) the aggregate LC Exposure (so calculated) to be less than or equal to the Letter of Credit Sublimit, as applicable.

SECTION 2.12 Fees; Cost of Audits.

(a)The Borrowers agree to pay to the Administrative Agent for the account of each Lender an unused fee (the “Unused Fee”), which shall accrue at the Applicable Margin for Unused Fees described in the definition of “Applicable Margin” on the daily unutilized amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates. Accrued Unused Fees shall be payable in arrears on the first day of each fiscal quarter (currently January 1, April 1, July 1, and October 1 of each year) and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date; provided that any Unused Fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All Unused Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of calculating the unutilized Revolving Commitment of each Lender, Swingline Loans made by or deemed made by such Lender shall not count as utilization.

(b)The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Eurocurrency Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee of 0.125% per annum of the face of amount of each Letter of Credit, as well as the Issuing Bank’s standard fees with respect to the issuance, documentation, processing, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of Unused Fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

(e)The Company shall pay the cost of all audits, inspections, valuations and/or field examinations conducted pursuant to Section 5.06; provided that if no Event of Default shall be continuing, the Company shall not be required to pay for (i) any such audit, inspection, valuation and/or field examination conducted prior to the date one (1) year after the Effective Date or (ii) more than two (2) such audits, inspections, valuations and/or field examinations per calendar year.

SECTION 2.13 Interest.

(a)The Loans comprising each ABR Borrowing (including each Swingline Loan denominated in U.S. Dollars) shall bear interest at the Alternate Base Rate plus the Applicable Margin. The Loans comprising each Canadian Prime Rate Borrowing (including each Swingline Loan denominated in Canadian Dollars) shall bear interest at the Canadian Prime Rate plus the Applicable Margin.

(b)The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)The Loans comprising each CDOR Borrowing shall bear interest at the Canadian Dealer Offered Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(d)The Loans comprising each EURIBOR Borrowing shall bear interest at the EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(e)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) in the case of overdue interest on any Eurocurrency Loan denominated in Foreign Currencies, any CDOR Loan or any EURIBOR Loan, 2% plus the rate applicable to such Loan as provided in paragraph (b), (c) or (d) of this Section, as applicable, (iii) in the case of any other amount (other than any amount denominated in Canadian Dollars), 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section, or (iv) in the case of any other amount denominated in Canadian Dollars, 2% plus the rate applicable to Canadian Prime Rate Loans as provided in paragraph (a) of this Section.

(f)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Canadian Prime Rate Revolving Loan or an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any CDOR Loan, Eurocurrency Loan or EURIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g)All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling and Canadian Dollars and (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, in each case, shall be computed on the basis of a year of 365 days (or, except in the case of Borrowings denominated in Sterling, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate,

Adjusted LIBO Rate, Canadian Prime Rate, Canadian Dealer Offered Rate, Eurocurrency Rate, EURIBOR Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(h)For purposes of the Interest Act (Canada), where in this Agreement or any other Loan Document a rate of interest is to be calculated on the basis of a year of 360, 365 or 366 days, the yearly rate of interest to which the rate is equivalent is the rate multiplied by the number of days in the year for which the calculation is made and divided by 360, 365 or 366, as applicable.

(i)If any provision of this Agreement or of any of the other Loan Documents would obligate any Credit Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (A) firstly, by reducing the amount or rate of interest required to be paid to the Lenders under this Section 2.13, and (B) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Credit Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Borrowers. Any amount or rate of interest referred to in this paragraph (i) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the earliest possible date to the Termination Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

SECTION 2.14 Market Disruption; Alternate Rate of Interest.

(a)If, at the time the Administrative Agent shall seek to determine the relevant Screen Rate on the Quotation Day for any Interest Period, the applicable Screen Rate shall not be available for such Interest Period and/or for the applicable currency for any reason and the Administrative Agent shall determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the LIBO Rate, EURIBO Rate or CDOR Rate, as the case may be, for such Interest Period for the relevant Borrowing shall be the Reference Bank Rate; provided that if the Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if less than two Reference Banks shall supply a rate to the Administrative Agent for purposes of determining such rate for such Borrowing, (i) if such Borrowing shall be requested in U.S. Dollars, then such Borrowing shall be made as an ABR Borrowing, (ii) if such Borrowing shall be requested in Canadian Dollars, then such Borrowing shall be made as a Canadian Prime Rate Borrowing and (iii) if such Borrowing shall be requested in any other currency, the request for such Borrowing shall be ineffective.

(b)If prior to the commencement of any Interest Period for a CDOR Borrowing, a Eurocurrency Borrowing or a EURIBOR Borrowing:

(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate, the Canadian Dealer Offered Rate or the EURIBO Rate, as applicable, for such Interest Period (including, for the avoidance of doubt, pursuant to Section 2.14(a)); or

(ii)the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, the LIBO Rate, the Canadian Dealer Offered Rate or the EURIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Required Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (A) no outstanding Borrowing of U.S. Dollars or Canadian Dollars shall be converted to or continued as a Eurocurrency Borrowing or CDOR Borrowing, as applicable, and any Interest Election Request requesting such conversion or continuation shall be ineffective, (B) no outstanding Eurocurrency Borrowing in any Foreign Currency or EURIBOR Borrowing shall be continued and any Interest Election Request requesting such continuation shall be ineffective, (C) if any Borrowing Request requests a Eurocurrency Borrowing in U.S. Dollars, such Borrowing shall be made as an ABR Borrowing, (D) if any Borrowing Request requests a CDOR Borrowing, such Borrowing shall be made as a Canadian Prime Rate Borrowing and (E) if any Borrowing Request requests a Eurocurrency Borrowing in a Foreign Currency or a EURIBOR Borrowing, such request shall be ineffective; provided that if the circumstances giving rise to such notice affect less than all Types of Borrowings, then the other Types of Borrowings shall be permitted.
SECTION 2.15 Increased Costs.

(a)If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii)impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan, CDOR Loan or EURIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan denominated in U.S. Dollars or CDOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan, CDOR Loan or EURIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan, CDOR Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, the Canadian Dealer Offered Rate or the EURIBOR Rate, as applicable, plus the Applicable Margin that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London or European interbank market, or for Canadian Dollar deposits of a comparable amount and period to such CDOR Loan from other banks in the Canadian bankers’ acceptance market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17 Taxes.

(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by the Borrowers. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.17, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)Indemnification by the Borrowers. The Borrowers shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)Status of the Lenders.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, if any Borrower is a U.S. Person,

(i)any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or before the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(ii)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or before the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(A)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)executed originals of IRS Form W-8ECI;

(C)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form); or

(D)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(iii)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or before the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv)if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(g)Additional United Kingdom Withholding Tax Matters.

(i)Subject to (ii) below, each Lender and each U.K. Borrower that makes a payment to such Lender shall cooperate in completing in a timely manner any procedural formalities necessary for such U.K. Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(ii)(A) A Lender on the Effective Date that (1) holds a passport under the HMRC DT Treaty Passport scheme and (2) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each U.K. Borrower and the Administrative Agent; and

(B)a Lender that becomes a Lender hereunder after the Effective Date that (1) holds a passport under the HMRC DT Treaty Passport scheme and (2) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each U.K. Borrower and the Administrative Agent, and

(C)upon satisfying either clause (A) or (B) above, such Lender shall have satisfied its obligation under paragraph (g)(i) above.

(iii)If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above, the U.K. Borrower(s) shall make a DTTP Filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that, if:

(A)each U.K. Borrower making a payment to such Lender has not made a DTTP Filing in respect of such Lender; or

(B)each U.K. Borrower making a payment to such Lender has made a DTTP Filing in respect of such Lender but:

(1)such DTTP Filing has been rejected by HM Revenue & Customs; or

(2)HM Revenue & Customs has not given such U.K. Borrower authority to make payments to such Lender without a deduction for tax within 60 days of the date of such DTTP Filing;

and in each case, such U.K. Borrower has notified that Lender in writing of either (1) or (2) above, then such Lender and such U.K. Borrower shall cooperate in completing in a timely manner any additional procedural formalities necessary for such U.K. Borrower to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.

(iv)If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no U.K. Borrower shall make a DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Revolving Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(v)Each U.K. Borrower shall, promptly on making a DTTP Filing, deliver a copy of such DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(vi)Each Lender shall notify promptly the Company and Administrative Agent if it determines in its sole discretion that it is ceases to be entitled to claim the benefits of an income tax treaty to which the United Kingdom is a party with respect to payments made by any U.K. Borrower hereunder.

(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)Defined Terms. For purposes of this Section 2.17, the term “Lender” includes the Issuing Bank and the term “applicable law” includes FATCA.

(k)Grandfathered Obligation Status. For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)The Borrowers shall make each payment required to be made by the Borrowers hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under

Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the account as the Administrative Agent shall from time to time specify in a notice delivered to the Company, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in the currency in which the applicable Obligations are denominated, and, if not otherwise specified, in U.S. Dollars.

(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other the Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d)Unless the Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in Foreign Currencies).

(e)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)Notwithstanding the foregoing Section 2.18 or anything else to the contrary in this Agreement, amounts received from any Credit Party that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation of such Credit Party.

SECTION 2.19 Mitigation Obligations; Replacement of the Lenders.

(a)If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If any Lender requests compensation under Section 2.15, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)Unused Fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)the Revolving Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all the Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all the Lenders or each affected Lender which affects such Defaulting Lender differently than other affected the Lenders shall require the consent of such Defaulting Lender;

(c)if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (A) such reallocation does not cause (1) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures to exceed the total of all non-Defaulting Lenders’ Revolving Commitments or (2) any non-Defaulting Revolving Credit Exposure to exceed such non-Defaulting Lender’s Revolving Commitment and (B) the conditions set forth in Section 4.02 are satisfied at such time; provided that, subject to Section 9.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j);

(iii)if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and (b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages;

(v)if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all Unused Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and Letter of Credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and

(d)so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and Defaulting Lenders shall not participate therein); and

(e)any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.01 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, to be held as cash collateral for such Defaulting Lender’s LC Exposure other than any portion of such LC Exposure that has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swingline Loan; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Disbursements and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Commitments hereunder without giving effect to (c)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20(e) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(f)In the event that the Administrative Agent, the Company, the Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other the Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21 Illegality. If, in any applicable jurisdiction, the Administrative Agent, the Issuing Bank or any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, the Issuing Bank or any Lender to (a) perform any of its obligations hereunder or under any other Loan Document, (b) to fund or maintain its participation in any Loan or (c) issue, make, maintain, fund or charge interest or fees with respect to any Loan or Letter of Credit to any Foreign Borrower, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Company, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Loan or Letter of Credit shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Company shall, or shall cause the applicable Foreign Borrower to, (i) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Company or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable law), (ii) to the extent applicable to the Issuing Bank, cash collateralize that portion of the LC Exposure comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise cash collateralized and (iii) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

SECTION 2.22 Borrower Representative. The Company is hereby appointed by each Foreign Borrower as its contractual representative hereunder and under each other Loan Document, and each of the Foreign Borrowers irrevocably authorizes the Company to act as the contractual representative of such Foreign Borrower in regard to this Agreement and the other Loan Documents.

ARTICLE III
Representations and Warranties
The Borrowers represent and warrant to the Administrative Agent and Lenders that:
SECTION 3.01 Organization; Powers. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions are within each Credit Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement and the other Loan Documents have been duly executed and delivered by each Credit Party that is a party thereto and constitute the legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for the filing of a description of the entry into a material definitive agreement on either a Current Report on

Form 8-K or Quarterly Report on Form 10-Q with the SEC and except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries other than those Liens which are created or imposed hereunder or pursuant to the Collateral Documents.

SECTION 3.04 Financial Condition; No Material Adverse Change; Absence of Default.

(a)The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended June 30, 2016, reported on by Deloitte & Touche LLP, independent registered public accountants and (ii) as of and for the fiscal quarter ended September 30, 2016 on an unaudited basis. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)Since June 30, 2016, there has been no adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, that could reasonably be expected to have a Material Adverse Effect.

(c)No Default has occurred and is continuing.

SECTION 3.05 Properties.

(a)Each of the Company and the other Credit Parties has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)Each of the Company and the other Credit Parties owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and the other Credit Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters.

(a)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b)In the ordinary course of its business the officers of the Company consider the effect of Environmental Laws on the business of the Company and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities to which the Company or its Subsidiaries may be subject due to Environmental Laws. On the basis of this consideration, except with respect to matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability. Neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal, state, provincial or territorial investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07 Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with Agreement Accounting Principles and as to which no Lien exists or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any Taxes or other governmental charges are adequate. Each of the Company and its Subsidiaries has withheld all employee withholdings and has made all employer contributions to be withheld and made by it pursuant to applicable law on account of employment insurance and employee income taxes.

SECTION 3.10 ERISA; Canadian Pension and Benefit Plans.

(a)No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect and neither the Company nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any Withdrawal Liability to Multiemployer Plans in excess of $1,000,000 in the aggregate.

(b)None of the Company or any of its Subsidiaries has any Canadian Pension Plan.

(c)Except where the failure to perform any obligation or make any withholding, collection or payment, as applicable, could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect: (i) all obligations of the Company and its Subsidiaries (including fiduciary, funding, investment, administration and reporting obligations) required to be performed by them in connection with the Canadian Benefit Plans and the funding agreements therefor have been performed (ii) all contributions or premiums required to be made or paid by the Company and its Subsidiaries to the Canadian Benefit Plans have been made or paid in a timely fashion in accordance with the terms of such plans and all applicable laws, and (iii) all employee contributions to the Canadian Benefit Plans by way of authorized payroll deduction or otherwise have been properly withheld or collected by the Company and its Subsidiaries and have been fully paid into those plans in compliance with the plans and applicable laws. There have been no improper withdrawals or applications of the assets of the Canadian Benefit Plans, except where any such withdrawals or applications could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There is no proceeding, action, suit or claim (other than routine claims for benefits) pending or threatened involving the Canadian Benefit Plans, and no facts exist which could reasonably be expected to give rise to that type of proceeding, action, suit or claim, except where the outcome thereof could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. No promises of benefit improvements under the Canadian Benefit Plans the Company or any of its Subsidiaries have been made except where improvement could not have a Material Adverse Effect.

SECTION 3.11 Plan Assets; Prohibited Transactions; ERISA. Except as to salary deferrals before they are put into trust, no Borrower is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any “plan” (within the meaning of Section 4975 of the Code). Neither the execution of this Agreement nor the extending of Loans or issuance of Letters of Credit hereunder gives rise to a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code or results in or causes an ERISA Event.

SECTION 3.12 Disclosure. The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The reports, financial statements, certificates and other information furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.13 Subsidiaries. Schedule 3.13 contains an accurate list of and other information regarding all Subsidiaries of the Company as of the Effective Date, setting forth (a) their respective jurisdictions of organization, (b) the percentage of their respective Equity Interests owned by the Company and/or other Subsidiaries and (c) whether the Subsidiaries are required to be Subsidiary Guarantors pursuant to Section 5.09. Deliberately omitted from Schedule 3.13 are Matrix Service, Inc., Panama (formed in Panama) and San Luis Tank S.A. de C.V. (formed in Mexico), both of which the Company has represented and does hereby represent to the Administrative Agent and the Lenders are now dormant and neither of which (a) the Company has any plan or intention to revive or utilize in any way or (b) has any assets or operations whatsoever. All of the issued and outstanding shares of capital stock or other ownership interests of all Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

SECTION 3.14 Material Agreements. Neither the Company nor any Subsidiary is subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Indebtedness, including but not limited to any of the Loan Documents.

SECTION 3.15 Post-Retirement Benefits. The present value of the expected cost of post-retirement medical (excluding the cost of continuation coverage as required by §4980(B) of the Code or by similar, applicable state insurance laws) and insurance benefits payable by the Company and its Subsidiaries to its employees and former employees, as estimated by the Company in accordance with procedures and assumptions deemed reasonable by the Required Lenders, does not exceed $500,000.

SECTION 3.16 Solvency.

(a)Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (i) the fair value of the assets of the Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Company and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Company and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b)The Company does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.17 Payment and Performance Bonds. Schedule 3.17 sets forth an accurate list and brief description of all payment and performance bonds to which the Company or any of its Subsidiaries is a party as of December 31, 2016. No such bonds (or any application or related documents) currently evidence any collateral or security of any kind or nature in favor of the Surety thereunder other than Permitted Encumbrances.

SECTION 3.18 Commercial Tort Claims. As of the Effective Date, neither the Company nor any of the Subsidiaries owns or has any interest in any “commercial tort claim” (as that term is defined in 12A Okla. Stat. §1-9-102(a)(13) as of the Effective Date) that has not been specifically described in a Security Agreement as part of the collateral thereunder.

SECTION 3.19Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrowers, their Subsidiaries and their respective officers and employees and to the knowledge of the Borrowers, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrowers, any Subsidiary or to the knowledge of the Borrowers, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrowers, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit,

use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.20 EEA Financial Institution. No Credit Party is an EEA Financial Institution.

ARTICLE IV
Conditions
SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied to the satisfaction of each Lender (or waived in accordance with Section 9.02):

(a)The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)The Administrative Agent shall have received (i) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing (to the extent applicable in the relevant jurisdiction) of any of the Credit Parties, the authorization of the Transactions and any other legal matters relating to the Borrowers, the Credit Parties, this Agreement or the Transactions and (ii) a certificate of incumbency which identifies by name and title and bears the signatures of the Authorized Officers of each Credit Party authorized to sign the Loan Documents to which it is a party and, in the case of the Company, the Authorized Officers of the Company authorized to submit Borrowing Requests, upon which certificate the Administrative Agent shall be entitled to rely until informed of any change in writing by an Authorized Officer, all in form and substance satisfactory to the Administrative Agent and its counsel.

(c)The Administrative Agent shall have received a certificate, signed by an Authorized Officer of the Company, stating that, as of the Effective Date (i) no Default or Event of Default has occurred and is continuing, (ii) the representations and warranties contained in Article III of this Agreement are true and correct in all material respects, and (iii) there has been no material adverse change in the business, assets, operations, or condition of the Company and its Subsidiaries, taken as a whole, since June 30, 2016.

(d)The Administrative Agent shall have received a Borrowing Request with respect to any Revolving Loans to be made on the Effective Date.

(e)The Administrative Agent shall have received Notes payable to the order of the appropriate Lenders.

(f)The Administrative Agent shall have received all Collateral Documents (or amendments, supplements or ratifications thereof) that may be required by the Administrative Agent and any other documents, agreements, instruments or certificates as the Administrative Agent may require in order to evidence the grant to the Administrative Agent of a Lien against any property of the Company or any other Credit Party desired by the Administrative Agent or to perfect any such Lien, all of which shall be Collateral Documents hereunder.

(g)The Administrative Agent shall have received the Subsidiary Guaranties duly executed by each Subsidiary Guarantor.

(h)The Administrative Agent shall have received a completed and appropriately executed Perfection Certificate in form acceptable to the Administrative Agent.

(i)Except as contemplated by Section 5.13, the Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Conner & Winters, LLP, counsel for the Company, (ii) Baker & McKenzie LLP (Toronto office), counsel for Matrix North American Construction Ltd., an Ontario corporation, (iii) Baker & McKenzie LLP (London office), counsel for the Euro/Sterling Borrower, (iv) Baker & McKenzie LLP (Sydney office), counsel for the Australian Borrower, (v) Lawson & Lundell LLP, counsel for Matrix Service Canada ULC, an Alberta unlimited liability company and (vi) Stewart McKelvey, counsel for Matrix SME Canada ULC, a Nova Scotia unlimited liability company in each case, in form and substance satisfactory to the Administrative Agent. The Company hereby requests such counsel to deliver such opinion.

(j)The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including but not limited to (i) to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder, (ii) all fees previously agreed to be paid to the Administrative Agent, to any of the Lenders and to JPMorgan Chase as Sole Bookrunner and Sole Lead Arranger prior to or on the Effective Date and (iii) all fees due and payable to the lenders under the Existing Credit Agreement.

(k)The Administrative Agent shall have received payment of all accrued and unpaid interest on the loans outstanding under the Existing Credit Agreement up to the Effective Date.

(l)The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” rules and regulations, including the Patriot Act, that has been reasonably requested in writing at least three (3) Business Days prior to the Effective Date by the Lenders.

(m)All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans or the conduct of the Borrowers’ business shall have been obtained and shall be in full force and effect.

(n)The Administrative Agent shall have received a copy of the financial statements of the Company for the most recently ended fiscal year and for each fiscal quarter ended thereafter as to which such financial statements are available.

(o)The Administrative Agent shall have received such other documents and instruments as it or its counsel may have requested.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Revolving Loan on the occasion of any Revolving Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Revolving Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent limited to a specific prior date or incorrect as a result of transactions permitted under the Loan Documents.

(b)At the time of and immediately after giving effect to such Revolving Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Revolving Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V
Affirmative Covenants

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:
SECTION 5.01 Financial Statements; Other Information. The Company will furnish to the Administrative Agent and each Lender:

(a)Within ninety (90) days after the close of each of its fiscal years, copies of the audited consolidated balance sheets of the Company and its Subsidiaries as at the end of such fiscal year, together with the related audited consolidated statements of income and statements of comprehensive income, statements of cash flows and statements of changes in stockholders’ equity for such fiscal year, and the notes thereto, all in reasonable detail, setting forth in each case in comparative form the audited consolidated figures as of the end of and for the previous fiscal year, in reasonable detail and prepared in accordance with Agreement Accounting Principles, and accompanied by a report and opinion of an independent certified public accountant reasonably acceptable to the Lenders which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall be unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted accounting principles and required or approved by the Company’s independent certified public accountants) and not subject to any “going concern” or like qualification or exception and shall state that such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and Subsidiaries as at the end of such fiscal year and their consolidated results of operations and cash flows for such fiscal year in conformity with Agreement Accounting Principles (or words substantially similar to the foregoing) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

(b)Within forty-five (45) days after the end of the first three fiscal quarters of the Company’s fiscal year, (i) condensed consolidated balance sheets of the Company and Subsidiaries as at the end of such fiscal quarter, (ii) the related condensed consolidated statements of income and the related condensed consolidated statements of comprehensive income, each for such fiscal quarter and for the portion of the fiscal year then ended and each setting forth in comparative form the consolidated figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, and (iii) the related condensed consolidated statements of cash flows for the portion of the Company’s fiscal year then ended and the related condensed consolidated statements of changes in stockholders' equity for the portion of the Company’s fiscal year then ended and in each case setting forth in comparative form the consolidated figures for the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Financial Officer of the Company as fairly presenting the financial condition, results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries in accordance with Agreement Accounting Principles, subject only to normal year-end audit adjustments and the absence of footnotes.

(c)Together with the financial statements required under Sections 5.01(a) and (b), a compliance certificate in substantially the form of Exhibit H signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement (including without limitation all the calculations specified in Exhibit H) and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof and the action the Company has taken, is taking, or proposes to take in respect thereto (a “Compliance Certificate”).

(d)As soon as possible and in any event within ten (10) days after receipt by the Company, a copy of (i) any notice or claim to the effect that the Company or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Company, any of its Subsidiaries, or any other Person of any Hazardous Material into the environment, and (ii) any notice alleging any violation of any Environmental Law by the Company or any of its Subsidiaries which, in either case, could reasonably be expected to have a Material Adverse Effect.

(e)Promptly upon the furnishing thereof to the shareholders of the Company, copies of all financial statements, reports and proxy statements so furnished, if not previously delivered to the Administrative Agent.

(f)Promptly upon the filing thereof, copies of all annual, quarterly, monthly or other regular reports which the Company or any of its Subsidiaries files with the SEC, if not previously delivered to the Administrative Agent.

(g)Promptly following any request therefor, a bonding report as of a date no earlier than the last day of the fiscal quarter showing, as to all bonds to which the Company or any Subsidiary is a party, the following: (i) the identity of the principal, the identity of the obligee, a description of the applicable project, the type of bond, the amount of the bond, the premium paid for the bond, and the effective date and expiration date of the bond, and (ii) such other information regarding such bonds as reasonably requested by the Administrative Agent or any Lender.

(h)Within ninety (90) days after the end of the Company’s fiscal year, financial projections for the Company and each Subsidiary, and for the Company and the Subsidiaries on a consolidated basis, for the next fiscal year.

(i)Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.01(a), (b), (e) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at http://matrixservice.com/InvestorSECFiling.asp; or (ii) on which such documents are posted on the Company’s behalf on the SEC’s website; provided that: (x) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies and (y) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent (and the Administrative Agent shall promptly notify the Lenders thereof) of the posting of any such documents and provide to the Administrative Agent (and the Administrative Agent shall promptly provide such documents to the Lenders) by electronic mail electronic versions (i.e., soft copies) of such documents.
SECTION 5.02 Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)the occurrence of any Default;

(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other Authorized Officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03 Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04 Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with Agreement Accounting Principles and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, and the Company will furnish to any Lender upon request full information as to all insurance carried. With respect to each Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under Flood Insurance Laws, the Company or its applicable Subsidiary (a) has obtained and will maintain, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the Mortgaged Property ceases to be financially sound and reputable, in which case, the Company shall (or shall cause its applicable to Subsidiary) to promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such reasonable total amount as the Administrative Agent and the Impacted Lender may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (b) promptly upon request of the Administrative Agent or the Impacted Lender, will deliver to the Administrative Agent or the Impacted Lender, as applicable, evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent and the Impacted Lender, including, without limitation, evidence of annual renewals of such insurance.

SECTION 5.06 Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to audit, visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Company will, and will cause each of its Subsidiaries to, maintain at all times books and records pertaining to the Collateral in such detail, form and scope as the Administrative Agent or any Lender shall reasonably require.

SECTION 5.07 Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only to fund working capital needs, Capital Expenditures, Acquisitions, issuance of letters of credit and for general corporate purposes of the Company and its Subsidiaries in the ordinary course of business. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support the working capital needs and general corporate obligations of the Company and its Subsidiaries. The Borrowers will not request any Borrowing or Letter of Credit, and each Borrower shall not use, and shall ensure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09 Additional Subsidiaries; Subsidiary Guarantors.

(a)Within thirty (30) days after the date that any Person becomes a Subsidiary, the Company shall provide notice to the Administrative Agent, which notice shall be accompanied by a revised Schedule 3.13 prepared by the Company and containing the information necessary to cause the representations and warranties of the Company set forth in Section 3.13 of this Agreement to be true and correct in all material respects on and as of the date of delivery thereof to the Administrative Agent. Schedule 3.13 shall be replaced by any such revised Schedule 3.13, and this Agreement shall be amended accordingly, upon approval of such revised Schedule 3.13 by the Administrative Agent, notwithstanding any contrary provision of this Agreement.

(b)Subject to the time periods set forth below, the Company shall at all times cause all Material Subsidiaries to be Subsidiary Guarantors.

(c)Within forty-five (45) days (or such later period as may be agreed by the Administrative Agent up to thirty (30) days after the end of such forty-five (45) day period) after (i) the Company acquires or creates a new Subsidiary, to the extent that such Subsidiary is a Material Subsidiary, or (ii) any Subsidiary ceases to be an Immaterial Subsidiary, the Company shall cause such Subsidiary to (A) become a Subsidiary Guarantor by delivering a duly executed supplement to the applicable Subsidiary Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, (B) grant a security interest in all Collateral (subject to the exceptions set forth in the applicable Collateral Documents) owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement to the applicable Collateral Documents or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each applicable Collateral Document, (C) deliver to the Administrative Agent such documents and certificates referred to in Section 4.01(b), (h), (i) and (l), in each case, as may be reasonably requested by the Administrative Agent, (D) to the extent its parent entity is a Credit Party and its Equity Interests are certificated, deliver to the Administrative Agent such original certificated Equity Interests and stock or other transfer power in respect of such Equity Interests and (E) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(d)If as of the end of any fiscal quarter, (i) the total assets of the Immaterial Subsidiaries that are not Subsidiary Guarantors exceed 10% of the consolidated total assets of the Company and all of its Subsidiaries as of the end of such fiscal quarter or (ii) the consolidated revenues of the Immaterial Subsidiaries that are not Subsidiary Guarantors for the three months ending on the last day of such fiscal quarter exceed 10% of the consolidated total revenues of the Company and all of its Subsidiaries for the same period, the Company shall provide notice to the Administrative Agent concurrently with the delivery of the financial statements and Compliance Certificate for such fiscal quarter and, within forty-five (45) days after such notice, cause one or more Immaterial Subsidiaries to become Subsidiary Guarantors and comply with the other provisions of paragraph (c) above such that, after giving effect thereto, both the total assets and consolidated revenues of all remaining Immaterial Subsidiaries that are not Subsidiary Guarantors are less than 10% of the consolidated total assets and consolidated total revenues (calculated as of the end of, and for the three months ending on, the last day of such fiscal quarter), respectively, of the Company and all of its Subsidiaries.

SECTION 5.10 Collateral Records. The Company agrees to execute and deliver promptly, and to cause each other Credit Party to execute and deliver promptly, to the Administrative Agent, from time to time, solely for the Administrative Agent’s convenience in maintaining a record of the Collateral, such written statements and schedules as the Administrative Agent may reasonably require designating, identifying or describing the Collateral. The failure by the Company or any other Credit Party, however, to promptly give the Administrative Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Collateral Documents.

SECTION 5.11 Security Interests. The Company shall, and shall cause each other Credit Party to, defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein. The Company shall, and shall cause each other Credit Party to, comply with the requirements of all state and federal laws in order to grant to the Administrative Agent valid and perfected first priority security interests in the Collateral, with perfection, in the case of any investment property or deposit account, being effected by giving the Administrative Agent control of such investment property or deposit account, rather than by the filing of a financing statement (under the UCC or PPSA) with respect to such investment property. The Administrative Agent is hereby authorized by the Company to file any financing statements (under the UCC or PPSA) covering the Collateral, including any financing statement describing the collateral as “all of the Debtor’s personal property” or “all of the Debtor’s assets”, notwithstanding that such wording may be broader in scope than the Collateral described in the applicable Collateral Documents. The Company shall, and shall cause each other Credit Party to, do whatever the Administrative Agent may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of liens, financing statements (under the UCC or PPSA), fixture filings and amendments, renewals and continuations thereof; cooperating with the Administrative Agent’s representatives; keeping stock records; obtaining waivers from landlords and mortgagees and from warehousemen and their landlords and mortgagees; and, paying claims which might, if unpaid, become a Lien on any of the Collateral. Without limitation of the foregoing, after the Effective Date the Company shall, and shall cause each other Credit Party to, execute and deliver (i) such modifications to the Mortgages, and (ii) control agreements covering any demand, time, savings, passbook, or other similar deposit account maintained by the Company or any other Credit Party with any bank or other financial institution, countersigned by such bank or financial institution, in each case, as required by the Administrative Agent and in form acceptable to the Administrative Agent. Notwithstanding the foregoing, the Administrative Agent shall not enter into any Mortgage in respect of any real property acquired by the Company or any of its Subsidiaries until the Administrative Agent has received written confirmation from the Impacted Lender that flood insurance due diligence and flood insurance compliance has been completed by the Impacted Lender (such written confirmation not to be unreasonably conditioned, withheld or delayed). If the Impacted Lender has not informed the Administrative Agent and the Company of any outstanding flood diligence requirements by the date that is thirty (30) days after the date on which the Administrative Agent made available to the Lenders (which may be delivered electronically) the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the Company of that fact and (if applicable) notification to the Company that flood insurance coverage is not available and (B) evidence of the receipt by the Company of such notice; and (iii) if such notice is required to be provided to the Company and flood insurance is available in the community in which such real property is located, evidence of required flood insurance with respect to any such Mortgage, Impacted Lender will be deemed to have completed its flood insurance due diligence and flood insurance compliance and to have consented to such Mortgage.

SECTION 5.12 Canadian Benefit Plans. The Company shall perform, and shall cause its Subsidiaries to perform, all obligations (including fiduciary, funding, investment and administration obligations) required to be performed in connection with each Canadian Benefit Plan and the funding media therefor; make, and cause its Subsidiaries to make, all contributions and pay, and cause its Subsidiaries to pay, all premiums required to be made or paid by it or them in accordance with the terms of the plan and all applicable laws; and withhold, and cause its Subsidiaries to withhold, by way of authorized payroll deductions or otherwise collect and pay into the plan all employee contributions required to be withheld or collected in accordance with the terms of the plan and all applicable laws.

SECTION 5.13 Post-Closing Obligations. The Company shall (a) deliver or cause to be delivered to the Administrative Agent each of the agreements, documents, instruments or certificates described on Schedule 5.13, all in form and substance satisfactory to the Administrative Agent; (b) perform each of the actions described on Schedule 5.13 in a manner reasonably satisfactory to the Administrative Agent and (c) cause all such matters described in clauses (a) and (b) to be completed within the time periods set forth opposite each such item or action on such Schedule 5.13 (in each case, unless otherwise agreed by the Administrative Agent).

ARTICLE VI
Negative Covenants

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:
SECTION 6.01 Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)the Obligations;

(b)Indebtedness existing on the Effective Date and set forth in Schedule 6.01, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c)Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary;

(d)Capital Lease Obligations;

(e)Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets other than Capital Lease Obligations, and including any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred or assumed prior to, contemporaneously with or within ninety (90) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $2,500,000 at any time outstanding;

(f)Indebtedness incurred by the Company or any Subsidiary denominated in Korean Won in an aggregate principal amount not exceeding $5,000,000 at any time outstanding; provided that the entire outstanding principal amount of such Indebtedness is supported by one or more Letters of Credit at all times;

(g)Indebtedness incurred by the Company that is subordinate in writing to the Obligations on terms and conditions satisfactory to the Administrative Agent or that is convertible into common stock of the Company, in each case, so long as, at the time of and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Company shall be in pro forma compliance with the Leverage Ratio and the Fixed Charge Coverage Ratio;

(h)other Indebtedness not described in subsections (a) through (g) above (i) incurred by one or more Foreign Borrowers or Foreign Subsidiaries in an aggregate principal amount not exceeding $5,000,000 at any time outstanding, and (ii) incurred by the Company or any Subsidiary in an aggregate principal amount not exceeding $5,000,000 at any time outstanding (excluding any Indebtedness permitted by Section 6.01(h)(i));

(i)Indebtedness of the Company or any Subsidiary in respect of Bonding Obligations;

(j)Guarantees of the Company or any Subsidiary in respect of Indebtedness of the Company or any Subsidiary that is otherwise permitted under this Agreement;

(k)Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management and other bank product services (including purchase card services) or in connection with any automated clearing-house transfers of funds; provided that such Indebtedness shall be repaid in full within five (5) Business Days of the incurrence thereof; and

(l)Indebtedness of a Person existing on the date such Person becomes a Subsidiary pursuant to a Permitted Acquisition; provided that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary, (ii) neither the Company nor any other Subsidiary (other than such Person or such other Person that such Person merges with or acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and (iii) the aggregate principal amount of Indebtedness permitted by this clause (l) shall not exceed $5,000,000 at any time outstanding.

SECTION 6.02 Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)Permitted Encumbrances;

(b)any Lien on any property or asset of the Company or any Subsidiary existing on the Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed one hundred percent (100%) of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Company or any Subsidiary;

(d)Liens relating to Capital Lease Obligations permitted by clause (d) of Section 6.01;

(e)in the case of any Subsidiary that is not a Wholly-Owned Subsidiary, any purchase options, calls or similar rights set forth in its organizational documents or any related joint venture or similar agreement; provided that in any such case such purchase options, calls or similar rights are subordinated to any Lien in favor of the Administrative Agent in a manner reasonably satisfactory to the Administrative Agent;

(f)Liens securing Indebtedness permitted by Section 6.01(h);

(g)Liens securing the Obligations;

(h)Liens on any account receivable or its proceeds in favor of that account receivable’s purchaser pursuant to a sale or disposition permitted by Section 6.10; and

(i)Liens on the property of any Subsidiary that are in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (i) such Liens secure Indebtedness permitted by Section 6.01(l), (ii) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, (iii) such Liens do not apply to any property of the Company or any other Subsidiary and (iv) such Liens secure only those obligation which they secure on the date of such Permitted Acquisition.

SECTION 6.03 Fundamental Changes.

(a)The Company will not, and will not permit any Subsidiary to, merge into, or amalgamate, or consolidate with any other Person, or permit any other Person to merge into, or amalgamate, or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge, amalgamate or consolidate into the Company in a transaction in which the Company is the surviving corporation, (ii) any Subsidiary may merge, amalgamate or consolidate into any other Subsidiary in a transaction in which the surviving entity is a Subsidiary, and (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all its assets to the Company or to another Subsidiary and subsequently liquidate or dissolve; provided that (A) at least fifteen (15) days prior to the effectiveness of any of the transactions described in (a)(i), (ii) and (iii) that involve a Material Subsidiary, the Company shall provide to the Administrative Agent notice and a description of the material provisions of such transaction, and (B) prior to the effectiveness of any such transaction, the Company shall provide to the Administrative Agent all documents, agreements and instruments that Administrative Agent shall request relating to the Liens against property of any Subsidiary and the perfection thereof.

(b)The Company will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets (including without limitation Equity Interests in any Subsidiaries), whether now owned or hereafter acquired, except (i) sales of inventory and obsolete or unneeded equipment in the ordinary course of business, (ii) sales or dispositions of accounts receivable permitted by Section 6.10, and (iii) other sales, transfers, leases or other dispositions of assets that, together with all other assets of the Company and its Subsidiaries previously leased, sold or disposed of under this Section 6.03(b)(iii) during the twelve-month period ending with the month in which any such transfer, lease, sale or other disposition occurs, do not have a fair market value, as reasonably determined by the Board of Directors of the Company, in excess of $20,000,000; provided that the Company may sell, transfer, lease or otherwise dispose of assets that, together with all other assets of the Company and its Subsidiaries previously leased, sold or disposed of under this Section 6.03(b)(iii) during the twelve-month period ending with the month in which any such transfer, lease, sale or other disposition occurs, have a fair market value, as so determined, in excess of $20,000,000 so long as 100% of the net cash proceeds of such sale, transfer, lease or other disposition are reinvested into the Company and its Subsidiaries within 180 days thereafter.

(c)The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and/or any one or more of its Subsidiaries on the Effective Date and businesses substantially related or incidental thereto (it being understood that the Company and its Subsidiaries may expand their existing engineering services, construction services, fabrication services and/or repair and maintenance services businesses into additional market segments or industries and augment their existing technology and expertise).

(d)The Company will not change its fiscal year.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, make or permit any Acquisition, make or permit to exist any loans or advances to any other Person, Guarantee any obligations of any other Person, or make or permit to exist any investment or any other interest in any other Person, except:

(a)Permitted Investments;

(b)investments by the Company existing on the Effective Date in the capital stock of its Subsidiaries;

(c)loans, capital contributions or advances made by the Company to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary, to the extent made in the ordinary course of business consistent with past practices;

(d)Guarantees constituting Indebtedness permitted by Section 6.01;

(e)Guarantees of the Company or any Subsidiary in respect of obligations (other than obligations constituting Indebtedness) of the Company or any Subsidiary, made in the ordinary course of business consistent with past practices;

(f)advances to officers, directors and employees of the Company for travel, entertainment, relocation and analogous ordinary business purposes in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(g)investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(h)investments in Joint Ventures; provided that (i) no Default or Event of Default is in existence at the time thereof or would exist after giving effect thereto, (ii) the Company is in compliance on a pro forma basis after giving effect to the making of such investment, with the covenants set forth in Section 6.12 and Section 6.13 and (iii) the aggregate amount of investments in Joint Ventures shall not exceed $20,000,000 outstanding at any time; and

(i)Acquisitions, subject to satisfaction of the following conditions:

i.no Default or Event of Default is in existence at the time of the consummation of the proposed Acquisition or would exist after giving effect thereto,

ii.all representations and warranties contained in this Agreement and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties were made on and as of the date of such proposed Acquisition (both before and after giving effect thereto) except to the extent limited to a specific prior date or incorrect as a result of transactions permitted under the Loan Documents,

iii.the proposed Acquisition is not a hostile or contested Acquisition and is not opposed by the board of directors (or equivalent governing body) of the Person being acquired or the Person transferring the subject business unit or ongoing business,

iv.in the case of an Acquisition that entails a merger, consolidation or other combination with another Person, the Company or one of its Wholly-Owned Subsidiaries is the surviving entity (or, in the case of a merger, consolidation or other combination involving a Wholly-Owned Subsidiary, the surviving entity complies with Section 5.09 to the extent required),

v.the applicable Permitted Acquisition Notice (described below) reflects that after giving effect to the consummation of such proposed Acquisition (A) the Leverage Ratio would be less than 2.00 to 1.00 on a pro forma basis as of the last day of the fiscal quarter immediately prior to such proposed Acquisition (with the Leverage Ratio adjusted to take into account the financial impact of such proposed Acquisition as if such Acquisition had occurred prior to, and the Person or property acquired pursuant to such Acquisition had been owned by the Company or one or more of its consolidated Subsidiaries throughout, the entire calculation period prior to the date as of which such calculation is being made) and (B) the unused aggregate Revolving Commitments would be equal to at least 50% of the aggregate Revolving Commitments at such time,

vi.the Company shall have given the Administrative Agent written notice at least five (5) Business Days prior to consummation of such proposed Acquisition (each of such notices, a “Permitted Acquisition Notice”), which notice shall (A) contain a brief description of the proposed Acquisition (including the aggregate consideration to be paid in connection therewith) and the proposed closing date thereof, (B) be accompanied by a Compliance Certificate that includes calculations showing the Company’s compliance with the condition set forth above in clause (v)(A) above and compliance on a pro forma basis as of the last day of the fiscal quarter immediately prior to such proposed Acquisition with the covenant contained in Section 6.13 after giving effect to the consummation of such proposed Acquisition (and for purposes of calculating such financial covenant, such calculation shall be adjusted to take into account the financial impact of such proposed Acquisition as if such Acquisition had occurred prior to, and the Person or property acquired pursuant to such Acquisition had been owned by the Company or one or more of its consolidated Subsidiaries throughout, the entire calculation period prior to the date as of which such calculation is being made), (C) be accompanied by pro forma consolidated financial statements of the Company after giving effect to such Acquisition (adjusted as set forth above in clause (B)) and, if such Acquisition is of a Person, such Person’s historical financial statements (to the extent available) and (D) include an officer’s certificate executed by a Financial Officer of the Company, certifying as to compliance with the requirements of this Section 6.04(i),

vii.promptly upon request following delivery of the Permitted Acquisition Notice, the Company shall have provided the Administrative Agent and each of the Lenders with such additional information as the Administrative Agent shall have reasonably requested, and

viii.if such Acquisition entails the acquisition of the Equity Interests of a Person, the Acquisition is structured so that such Person shall become a Subsidiary and, to the extent required pursuant to Section 5.09(c), the Company shall cause the provisions of said Section 5.09(c) to be satisfied in respect of such new Subsidiary.

The consummation of each Acquisition shall be deemed to be a representation and warranty by the Borrowers that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this

Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder.
SECTION 6.05 Swap Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

SECTION 6.06 Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Company may make Restricted Payments pursuant to and in accordance with stock incentive plans, employee stock purchase plans or other benefit plans for management or employees of the Company and its Subsidiaries, (d) the Company may declare and pay cash dividends on its capital stock or make other distributions during any fiscal year up to an amount which, when added to all other dividends and distributions paid pursuant to this clause (d) during such fiscal year, does not exceed fifty percent (50%) of cumulative net income of the Company for such fiscal year to date, and (e) the Company may make Restricted Payments for the purpose of repurchasing Equity Interests of the Company under the existing share buyback plan, as it may be amended from time to time, or under any other share buyback plan approved from time to time by the Company’s board of directors, in an aggregate amount not to exceed $30,000,000 in any calendar year; provided in all cases (a) through (e), inclusive, above that no Default or Event of Default shall exist before or after giving effect to such Restricted Payment.

SECTION 6.07 Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions either not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or upon fair and reasonable terms consistent with past practices by the Company or such Subsidiary (provided that transfers that occur solely for tax-related purposes from the Company to Subsidiary or from Subsidiary to Subsidiary shall be permitted), and (b) any Restricted Payment permitted by Section 6.06.

SECTION 6.08 Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other Distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts entered into in the ordinary course of business restricting the assignment thereof.

SECTION 6.09 Amendments to Agreements. The Company will not, and will not permit any Subsidiary to, amend or terminate any agreement or contract if such amendment or termination could reasonably be expected to cause a Material Adverse Effect.

SECTION 6.10 Sale of Accounts. The Company will not, and will not permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse, except as follows:

(a)the Company and any Subsidiary may sell an account receivable if each of the following conditions are satisfied with respect to that account receivable: (i) the purchaser of the account receivable is a Lender or a Lender’s Affiliate, (ii) the account receivable is sold pursuant to a “put” option or other similar arrangement providing the Company or its Subsidiary (as applicable) the exclusive ability to sell or not sell the account receivable, at its option, (iii) the purchase price for the account receivable is not less than 100% of its face value (such face value calculated without discount or offset), and (iv) the sale is made pursuant to documentation acceptable in form and content in all respects to the Administrative Agent in its sole discretion, including, if required by the Administrative Agent, an intercreditor or other similar agreement between the Administrative Agent and the applicable purchaser; and

(b)the Company and any Subsidiary may sell or otherwise dispose of, to any Person, up to $25,000,000 of accounts receivable during any 12-month period pursuant to any agreement or arrangement not described in Section 6.10(a) above, if the purchase price for the account receivable is not less than 96% of its face value (such face value calculated without discount or offset) and the sale or disposition, and all documentation needed to evidence such sale or disposition is otherwise acceptable in all respects to the Administrative Agent in its sole discretion, including, if required by the Administrative Agent, an intercreditor or other similar agreement between the Administrative Agent and the applicable purchaser.

SECTION 6.11 Sale and Leaseback Transactions. Except for the sale and leaseback of assets sold as permitted by Section 6.03(b)(iii), the Company will not, and will not permit any Subsidiary to, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, that (a) the Company or any Subsidiary has sold or transferred or is to sell or transfer to any other Person or (b) the Company or any Subsidiary intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by the Company or any Subsidiary to any Person in connection with such lease.

SECTION 6.12 Leverage Ratio. The Company will not permit the Leverage Ratio, determined as of the end of each of its fiscal quarters, to exceed 3.00 to 1.00.

SECTION 6.13 Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio, determined as of the end of each of its fiscal quarters, to be less than 1.25 to 1.00.

SECTION 6.14 Employee Pension Benefit Plan; Canadian Pension Plans.

(a)The Company shall not (and shall not allow any Subsidiary to) adopt any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” which has established or maintained such plan, or is otherwise the employer in relation to it as described and defined in Section 3(5) of ERISA.

(b)The Company shall not (and shall not allow any Subsidiary to) establish or maintain a Canadian Pension Plan.

ARTICLE VII
Events of Default

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)the Borrowers shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)the Borrowers shall fail to pay any interest on any Loan, any reimbursement obligation in respect of any LC Disbursement or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to any Borrower’s existence), or Section 5.08 or in Article VI;

(e)the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of (x) ten (10) days in the case of Section 5.01 or Section 5.05(b) and (y) thirty (30) days in all other cases, in the case of (x) and (y) after the earlier of (i) notice thereof from the Administrative Agent to the Borrowers (which notice will be given at the request of any Lender) and (ii) the date on which Company has actual knowledge of such failure;

(f)the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)an involuntary proceeding shall be commenced or an involuntary petition or application shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of the assets of the Company and its Subsidiaries, and, in any such case, such proceeding, petition or application shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition or application seeking liquidation, reorganization, arrangement with its creditors or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding, petition or application described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of the property of the Company and its Subsidiaries, (iv) file an answer admitting the material allegations of a petition or application filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)the Company or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)(i) one or more judgments or orders shall be rendered against the Company, any Subsidiary or any combination thereof that shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, either (A) for the payment of money in an aggregate amount in excess of $10,000,000 (or the Equivalent Amount in currencies other than U.S. Dollars) in excess of insurance coverage or (B) for nonmonetary relief which could reasonably be expected to have a Material Adverse Effect, or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment or order;

(l)an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)the Company or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the release by the Company, any of its Subsidiaries or any other Person of any Hazardous Materials into the environment which results in remediation liability in excess of $10,000,000 (or the Equivalent Amount in currencies other than U.S. Dollars) not covered by insurance or indemnified by any third party;

(n)the occurrence of any “default” under any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(o)except as a result of actions taken which are mergers, consolidations, liquidations, dispositions or dissolutions that are not prohibited by Section 6.03, any Subsidiary Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue, terminate, or to assert the invalidity or unenforceability of any such Subsidiary Guaranty, or any Subsidiary Guarantor shall fail to comply with any of the terms or provisions of any such Subsidiary Guaranty to which it is a party, or any Subsidiary Guarantor shall deny that it has any further liability under any such Subsidiary Guaranty to which it is a party, or shall give notice to such effect;

(p)any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as to equipment which has become obsolete or which is otherwise permitted to become released under the terms of any Collateral Document; or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Credit Party shall fail to comply with any term or provision of any Collateral Document that relates to the perfection of a security interest and such failure is not cured within thirty (30) days after the earlier of (i) Administrative Agent or any Lender provides the Company notice of such failure or (ii) the date on which the Company becomes aware of such failure;

(q)a Change in Control shall occur; or

(r)any event or condition occurs that results in any Surety (i) taking possession of any Collateral with a book value in excess of $25,000,000 or (ii) exercising any other rights or remedies as a secured party with respect to Collateral with a book value in excess of $25,000,000 if such action continues for a period of fifteen (15) Business Days after the earlier of (A) the Administrative Agent’s delivery of written notice thereof to the Company and (B) the date an Authorized Officer of the Company or any Subsidiary first obtains knowledge thereof;

then, and in every such event (other than an event with respect to a Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may (and at the request of the Required Lenders shall), by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
SECTION 7.02 Cash Collateral. In addition to the remedies contained in Section 7.01, upon the occurrence and during the continuance of an Event of Default, the Borrowers shall pay to the Administrative Agent cash collateral in such amounts and at such times as contemplated by Section 2.06(j).

ARTICLE VIII
The Administrative Agent

SECTION 8.01 Appointment. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

SECTION 8.02 Administrative Agent and Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03 Collateral; Required Lenders.

(a)Each Lender hereby irrevocably ratifies and accepts the Collateral Documents in effect as of the Effective Date and authorizes and directs Administrative Agent to enter into all additional Collateral Documents for the benefit of such Lender. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 9.02(b), any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender from time to time prior to an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

(b)Each Lender hereby irrevocably authorizes Administrative Agent, at its option and in its discretion, (i) to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (A) upon termination of the Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (C) subject to Section 9.02(b), if approved, authorized or ratified in writing by the Required Lenders, or (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and (ii) to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document. Upon request by Administrative Agent at any time, each Lender will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Article VIII. Subject to the foregoing, Administrative Agent shall (and is hereby irrevocably authorized by each Lender, to) execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Administrative Agent for the benefit of Administrative Agent and the Lenders herein or pursuant hereto upon the applicable Collateral; provided that (i) Administrative Agent shall not be required to execute any such document on terms which, in Administrative Agent’s opinion, would expose Administrative Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrowers or any other Credit Party in respect of) all interests retained by the Borrowers or any other Credit Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Administrative Agent shall be authorized to deduct all expenses reasonably incurred by the Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(c)The Administrative Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the Collateral exists or is owned by the Borrowers or any other Credit Party or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Article VIII or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders.

(d)Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.

SECTION 8.04 Duties. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.05 Communications; Counsel. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.06 Sub-Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.07 Successor. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 8.07, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in Tulsa, Oklahoma, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

SECTION 8.08 Lenders’ Reliance; Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any amendment thereto or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any amendment thereto or any other Lender and their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX
Miscellaneous

SECTION 9.01 Notices.

(a)Except in the case of notices and other communications expressly permitted to be given by telephone or by electronic communication (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)if to the Company or any other Borrower, to Matrix Service Company, Attention 5100 E. Skelly Drive, Suite 500, Tulsa, Oklahoma 74135, Attention: Kevin S. Cavanah; Telephone (918) 838-8832; Fax: (918) 838-8810; Email: kcavanah@matrixservicecompany.com; with a copy to Matrix Service Company, Attention 5100 E. Skelly Drive, Suite 500, Tulsa, Oklahoma 74135,

Attention: Mike McMahon; Telephone (918) 838-8832; Fax: (918) 624-2555; Email: mmcmahon@matrixservicecompany.com; with a copy to Conner & Winters, LLC, 4000 One Williams Center, Tulsa, Oklahoma 74172, Attention; Mark D. Berman; Telephone (918) 586-8961; Fax: (918) 586-8661; Email: mberman@cwlaw.com;

(ii)if to the Administrative Agent, Issuing Bank or Swingline Lender in respect of Loans or Letters of Credit in U.S. Dollars or Canadian Dollars, to JPMorgan Chase Bank, N.A., 10 S. Dearborn, Floor L2, Chicago, Illinois 60603, Attention: Ashley Goad; Telephone (312) 732-2467; Fax: (844) 235-1788; Email: CLS.CAD.Chicago@jpmorgan.com;

(iii)if to the Administrative Agent or Issuing Bank in respect of Loans or Letters of Credit in Foreign Currencies (other than Canadian Dollars), to J.P. Morgan Europe, Loan and Agency Group, 25 Bank Street, Canary Wharf, London E14 5JP, Telephone +44 (0) 20 7742 1000; Fax: +44 (0) 20 7777 2360, E-Fax: 12016395145@tls.ldsprod.com; Email: loan_and_agency_london@jpmorgan.com;

(iv)if to the Administrative Agent in respect of any other matter, to JPMorgan Chase Bank, N.A., 110 W. 7th Street, 17th Floor, Tulsa, Oklahoma 74119, Attention: Kyle King; Telephone (918) 586-5088; Fax (918) 586-5474; Email: johnathan.k.king@chase.com; and JPMorgan Chase Bank, N.A., 100 N. Broadway, 4th Floor (OK-1070), Oklahoma City, Oklahoma 73102-8606, Attention: David Jackson; Telephone: (405) 231-6566; Fax: (405) 231 6758; Email: david.al.jackson@chase.com; and

(v)if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

(b)Notices and other communications to the Lenders and the Administrative Agent hereunder may be delivered or furnished by electronic communications (e.g. email); provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.

(c)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt, or with respect to notices or communications given by electronic communications, on the date of transmission.

SECTION 9.02 Waivers; Amendments.

(a)No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the written consent of the Required Lenders; provided that no such agreement shall (i) increase the Revolving Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of the Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release any Borrower from its Guarantee under Article X, release any Subsidiary Guarantor from any Subsidiary Guaranty or release the Liens on a substantial part of the Collateral except in accordance with the terms of any Loan Document, in each case, without the written consent of each Lender or (vii) amend the definition of “Foreign Currency” to add a new currency or permit any non-U.S. Person to become a “Foreign Borrower” hereunder, in each case, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a)The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)The Borrowers shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, and regardless of whether such claim, litigation, investigation or proceeding is brought by any Borrower or any Subsidiary Guarantor, their respective equity holders, their respective Affiliates, their respective creditors or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by the Company or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities or related expenses arising from any non-Tax claim.

(c)To the extent that the Borrowers fail to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d)To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)All amounts due under this Section shall be payable not later than five (5) days after written demand therefor.

SECTION 9.04 Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the

Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment (if any) and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)the Company, provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof; provided, further that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Revolving Commitment to an assignee that is a Lender immediately prior to giving effect to such assignment; and

(C)the Issuing Bank and the Swingline Lender.

(ii)Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans of any Class, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than the lesser of (1) $5,000,000 or (2) the remaining amount of the assigning Lender’s Revolving Commitment (calculated as of the date of such assignment), if any, and outstanding Loans, unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B)except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Revolving Commitments or Loans;

(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(E)the assignee shall deliver to the Administrative Agent, the Withholding Agent and/or the Company, as applicable, any documentation required by subsections (f) or (g) of Section 2.17; and

(F)no assignment shall be made to (1) a natural person (or a holding company, investment vehicle or trust for, or owned or operated for the primary benefit of, a natural person), (2) the Company or any of the Company’s Affiliates or Subsidiaries or (3) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

For the purposes of this (b), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17, and Section 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05

(c), Section 2.06(d) or Section 2.06(e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16, and Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender, or a non-resident of Canada for purposes of the ITA in the case of any participation of rights and/or obligations with respect to a Canadian Borrower, shall not be entitled to the benefits of Section 2.17 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) as though it were a Lender.

(iii)Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register

(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Disclosure. The Borrowers and each Lender hereby (a) acknowledge and agree that (i) one or more Affiliates of JPMorgan Chase are or may become direct or indirect equity investors in the Company, and (ii) JPMorgan Chase and/or its Affiliates from time to time may hold other investments in, make other loans to or have other relationships with the Company, and (b) waive any liability of JPMorgan Chase or such Affiliate to the Company or any Lender, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of JPMorgan Chase or its Affiliates, in each case, as determined by a court of competent jurisdiction by final and non-appealable judgment.

SECTION 9.06 Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.07 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.08 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.09 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrowers against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Bank or such Affiliate, irrespective of whether or not such Lender, the Issuing Bank or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20(e) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.10 Governing Law; Jurisdiction; Consent to Service of Process.

(a)This Agreement shall be construed in accordance with and governed by the law of the State of Oklahoma.

(b)Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any United States federal court or Oklahoma state court sitting in Tulsa, Oklahoma, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrowers or any of their properties in the courts of any jurisdiction.

(c)Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13 Confidentiality.

(a)Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ and Approved Funds’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (vii) with the consent of the Borrowers or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.13(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC

INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15 No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company, for itself and the other Credit Parties, acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Company and its Affiliates, on the one hand, and the Lenders, on the other hand, (ii) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates, or any other Person and (ii) no Lender has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Company or its Affiliates. To the fullest extent permitted by law, the Company, for itself and the other Credit Parties, hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.16 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.

SECTION 9.17 Judgment Currency Conversion.

(a)The obligations of the Borrowers or any of the other Credit Parties hereunder and under the other Loan Documents to make payments in U.S. Dollars or in Foreign Currencies, as the case may be (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the Administrative Agent’s quoted rate of exchange prevailing, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Credit Parties each covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)Any amount due from a Credit Party under this Section 9.17 shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(d)For purposes of determining the prevailing rate of exchange, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

SECTION 9.18 MIRE Events. Each of the parties to this Agreement acknowledges and agrees that, if there are any Mortgaged Properties, any increase, extension or renewal of any of the Revolving Commitments or Loans (but excluding (a) any continuation or conversion of Borrowings, (b) the making of any Revolving Loans or Swingline Loans or (c) the issuance, renewal or extension of Letters of Credit) shall be subject to (and conditioned upon) (i) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Properties as required by Flood Insurance Law and as otherwise reasonably required by the Administrative Agent and (ii) the Administrative Agent shall have received written confirmation from the Impacted Lender that flood insurance due diligence and flood insurance compliance has been completed by the Impacted Lender (such written confirmation not to be unreasonably withheld, conditioned or delayed).

SECTION 9.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 9.20 Limitation of Liability of Foreign Borrowers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the parties agree that (a) no Foreign Borrower shall be liable for any obligation of the Company or any Domestic Subsidiary arising under or with respect to the Loan Documents, (b) the Company shall be liable for all of the obligations of each Credit Party arising under or with respect to the Loan Documents and (c) none of the Administrative Agent, the Issuing Bank nor any Lender, nor any Affiliate thereof, may setoff and apply any deposits of a Foreign Borrower or any other obligations at the time owing to or for the credit of the account of any Foreign Borrower by the Administrative Agent, the Issuing Bank, such Lender or Affiliate thereof, against any or all of the obligations of the Company.

SECTION 9.21 Amendment and Restatement. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Effective Date. The execution and delivery of this Agreement shall not constitute a novation of any loans or letters of credit owing to or issued by the Lenders, the Issuing Bank or the Administrative Agent under the Existing Credit Agreement. On the Effective Date, the credit facilities described in the Existing Credit Agreement shall be amended, supplemented, modified and restated in their entirety by the credit facilities described herein, and all loans and other obligations of the Borrowers outstanding as of the Effective Date under the Existing Credit Agreement shall be deemed to be Loans and Obligations outstanding under the credit facility described herein without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Effective Date, reflect the respective Revolving Commitments of the Lenders hereunder.

SECTION 9.22 Release of Subsidiaries Constituting Immaterial Subsidiaries. The Company represents and warrants to the Administrative Agent and the Lenders that each of the following Subsidiaries that are “Guarantors” under the Existing Credit Agreement (collectively, the “Specified Subsidiaries”) constitutes an Immaterial Subsidiary under this Agreement as of the Effective Date: (a) Matrix Service Specialized Transport, Inc., a Pennsylvania corporation; (b) Matrix SME Canada, Inc., a Delaware corporation; (c) Matrix Service International, LLC, a Delaware limited liability company; (d) Matrix International Holdings, LLC, a Delaware limited liability company; (e) Matrix International Construction, LLC, an Oklahoma limited liability company; (f) Matrix International Engineering, LLP, a Delaware limited liability partnership; (g) Mobile Aquatic Solutions, Inc., an Oklahoma corporation; (h) Matrix Applied Technologies, Inc., a Delaware corporation; and (i) Matrix PDM, LLC, an Oklahoma limited liability company. Accordingly, the Administrative Agent and each of the Lenders that is a “Lender” under the Existing Credit Agreement hereby releases each of the Specified Subsidiaries from their respective obligations under the “Loan Documents” as defined in the Existing Agreement and releases any and all property of the Specified Subsidiaries from the Liens of the “Collateral Documents” as defined in the Existing Credit Agreement. At the request and expense of the Company, the Administrative Agent agrees to, and each of the Lenders that is a “Lender” under the Existing Credit Agreement authorizes the Administrative Agent to, execute and deliver such documents to evidence the release granted in this Section 9.22.

SECTION 9.23 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed by each other Credit Party to honor all of its obligations hereunder in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.23 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.23 or otherwise hereunder voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all Obligations shall have been indefeasibly paid in full, the Revolving Commitments shall have terminated or expired and all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank have been made) shall have terminated or expired. Each Qualified ECP Guarantor intends that this Section 9.23 constitute, and this Section 9.23 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE X
BORROWER GUARANTEES

SECTION 10.01 Guarantee of the Company.

In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of such other Borrowers. The Company further agrees that, except for any consent of the Company which is expressly required pursuant to this Agreement, the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.
The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Credit Party under the provisions of this Agreement, any other Loan Document or otherwise, (b) any extension or renewal of any of the Obligations, (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement, (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.
The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.
In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent or any Lender, forthwith pay, or cause to be paid, to the

Administrative Agent or such Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon.
Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrower to the Administrative Agent, the Issuing Bank and the Lenders.
Nothing shall discharge or satisfy the liability of the Company under this Section 10.01 except the full performance and payment of the Obligations.
SECTION 10.02 Guarantee of the Foreign Borrowers.

In order to induce the Lenders to extend credit to the other Foreign Borrowers hereunder, each Foreign Borrower hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of each other Foreign Borrower. Each Foreign Borrower further agrees that, except for any consent of such Foreign Borrower which is expressly required pursuant to this Agreement, the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.
Each Foreign Borrower waives presentment to, demand of payment from and protest to any other Borrower of any of the Obligations of any Foreign Borrower, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Foreign Borrowers hereunder shall not be affected by (a) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Credit Party under the provisions of this Agreement, any other Loan Document or otherwise, (b) any extension or renewal of any of the Obligations, (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement, (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of any Foreign Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of any Foreign Borrower to subrogation.
Each Foreign Borrower further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, or any Obligation of any Foreign Borrower is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.
In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against any Foreign Borrower by virtue hereof, upon the failure of any Foreign Borrower to pay any Obligation of such Foreign Borrower when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Foreign Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent or such Lender in cash an amount equal to the unpaid principal amount of any Obligations of any other Foreign Borrowers then due, together with accrued and unpaid interest thereon.
Upon payment by any Foreign Borrower of any sums as provided above, all rights of such Foreign Borrower against any other Foreign Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Foreign Borrower to the Administrative Agent, the Issuing Banks and the Lenders.
Nothing shall discharge or satisfy the liability of any Foreign Borrower under this Section 10.02 except the full performance and payment of the Obligations of all Foreign Borrowers.
SECTION 10.03 Limitation on Foreign Guarantees.

Notwithstanding any other provisions of the Loan Documents, no Loan to the Company or other obligation of the Company or any Domestic Subsidiary under this Agreement or under any Loan Document may be, directly or indirectly, (a) guaranteed by a Foreign Borrower or a Foreign Subsidiary, (b) secured by any assets of any Foreign Borrower or Foreign Subsidiary (including any stock held directly or indirectly by a Foreign Borrower or Foreign Subsidiary) or (c) secured by a pledge in excess of 65% of the stock (measured by the total combined voting power of the issued and outstanding voting stock) of a Foreign Borrower or Foreign Subsidiary. The Guarantee granted pursuant to this Article X does not apply to any liability to the extent that it would result in such Guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the English Companies Act 2006.
[END OF TEXT]

IN WITHNESS WHEREOF, the parties hereto, by their respective officers thereunto duly authorized, have executed this Agreement effective as of the date first above written.
BORROWERS:
MATRIX SERVICE COMPANY, a Delaware
corporation, MATRIX SERVICE CANADA
ULC, an Alberta unlimited liability corporation,
MATRIX SME CANADA ULC, a Nova
Scotia unlimited liability company, MATRIX
NORTH AMERICAN CONSTRUCTION
LTD., an Ontario corporation, and MATRIX
INTERNATIONAL HOLDING COMPANY
LIMITED, a private company formed under the
laws of England and Wales

By:    /s/ Kevin S. Cavanah
Name:    Kevin S. Cavanah
Title:    VP or Treasurer

Signed by
MATRIX APPLIED
TECHNOLOGIES PTY LTD (ACN
089 397 982)
in accordance with section 127 of the
Corporations Act 2001 by two directors:

/s/ Joseph F. Montalbano         /s/ Kevin S. Cavanah
Signature of director                    Signature of director

Joseph Frank Montalbano         Kevin Scott Cavanah
Name of director (please print)            Name of director (please print)

Signature Page to Fourth Amended and Restated Credit Agreement

ADMINISTRATIVE AGENT, ISSUING BANK,
SWINGLINE LENDER AND LENDER:

JPMORGAN CHASE BANK, N.A.

By:    /s/ David Jackson
Name:    David Jackson
Title:    Executive Director

Signature Page to Fourth Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., TORONTO
BRANCH

By:    /s/ Michael N. Tam
Name:    Michael N. Tam
Title:    Senior Vice President

Signature Page to Fourth Amended and Restated Credit Agreement

CO-SYNDICATION AGENT AND LENDER:

WELLS FARGO BANK, N.A., CANADIAN
BRANCH

By:    /s/ Marc-Philippe Piche
Name:    Marc-Philippe Piche
Title:    Regional Vice President

Signature Page to Fourth Amended and Restated Credit Agreement

CO-SYNDICATION AGENT AND LENDER:

BANK OF MONTREAL

By:    /s/ John Dillon
Name:    John Dillon
Title:    Director

Signature Page to Fourth Amended and Restated Credit Agreement

CO-SYNDICATION AGENT AND LENDER:

BANK OF AMERICA, N.A.

By:    /s/ Lisa M. Chrzanowski
Name:    Lisa M. Chrzanowski
Title:    Senior Vice President

Signature Page to Fourth Amended and Restated Credit Agreement

CO-SYNDICATION AGENT AND LENDER:

BANK OF AMERICA, N.A.

By:
Name:
Title:

LENDER:
BANK OF AMERICA, N.A.
(CANADA BRANCH)
By:    /s/ Medina Sales de Andrade
Name:    Medina Sales de Andrade
Title:    Vice President

Signature Page to Fourth Amended and Restated Credit Agreement

CO-DOCUMENTATION AGENT AND LENDER:

BOKF, N.A., dba BANK OF OKLAHOMA

By:    /s/ Jarrod Compton
Name:    Jarrod Compton
Title:    Senior Vice President

Signature Page to Fourth Amended and Restated Credit Agreement

CO-DOCUMENTATION AGENT AND LENDER:

FIFTH THIRD BANK

By:    /s/ Matthew Lewis
Name:    Matthew Lewis
Title:    Vice President

Signature Page to Fourth Amended and Restated Credit Agreement

CO-DOCUMENTATION AGENT AND LENDER:

FIFTH THIRD BANK, Operating through its Canadian
Branch

By:    /s/ Mauro Spagnolo
Name:    Mauro Spagnolo
Title:    Managing Director & Principal Officer

Signature Page to Fourth Amended and Restated Credit Agreement

CO-DOCUMENTATION AGENT AND LENDER:

BRANCH BANKING & TRUST COMPANY

By:    /s/ Jim Wright
Name:    Jim Wright
Title:    Assistant Vice President

Signature Page to Fourth Amended and Restated Credit Agreement

LENDER:

COMMERCE BANK

By:    /s/ Darren P. Walkup
Name:    Darren P. Walkup
Title:    Senior Vice President

Signature Page to Fourth Amended and Restated Credit Agreement

HOU:3759565.1

HOU:3759565.1
Schedule 2.01

LENDERS AND REVOLVING COMMITMENTS

Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$60,000,000
Wells Fargo Bank, N.A.	$47,500,000
Bank of Montreal	$45,000,000
Bank of America, N.A.	$42,500,000
BOKF, NA dba Bank of Oklahoma	$35,000,000
Fifth Third Bank	$30,000,000
Branch Banking and Trust Company	$30,000,000
Commerce Bank	$10,000,000
TOTAL	$300,000,000

SCHEDULE 3.13
Subsidiaries (List of All Subsidiaries, with Jurisdictions of Organization, Ownership Percentages Held by the Company or other Subsidiaries)
Parent Company: Matrix Service Company, a Delaware corporation (the Company)

Subsidiary Name	Total Authorized Capital	Place of Incorporation or Formation	Owned By	Percentage Ownership of Issued and Outstanding Common Stock and other Equity Interests	Principal Place of Business	Subsidiary Guarantor (Y/N)
Matrix North American Construction, Inc.	500 shares of common stock @ $1.00 par value	Oklahoma	Matrix Service Company	100% 500 shares of common stock	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	Y
Matrix Service Inc.	5,000 shares of common stock @ $1.00 par value	Oklahoma	Matrix Service Company	100% 500 shares of common stock	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	Y

Matrix International Holding Company Limited	1 GBP	United Kingdom	Matrix Service Company	100%	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	N (Foreign Borrower)
Matrix Applied Technologies, Ltd.	40,000 shares @ ₩ 5,000 (Korean won) per share	Korea	Matrix International Holding Company Limited	100%	90, Donyu 2-ro, Paju-eup, Pajusi, Kyunggi-do, South Korea	N
Matrix Applied Technologies, Pty. Ltd.	50,000 Shares @AUD $0.10 (Australian Dollar) per share	Australia	Matrix Applied Technologies, Ltd.	100%	190 O’Riordan St., Suite 5.02 Mascot, Sydney, NSW 2020 Australia	N (Foreign Borrower)

Matrix Service, Inc., Panama ***	N/A	Panama	Matrix Service Company	100% less 1 share owned by local citizen on board of directors	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	N

HOU:3759789.1

San Luis Tank S.A. de C.V. ***	N/A	Mexico	Matrix Service Company	100% less 1 share owned by local citizen on board of directors	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	N
Matrix SME Canada, Inc.	50,000 shares of common stock @ $0.01 par value	Delaware	Matrix North American Construction, Inc.	100% 1,000 shares of common stock	1500 Chester Pike Eddystone, PA 19022	N
Matrix SME Canada ULC	100,000 shares of common stock @ no par value	Nova Scotia, Canada	Matrix SME Canada, Inc.	100% 100 shares of Common Stock	250 Industrial Dr. Saint John, NB E2R 1A5	N (Foreign Borrower)

Matrix North American Construction Ltd.	2,200,001	Ontario	Matrix North American Construction, Inc.	100% 2,200,001 shares of Common Stock	3196 Mainway Burlington, Ontario L7M 1A5	N (Foreign Borrower)
Matrix Applied Technologies, Inc.	500 shares of common stock @ $0.01 par value	Delaware	Matrix Service Company	100% 500 shares of common stock	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	N

Matrix Service Specialized Transport, Inc.
62,000 Shares
1,000 shares of Class A
common @
$1.00 par value
1,000 shares of Class B
common @
$1.00 par value
30,000 shares of Class A Preferred @
$1.00 par value
30,000 shares of Class B Preferred @
$1.00 par value
	Pennsylvania	Matrix North American Construction, Inc.	100% 100 shares of Class A Common Stock 100% 400 shares of Class B Common Stock 100% 17,500 shares of Class A Preferred Stock	1500 Chester Pike Eddystone, PA 19022	N

Matrix Service Canada ULC (f/k/a Matrix Service ULC)	Unlimited common and preferred stock	Alberta, Canada	Matrix Service Inc. (OK)	100% 100 shares of Common Stock	7067 39th Street Leduc, AB T9E 0B3	N (Foreign Borrower)
Matrix Service International, LLC	N/A	Delaware	Matrix Service Company	100% of the limited liability company interest	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	N
Matrix International Holding, LLC	N/A	Delaware	Matrix Service Company	100% of the limited liability company interest	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	N
Matrix Service Costa Rica, SRL, a Costa Rican Sociedad de Responsabilidad Limitada	10,000,000 colones	Costa Rica	Matrix Service International, LLC	100% - 10,000 colones	Costa Rica	N

Matrix International Construction, LLC	N/A	Oklahoma	Matrix Service International, LLC	100% of the limited liability company interest	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	N
Matrix PDM Engineering, Inc.	5,000,000 shares common stock	Delaware	Matrix Service Company	100% - 1,000 shares	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	Y
Matrix PDM, LLC	N/A	Oklahoma	Matrix PDM Engineering, Inc.	100%	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	N
Matrix International Bahamas Ltd.	N/A	Bahamas	Matrix Service International, LLC	100%	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	N

Mobile Aquatic Solutions, Inc.	500 shares of Common Stock, $0.01 / share par value	Oklahoma	Matrix Service Inc.	100%	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	N
MSE International Puerto Rico, LLP	N/A	Puerto Rico	Matrix International Engineering, LLP Kenneth Erdmann Joseph Hoptay	99% - Class A Partnership Participation Units 0.5% - Class B Partnership Participation Units 0.5% Class B Partnership Participation Units	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	N

Matrix Construction, SRL	N/A	Panama	Matrix International Holding, LLC Matrix Service International, LLC	50% 50%	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	N
Matrix International Engineering, LLP	N/A	Delaware	Matrix Service International, LLC Matrix PDM Engineering, Inc.	99% 1%	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	N

Matrix Construction Puerto Rico, LLC	N/A	Puerto Rico	Matrix International Engineering, LLP Kenneth Erdmann Joseph Hoptay	99% 0.5% 0.5%	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	N
Matrix North American Construction, LLC.	N/A	Delaware	Matrix North American Construction, Inc.	100%	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	N
Houston Interests, LLC	N/A	Oklahoma	Matrix PDM Engineering, Inc.	100%	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	Y

Devco USA LLC	N/A	Oklahoma	Houston Interests, LLC	100%	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	N
River Consulting, LLC	N/A	Louisiana	Houston Interests (River), LLC	100%	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	N
River International, LLC	N/A	Oklahoma	Houston Interests, LLC	100%	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	N
S&R Technical Services, Inc.	5,000,000 shares of common stock, par value $0.01 per share	Oklahoma	Houston Interests, LLC	100%	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	N

Houston Interests (River), LLC	N/A	Oklahoma	Houston Interests, LLC	100%	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	N
Devco International, LLC	N/A	Oklahoma	Houston Interests, LLC	100%	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	N
Process Plant Services, LLC	N/A	Oklahoma	Houston Interests, LLC	100%	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	N
River Consulting Colombia, S.A.S.	N/A	Colombia	River International, LLC	100%	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	N
River Food Services, LLC	N/A	Maryland	Houston Interests (River), LLC	100%	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	N
Devco World, LLC	N/A	Oklahoma	Houston Interests, LLC	100%	5100 East Skelly Dr., Suite 100 Tulsa, OK 74135	N
*** Not currently considered to be a Subsidiary for purposes of the Credit Agreement - see the revised definition of “Subsidiary”

MATRIX SERVICE COMPANY
SCHEDULE 3.17
Bonds In Force as of December 31 , 2016
Bond Number(s)	Principal Name(s)	Obligee Name(s)	Bond Description	Sub Type	Bond Amount	Surety Group	Original Inception Date	Effective Date	Expiration Date
BID BONDS
102680-CHUBB-16-1	Matrix Service Company	University of Nebraska-Lincoln - Facilities Management & Planning Department	City Campus Thermal Energy Storage Tank - Lincoln, NE	Bid	$4,200,000.00	Chubb Group	29-Feb-16		28-Feb-17
102680-CHUBB-16-2	Matrix North American Construction, Inc.	Peabody Municipal Light Plant	Peabody Municipal Light Plant - Johnson Street Switching Station - Demolition and Re-build of Existing Switching Station	Bid	$2,750,000.00	Chubb Group	24-Feb-16		01-Mar-17
102680-CHUBB-16-3	Matrix Service Inc.	Fluor Federal Petroleum Operations LLC	WHB-16-026, Task BM-MM-740C, Convert BMT-2 to an External Floating Roof Tank at Bryan Mount SPR Site.	Bid	$9,000,000.00	Chubb Group	27-May-16		27-May-17
102680-CHUBB-16-4	Matrix Service Inc.	Hastings Utilities	New Fuel Oil Tank At Whelan Energy Center - Hastings Utilities, Hastings, Nebraska	Bid	$600,000.00	Chubb Group	06-Jul-16		06-Jul-17
102680-PREQUAL - PSE&G	Matrix North American Construction, Inc.	PSE&G Fossil, LLC	Sewaren 07 Combined Cycle Project - Mechanical construction services to build a new 540 MW 1x1 Gas Turbine Combined Cycle (GTCC) facility adjacent to Sewaren Generating Station in Sewaren, NJ	Bid	$0.00	Chubb Group	22-Jun-16		22-Jun-17
TOTAL BID BONDS				5	$16,550,000.00
PAYMENT & PERFORMANCE BONDS
837925	Matrix North American Construction, Inc.	Siemens Energy, Inc.	PSEG 40th Street Substation 69kV GIS Installation	Performance and/or Payment	$637,851.33	AIG Group	16-Dec-14	16-Dec-14	16-Dec-15

837926	Matrix North American Construction, Inc.	Siemens Energy, Inc.	PSEG Belleville Switch Station 69kV GIS Installation	Performance and/or Payment	$531,311.20	AIG Group	16-Dec-14	16-Dec-14	16-Dec-15
837927	Matrix North American Construction, Inc.	Siemens Energy, Inc.	PSEG North Paterson Station 69kV GIS Installation	Performance and/or Payment	$1,270,993.18	AIG Group	16-Dec-14	16-Dec-14	16-Dec-15
837928	Matrix North American Construction, Inc.	Siemens Energy, Inc.	PSEG Warren Point Substation 69kV GIS Installation	Performance and/or Payment	$835,669.86	AIG Group	16-Dec-14	16-Dec-14	16-Dec-15
837929	Matrix North American Construction, Inc.	Siemens Energy, Inc.	PSEG McLean Station 69kV GIS Installation	Performance and/or Payment	$717,921.66	AIG Group	06-Jan-15	06-Jan-15	06-Jan-16
837930	Matrix PDM Engineering	Samsung Engineering Co., Ltd	Texas LNG Samsung LNG Storage Tank FEED Study - Advance Payment	Performance and/or Payment	$27,750.00	AIG Group	24-Apr-15	30-Mar-16	30-Mar-17
837932	Matrix North American Construction, Inc.	Mass Electric Construction Co.	Philips 66 Cogen 230kV Gas Insulated Switchgear G23 Split	Performance and/or Payment	$1,211,355.00	AIG Group	29-Sep-15	09-Oct-15	28-Apr-16
915246	Matrix Service Canada ULC	Flatiron Constructors Canada Limited	Proposal #9285-0914-034; CNRL Horizon Thickener Steel Tank	Performance and/or Payment	$1,527,537.96	AIG Group	18-Sep-14	18-Sep-14	19-Dec-14
994630	Matrix Service Inc.	Rust Constructors,Rust Constructors, Inc.	Mechanical Installation, Subcontract #33797-SC-003, Morenci Tailings Storage Expansion, Morenci, AZ	Performance and/or Payment	$3,460,498.00	AIG Group	05-Nov-13	05-Nov-13	05-Nov-14
994637	Matrix Service Inc.	Sabine Pass Liquefaction, LLC	Engineering, procurement and construction for the condensate storage and send-out system sub-project for the Sabine Pass LNG Liquefaction Project.	Performance and/or Payment	$8,838,935.00	AIG Group	24-Feb-14	24-Feb-14	24-Feb-15
994638	Matrix Service Inc.	Burns & McDonnell Engineering Company, Inc.	Construct the three (3) CS+ Tanks on the Phillips 66 Freeport LPG Export Terminal Project In Accordance with Subcontract 78597-TNK-201.	Performance and/or Payment	$10,066,791.00	AIG Group	31-Jan-14	31-Jan-14	15-Sep-15

994639	Matrix Service Inc.	Burns & McDonnell Engineering Company, Inc.	Furnish and Erect Tanks at the Phillips 66 Freeport LPG Export Terminal Project in Freeport, TX, Contract #82849	Performance and/or Payment	$2,325,746.00	AIG Group	06-Jun-14	06-Jun-14	06-Jun-15
994640	Matrix Service Inc.	Burns & McDonnell Engineering Company, Inc.	Furnish and Erect Tanks at the Phillips 66 Freeport LPG Export Terminal Project in Freeport, TX, Contract #82850.	Performance and/or Payment	$28,253,940.00	AIG Group	06-Jun-14	06-Jun-14	06-Jun-15
994641	Matrix Service Inc.	MMC, Inc.	Fuel Storage Facility Modifications - Phase II - Aircraft Fuel Receiving Storage and Distribution Facility Expansion at McCarran International Airport in Las Vegas, NV; Bid No. 1130167/LAS-14-001, Subcontract No. 724-S013	Performance and/or Payment	$3,558,000.00	AIG Group	08-Aug-14	08-Aug-14	08-Aug-15
994643	Matrix SME, Inc.	Illinois Extension Pipeline Company, LLC and Enbridge Energy, Limited Partnership	Eastern Access Program (EAP) Flanagan Phase III Manifold Expansion - E	Performance and/or Payment	$20,710,850.84	AIG Group	07-Oct-14	07-Oct-14	07-Oct-15
994644	Matrix SME, Inc.	Illinois Extension Pipeline Company, L.L.C.	Southern Access Extension (SAX) Flanagan Pump Station General Construction - SAX-1-01B	Performance and/or Payment	$23,140,152.00	AIG Group	07-Oct-14	07-Oct-14	07-Oct-15
8237-93-94	Matrix North American Construction, Inc.		ETC Project Revolution Fractionator	Performance and/or Payment	$4,847,700.00	Chubb Group	02-Sep-16	02-Sep-16	02-Sep-17
8237-93-95	Matrix Service Inc.	JAX LNG, LLC	EPC of one 2MM gallon net working capacity double wall, single containment LNG Tank in Jacksonville, FL	Performance and/or Payment	$14,547,350.00	Chubb Group	05-Oct-16	05-Oct-16	05-Oct-17

8237-99-01	Matrix Service Inc.	Village of Mount Prospect	Village of Mount Prospect, IL Tank 17 existing umbrella roof demolition, replacement with a supported cone roof, interior and exterior painting.	Performance and/or Payment	$1,131,447.00	Chubb Group	07-Apr-16	07-Apr-16	07-Apr-17
8237-99-02	Matrix Service Inc.	Arizona Solar One LLC	Packinox heat exchange cleaning; chemical clean to remove molten salt; service of chemical cleaning for the Solana Generating Station in Maricopa County, AZ - Contract No. 4500832626	Performance and/or Payment	$373,640.00	Chubb Group	21-Apr-16	21-Apr-16	21-Apr-17
8237-99-03	Matrix North American Construction, Inc.	SNC-Lavalin Constructors, Inc.	Civil & Electrical Scope for installation of 500kV Switchyard at the Keyes Energy Center - Prince George's County, Maryland	Performance and/or Payment	$8,895,000.00	Chubb Group	13-May-16	13-May-16	31-Dec-16
8237-99-04	Matrix North American Construction, Inc.	ETC Northeast Pipeline LLC	ETC Project Revolution Fractionator; S-420 Cooling Water Electrical & Instrumentation at the Marcus Hook Industrial Complex; Subcontract Number 110088-84361	Performance and/or Payment	$512,026.00	Chubb Group	26-May-16	02-Jun-16	02-Jun-17
8237-99-05	Matrix North American Construction, Inc.	Siemens Energy Inc.	Amtrak Metuchen GIS Installation for the Frequency Converter Project. No. G-000215	Performance and/or Payment	$719,400.00	Chubb Group	07-Jun-16	07-Jun-16	07-Jun-17
8237-99-10	Matrix Service Inc.	Fluor Industrial Services, Inc.	TX6 Building Foundations & Structural Steel Contract No. A5EF-90-K130 Oxnard, CA	Performance and/or Payment	$1,769,894.00	Chubb Group	02-Jun-16	02-Jun-16	02-Jun-17

8237-99-12	Matrix Service Inc.	Fluor Industrial Services, Inc.	Xc2 Bldg. 17 Ductwork, Contract No. A5EF-90-K131, P&G - Oxnard, CA	Performance and/or Payment	$696,775.78	Chubb Group	08-Aug-16	08-Aug-16	08-Aug-17
8239-39-79	Matrix Service Canada ULC	Enbridge Pipelines (Athabasca) Inc.	Northwest Redwater Connections Project at Stonefell	Performance and/or Payment	$2,276,291.50	Chubb Group	29-Jan-16	29-Jan-16	27-Jun-17
8244-93-47	Matrix Service Inc.	Fluor Industrial Services, Inc.	Contract No. A5EF-90-K133, P&G Oxnard, CA - XC2 Pipe Rack and Duct Support Steel	Performance and/or Payment	$386,645.00	Chubb Group	01-Sep-16	01-Sep-16	01-Jan-17
8244-93-63	Matrix Service Inc.	Vopax Terminal Deer Park	Design, engineer, procure and construct ten (10) bulk liquid storage tanks; some plant construction	Performance and/or Payment	$4,800,000.00	Chubb Group	21-Dec-16	21-Dec-16	21-Dec-17
837933	Matrix PDM Engineering	UTE TSGI	Coke Handling Package for the Aegean Refinery Project (ARP) Project no. 02245	Maintenance	$222,810.00	AIG Group	28-Dec-15	28-Dec-15	30-Apr-19
TOTAL PAYMENT, PERFORMANCE & MAINTENANCE BONDS				29	$148,294,282.31
LICENSE & PERMIT BONDS
08364704	Matrix North American Construction, Inc.	State of North Carolina	Contractors License	Contractors License	$2,000,000.00	Zurich	01-Mar-11	01-Mar-16	01-Mar-17
08364733	Matrix North American Construction, Inc. & Bill Jackel	State of California	Bond of Qualifying Individual	Contractors License	$15,000.00	Zurich	18-Jun-09	18-Jun-16	18-Jun-17
08756491	Matrix North American Construction, Inc.	State of Washington	Contractors License	Contractors License	$12,000.00	Zurich	15-Mar-05	15-Mar-16	15-Mar-17
08756504	Matrix North American Construction, Inc.	Regulation of Construction Contractors	General Contractor	Contractors License	$25,000.00	Zurich	31-Dec-07	31-Dec-16	31-Dec-17
08756513	Matrix Service Inc.	City of Whiting Indiana	Contractor	Contractors License	$5,000.00	Zurich	18-May-05	18-May-16	18-May-17
08828024	Matrix North American Construction, Inc.	State of California	Contractors License Bond	Contractors License	$15,000.00	Zurich	18-Apr-06	18-Apr-16	18-Apr-17
08828025	Matrix Service Inc.	State of California	Contractor	Contractors License	$15,000.00	Zurich	18-Apr-08	18-Apr-16	18-Apr-17
08983170	Matrix Service Inc.	Department of Labor and Industries, State of Washington	Electrical/Telecommunications Contractor's	Contractors License	$6,000.00	Zurich	10-Mar-10	10-Mar-16	10-Mar-17
09009314	Matrix Service Inc.	State of Arizona	"A" Class General Engineering Contractor	Contractors License	$100,000.00	Zurich	15-Aug-10	15-Aug-16	15-Aug-17

09009399	Matrix Service Inc.	State of Washington	Contractors Bond	Contractors License	$12,000.00	Zurich	16-Aug-10	16-Aug-16	16-Aug-17
09009400	Matrix Service Inc.	State of Oregon	Commercial Contractor	Contractors License	$75,000.00	Zurich	16-Jun-10	16-Jun-16	16-Jun-17
09026617	Matrix North American Construction, Inc.	The Board of Commissioners of the County of Lake, State of Indiana, and any Cities or Towns in Lake	Contractor	Contractors License	$5,000.00	Zurich	22-Sep-06	22-Sep-16	22-Sep-17
09026629	Matrix North American Construction, Inc.	Nevada State Contractors Board	Contractor	Contractors License	$50,000.00	Zurich	27-Nov-10	27-Nov-16	27-Nov-17
09026630	Matrix Service Inc.	State of Texas	Superheavy or Oversize Permit Bond	Other License-Permit	$10,000.00	Zurich	31-Aug-14	31-Aug-16	31-Aug-17
09026731	Matrix Service Inc.	AK - Dept of Natural Resources - Anchorage AK	Construction Contractor	Contractors License	$25,000.00	Zurich	09-Mar-10	09-Mar-16	09-Mar-17
09036023	Matrix Service Inc. - Mark McBroom	State of Oklahoma	Mechanical Contractor	Contractors License	$5,000.00	Zurich	18-Mar-11	18-Mar-16	18-Mar-17
09036070	Matrix Service Inc. - Kevin A. Durkin	State of California	Bond of Qualifying Individual	Contractors License	$15,000.00	Zurich	21-Mar-11	21-Mar-16	21-Mar-17
09036072	Matrix Service Inc.	West Virgina Division of Labor	Wage Payment Collection Surety Bond	Contractors License	$50,000.00	Zurich	11-Apr-11	11-Apr-16	11-Apr-17
09057361	Matrix Service Inc.	State of New Mexico	Contractor License Code	Contractors License	$10,000.00	Zurich	12-Aug-11	12-Aug-16	12-Aug-17
09057550	Matrix Service Inc.	State of Iowa	Out-of-State Contractor - License No. C095804	Contractors License	$25,000.00	Zurich	17-Feb-12	17-Feb-16	17-Feb-17
09066707	Matrix Service Inc.	State of Arizona	B-1 General Commercial Contractor	Contractors License	$100,000.00	Zurich	26-Apr-12	26-Apr-16	26-Apr-17
09066777	Matrix Service Inc.	State of Florida	Construction License	Contractors License	$100,000.00	Zurich	08-Jun-12	08-Jun-16	08-Jun-17
09077549	Matrix North American Construction, Inc. & Charles R. Carter	Board of Examiners of Electrical Contractors, State of New Jersey	Electrical Contractor	Other License-Permit	$1,000.00	Zurich	31-Mar-12	31-Mar-15	31-Mar-18
09077608	Matrix Service Inc.	Nevada State Contractors Board	Contractor	Contractors License	$50,000.00	Zurich	22-Mar-12	22-Mar-16	22-Mar-17
09077616	Matrix North American Construction, Inc.	State of Florida	Contractors License	Contractors License	$100,000.00	Zurich	29-Mar-12	29-Mar-16	29-Mar-17
09089606	Lyndon Cutler (Matrix Service Inc.)	Oklahoma Construction Industries Board	Mechanical Contractor	Contractors License	$5,000.00	Zurich	25-Jul-12	25-Jul-16	25-Jul-17
09126884	Matrix Service Inc.	City of Superior	General Contractor - Commercial	Contractors License	$25,000.00	Zurich	01-Jan-15	31-Dec-16	31-Dec-17
09143825	Matrix North American Construction, Inc.	Porter County	Construction Subcontractor - Foundation/Steel Erection/Machinery Erection.	Contractors License	$5,000.00	Zurich	20-Dec-13	20-Dec-16	20-Dec-17

09143834	Matrix North American Construction, Inc.	Town of Burns Harbor	Contractor	Contractors License	$10,000.00	Zurich	20-Dec-13	20-Dec-16	20-Dec-17
09143835	Matrix North American Construction, Inc.	Lake County, Indiana	Contractor	Contractors License	$5,000.00	Zurich	20-Dec-13	20-Dec-16	20-Dec-17
09143837	Matrix North American Construction, Inc.	Village of Dolton, IL	Contractor	Contractors License	$10,000.00	Zurich	20-Dec-13	20-Dec-16	20-Dec-17
09143838	Matrix Service Inc.	State of Arizona	Electrical Contractor	Other License-Permit	$50,000.00	Zurich	13-Dec-13	13-Dec-16	13-Dec-17
09152459	Matrix Service Inc.	City of El Paso, Texas	Blanket Building Construction Bond	Other License-Permit	$25,000.00	Zurich	11-Mar-14	11-Mar-16	11-Mar-17
09157267	Matrix North American Construction, Inc.	City of Jersey City		Contractors License	$15,000.00	Zurich	18-May-15	18-May-16	18-May-17
09157276	Matrix Service Inc.	Nevada State Contractors Board	A14 - Steel Erection & Industrial Machinery / A20 - Industrial Piping	Contractors License	$20,000.00	Zurich	19-Apr-91	19-Apr-16	19-Apr-17
09164693	Matrix North American Construction, Inc.	New Castle County	Statutory Compliance Bond - Outside Utility Contractor	Contractors License	$50,000.00	Zurich	01-Jan-15	01-Jan-17	01-Jan-18
09164739	Matrix North American Construction, Inc.	Nevada State Contractors Board	Contractor	Contractors License	$50,000.00	Zurich	09-Oct-14	09-Oct-16	09-Oct-17
09185174	Matrix North American Construction, Inc.	State of Oregon Construction Contractors Board	Construction Contractor's Commercial Surety Bond - ORS Chapter 701 and OAR Chapter 812.	Contractors License	$75,000.00	Zurich	20-Jul-16	20-Jul-16	20-Jul-17
09185179	Matrix North American Construction, Inc.	Board of Lake County Commissioners, all Cities, Towns and Municipalities of Lake County, Indiana	Contractor's License Bond - Bill Uporsky - qualifier	Contractors License	$5,000.00	Zurich	05-Aug-16	05-Aug-16	15-Aug-17
TOTAL LICENSE & PERMIT BONDS				39	$3,176,000.00
WAGE & WELFARE BONDS

08364718	Matrix North American Construction, Inc.	Trustees of the Pension, Welfare, Vacation, Education, Industry and Surety Funds of Steamfitters, Pipefitters and Apprentices Local Union No. 475	Guarantees payment of the amounts which under the Agreement are to be paid to the Trustees of the Steamfitters Welfare Fund Local Union No. 475, Steamfitters Pension Fund Local Union No. 475, Steamfitters Education Fund Local Union No. 475, Steamfitters Surety Fund Local Union No. 475, Steamfitters Vacation Fund Local Union No. 475 and the Mechanical Contracting Industry Council Fund.	Wage and Welfare	$30,000.00	Zurich	30-Apr-10	30-Apr-16	30-Apr-17
08719365	Matrix North American Construction, Inc.	International Brotherhood of Electrical Workers Local Union No. 98	Guarantee payments to Local 98, International Brotherhood of Electrical Workers' Pension Fund and the Local 98, I.B.E.W. Vacation Fund and the Local 98, I.B.E.W. Health and Welfare Fund, Local 98, I.B.E.W. Deferred Income Plan, the Joint Apprentice Committe Fund and the Local Employees' Benefit Board	Wage and Welfare	$1,250,000.00	Zurich	17-Jun-04	17-Jun-16	17-Jun-17
08719371	Matrix North American Construction, Inc.	District Council Ironworkers Funds of Northern New Jersey	Wage and Welfare Funds Bond	Wage and Welfare	$25,000.00	Zurich	14-Jul-14	14-Jul-16	14-Jul-17
08719373	Matrix North American Construction, Inc.	Laborers' District Council of the Metropolitan Area of Philadelphia and Vicinity	Payments made in accordance with the Collective Bargaining Agreement	Wage and Welfare	$10,000.00	Zurich	14-Jul-04	14-Jul-16	14-Jul-17

08719375	Matrix North American Construction, Inc.	International Brotherhood of Electrical workers, AFL-CIO Local Union No. 24	Payment of Wages and Dues	Wage and Welfare	$25,000.00	Zurich	14-Jul-04	14-Jul-16	14-Jul-17
08719376	Matrix North American Construction, Inc.	Maryland Electrical Industry Funds	Contributions to fund in accordance with the agreement.	Wage and Welfare	$75,000.00	Zurich	14-Jul-14	14-Jul-16	14-Jul-17
08720283	Matrix North American Construction, Inc.	United Association of Plumbers & Steamfitters Local 322	Guarantees payment to wage and welfare funds.	Wage and Welfare	$110,000.00	Zurich	12-Nov-13	12-Nov-16	12-Nov-17
08748704	Matrix North American Construction, Inc.	International Brotherhood of Electrical Workers, Local Union 400	Collective Bargaining Agreement guaranteeing the payment of Assessments for Temporary Disability Insurance, the National Electrical Benefit Fund, Vacation Fund, Pension Fund, Training Fund, Annuity Fund, Welfare Fund and Wages.	Wage and Welfare	$120,000.00	Zurich	10-May-04	10-May-16	10-May-17
08756488	Matrix North American Construction, Inc.	Iron Workers District Council of Southern Ohio & Vicinity Benefit Trust, etal	Benefit - Pension - Annuity Trust	Wage and Welfare	$20,000.00	Zurich	09-Feb-05	09-Feb-16	09-Feb-17
08756502	Matrix North American Construction, Inc.	International Brotherhood of Electrical Workers Union No. 102	IBEW Local Union 102 Pension Fund, Welfare Fund, Personal Fund, National Electrical Benefit Fund, Annuity Fund, Dues Check-Off Fund, JATC Fund and Temporary Disability Fund in accordance with the Collective Bargaining Agreement	Wage and Welfare	$1,500,000.00	Zurich	11-Mar-05	11-Mar-16	11-Mar-17
08756507	Matrix North American Construction, Inc.	International Brotherhood of Electrical Workers Local Union 380	Guarantees contributions in accordance with Collective Bargaining Agreement.	Wage and Welfare	$50,000.00	Zurich	13-Apr-05	13-Apr-16	13-Apr-17

08756509	Matrix North American Construction, Inc.	International Brotherhood of Electrical Workers Local Union 474	Agreement between the Memphis Chapter, National Electrical Contractors Association and Local Union No. 474 of the International Brotherhood of Electrical Workers - National Electrical Benefit Fund; Memphis Electrical Health and Welfare Plan and Trust; NECA-IBEW Memphis Retirement Plan and Trust; Memphis Electrical Apprenticeship and Training Trust Fund; National Electrical Industry Fund; NECA Receiving Trust; and Local 474	Wage and Welfare	$25,000.00	Zurich	20-Apr-05	20-Apr-16	20-Apr-17
08756537	Matrix North American Construction, Inc.	Trustees of Iron Workers District Council of Philadelphia and Vicinity Benefit Plan	Guarantee payments to Benefit and Pension Plans.	Wage and Welfare	$25,000.00	Zurich	01-Jul-05	01-Jul-16	01-Jul-17
08982050	Matrix North American Construction, Inc.	International Brotherhood of Electrical Workers Local 607	IBEW Local No. 607 Health and Welfare Fund, Pension Fund, Annuity Fund, Joint Electrical Apprenticeship and Training Committee, Vacation Fund, National Electrical Benefit Fund and National Labor Mangement Cooperative Committee.	Wage and Welfare	$20,000.00	Zurich	03-May-10	03-May-16	03-May-17

08983161	Matrix North American Construction, Inc.	International Brotherhood of Electrical Workers Local Union 488	Collective Bargaining Agreement guaranteeing payments covering wages, dues Checkoff, Health and Welfare, Pension, Annuity, Joint Apprenticeship Training Committee (JATC)	Wage and Welfare	$90,000.00	Zurich	10-Apr-10	10-Apr-16	10-Apr-17
08983162	Matrix North American Construction, Inc.	International Brotherhood of Electrical Workers, Local No. 90	Collective Bargaining Agreement guaranteeing payments covering Wages, Dues Checkoff, Health and Welfare, Pension, annuity, Joint Apprenticeship Training Committee (JATC), and the Connecticut Labor Management Cooperation Committee Trust Fund, Administrative Maintenance Fund, and National Electrical Benefit Fund	Wage and Welfare	$50,000.00	Zurich	21-Apr-10	21-Apr-16	21-Apr-17
09009202	Matrix North American Construction, Inc.	Mechanical Contractors Association of Eastern Pennsylvania, Inc.	Trustees of Steamfitters Local Union 420 of Philadelphia Welfare Fund, Pension Fund, Joint Apprenticeship Training Fund, Vacation Fund, and Mechanical Contractors Association of Eastern Pennsylvania, Inc., Administor of Industry Fund, and Steamfitters Local Union 420	Wage and Welfare	$500,000.00	Zurich	01-May-10	30-Apr-16	30-Apr-17

09009208	Matrix North American Construction, Inc.	International Brotherhood of Electrical Workers Union #456	Guarantees payment of assessments for Temporary Disability Insurance, National Electrical Benefit Fund, Northern New Jersey Electrical Industry Fund, Health and Welfare Fund, Supplemental Welfare Fund, Joint Pension Fund, Annuity Fund, Personal Fund, Working Dues and Wages.	Wage and Welfare	$500,000.00	Zurich	23-May-10	23-May-16	23-May-17
09009245	Matrix North American Construction, Inc.	International Brotherhood of Electrical Workers Local Union No. 164	Guarantees contributions to the National Electrical Benefit Fund (NEBF) the New Jersey Temporary Disability Trust Fund (TDB), the Joint Welfare Fund, Local union #164, the Joint Pension Fudn, Local Union #164, IBEW, the Joint AnnuityFund, Local union #164, IBEW, the Joint Apprenticeship Training Fund, Local Union #164, IBEW, Employee's Personal Fund, Local Union #164, IBEW, current working Assessments, Local Union #164, IBEW and has also agreed to pay the wages of the employees represented by the Obligee, Joint Industry Fund 1% of Gross Labor Payroll.	Wage and Welfare	$1,350,000.00	Zurich	30-Jun-10	30-Jun-16	30-Jun-17

09009316	Matrix North American Construction, Inc.	International Brotherhood of Electrical Workers Local Union #103	Gurantees contributions to Electrical Workers Pension Fund, IBEW 103 Electrical Workers Deferred Income Fund, IBEW 103 Health Benefit Fund, the Joint Apprenticeship and Training Trust Fund, IBEW 103 Electrical Industry Labor-Management Cooperation Trust Fund, the National Electrical Benefit Fund, the Administrative Maintenance Fund, the National Electrical Industry Fund, the National Labor-Management Cooperation Committee, the Local-Labor Management Cooperation Committee, the Electrical Workers Educaitonal and Cultural Fund, IBEW 103 and the Electrical Workers Educational and Cultural Fund B.	Wage and Welfare	$50,000.00	Zurich	18-Aug-10	18-Aug-16	18-Aug-17
09009317	Matrix North American Construction, Inc.	International Brotherhood of Electrical Workers Local Union #313	Contributions made in accordance with the Collective Bargaining Agreement	Wage and Welfare	$60,000.00	Zurich	25-Aug-11	25-Aug-16	25-Aug-17
09026750	Matrix North American Construction, Inc.	International Brotherhood of Electrical Workers - Local Union 229	Guarantee payment of wages for all such union members and/or pay to he obligee such welfare funds collected or deducted from wages.	Wage and Welfare	$60,000.00	Zurich	28-Jan-12	28-Jan-16	28-Jan-17

09089670	Matrix North American Construction, Inc.	International Brotherhood of Electrical Workers Local Union #81	Contributions to IBEW #81 Annuity Fund, IBEW #81 Vacation Fund, IBEW #81 Health and Welfare Fund, IBEW #81 Educational Fund, IBEW #81 Pension Fund, JATC Building Fund, and IBEW #81 General Fund (additional working dues) and the National Electrical Benefit Fund per the Collective Bargaining Agreement.	Wage and Welfare	$50,000.00	Zurich	24-Sep-14	24-Sep-16	24-Sep-17
09105310	Matrix North American Construction, Inc.	Local 537 Pipefitters Association of Boston	Contributions to the Trustees of the Health & Hospitalization Trust Fund, Pension Trust Fund, Annuity Trust Fund, Education Trust Fund, Vacation Trust Fund, Industry Improvement Trust Fund, and Labor Management Funds.	Wage and Welfare	$25,000.00	Zurich	16-Oct-12	16-Oct-16	16-Oct-17
09120997	Matrix North American Construction, Inc.	IBEW Local 96 Trust Funds and their respective Trustees, IBEW Local Union No. 96, and Associated Entities	IBEW Local 96 Trust Funds, IVEW Local Union No. 96, and Associated Entities Benefit Contribution & Wage payment Bond	Wage and Welfare	$270,899.00	Zurich	16-Sep-16	16-Sep-16	16-Sep-17

09137106	Matrix North American Construction, Inc.	International Brotherhood of Electrical Workers Local Union #363	Payment of IBEW 363 Welfare Fund, IBEW 363 Pension Fund, IBEW 363 Annuity Fund, IBEW 363 Joint Apprenticeship Training Fund, IBEW363 Vacation and Paid Holiday Fund, IBEW 363 Labor Management Cooperative Committee, IBEW 363 Supplemental Unemployment Benefit Fund, the National Electrical Benefit Funds, and IBEW 363 Scholarship Fund	Wage and Welfare	$65,000.00	Zurich	18-Sep-14	18-Sep-16	18-Sep-17
09143819	Matrix North American Construction, Inc.	International Brotherhood of Electrical Workers Local Union No. 5	Collective Bargaining Agreement	Wage and Welfare	$50,000.00	Zurich	20-Dec-13	20-Dec-16	20-Dec-17
09143820	Matrix North American Construction, Inc.	International Brotherhood of Electrical Workers, Local Union 897	Payment of wages and contributions to certain welfare funds and/or vacations funds and/or similar trust funds.	Wage and Welfare	$20,000.00	Zurich	20-Dec-13	20-Dec-16	20-Dec-17
09143823	Matrix North American Construction, Inc.	Construction Workers Pension Trust-Lake County and Vicinity	Collective Bargaining Agreement to pay all wages, deductions and contributions.	Wage and Welfare	$100,000.00	Zurich	20-Dec-13	20-Dec-16	20-Dec-17
09143824	Matrix North American Construction, Inc.	Ironworkers Local Union #395	Pay the wages, fringe benefit contribution and payroll deductions of any and all Union members or other employees working pursuant to the provisions of the aforesaid agreement.	Wage and Welfare	$75,000.00	Zurich	20-Dec-13	20-Dec-16	20-Dec-17

09143827	Matrix North American Construction, Inc.	Plumbers & Pipefitters UA Local 74	Guarantee remittance of wages, dues, fringe benefit contributions, liquidated damages, interest and attorneys' fees and costs associated wth the Collective Bargaining Agreement - Plumbers and Pipefitters Local Union No. 74 Annuity Fund, Plumbers and Pipefitters Local Union No. 74 Pension Trust Fund, Plumbers and Pipefitters Local No. 74 Apprenticeship Fund, Delaware Mechnical Contractors Association Industry Advancement Fund and Pipefitters Local Union 74 Educational/PAC Fund.	Wage and Welfare	$250,000.00	Zurich	20-Dec-13	20-Dec-16	20-Dec-17
09143828	Matrix North American Construction, Inc.	Metropolitan Regional Council of Philadelphia and Vicinity of the United Brotherhood of Carpenters and Joiners of America	Guarantee contributions to various pension, health & welfare funds, savings funds, advancement programs, legal services, scholarship funds, etc. in accordance with the collective bargaining agreements.	Wage and Welfare	$125,000.00	Zurich	20-Dec-13	20-Dec-16	20-Dec-17
09143829	Matrix North American Construction, Inc.	International Union of Bricklayers and Allied Craftworkers	Guarantees payment of employer's wage, expense, welfare, pension, annuity, vacation and industry fund contributions.	Wage and Welfare	$100,000.00	Zurich	20-Dec-13	20-Dec-16	20-Dec-17

09143830	Matrix North American Construction, Inc.	International Association of Bridge, Structural, Ornamental and Reinforcing Iron Workers, AFL-CIO	Payment of the scale of wages and benefits, work the schedule of hours and conform to the conditions of employment in force and effect in the Local Union.	Wage and Welfare	$100,000.00	Zurich	20-Dec-13	20-Dec-16	20-Dec-17
09143833	Matrix North American Construction, Inc.	Laborers' District Council of Chicago & Vicinity	Collection of the Funds in accordance with the collective bargaining agreements.	Wage and Welfare	$5,000.00	Zurich	20-Dec-13	20-Dec-16	20-Dec-17
09143836	Matrix North American Construction, Inc.	Pipefitters Association Local Union 597	Pay contributions to wage-work assessments, individual account and 401(k) plan payments, and welfare, retirement, trianing and education fund contributions in accordance with the collective bargaining agreement.	Wage and Welfare	$1,000,000.00	Zurich	20-Dec-13	20-Dec-16	20-Dec-17
09143845	Matrix North American Construction, Inc.	Teamsers Local Union No. 142 Pension Fund	Guranteeing contributions to Pension Fund - Kvaerner North America Construction, Inc. Sale and Purchase Agreement dated December 8, 2013.	Wage and Welfare	$291,076.43	Zurich	19-Dec-13	01-Jul-16	30-Jun-17

09143869	Matrix North American Construction, Inc.	International Brotherhood of Electrical Workers Local Union No. 375	Guarantees contributions to the National Electrical Benefit Fund, Trustees for electricians' Welfare Fund, IBEW, LU #375, Trustees for Electricians' Vacation Fund, IBEW, LU #375, Trustees for Electricians' Annuity Fund, IBEW, LU #375, Trustees for Joint Apprenticeship Training Fund, IBEW LU #375, Working Dues, IBEW LU #375 - in accordance with the Collective Bargaining Agreement.	Wage and Welfare	$50,000.00	Zurich	01-Jun-12	03-Feb-16	03-Feb-17
09146846	Matrix North American Construction, Inc.	International Brotherhood of Electrical Workers Local Union 269	Guaranteeing payment of the National Electrical Benefit Fund; Temporary Disability Fund; IBEW Local 269 - Welfare Fund; Pension Fund; Annuity Fund; Supplemental Benefit Fund, Joint Apprenticeship Training Fund; and any other contributions and/or payments listed in the current Collective Bargaining Agreement.	Wage and Welfare	$165,500.00	Zurich	23-Jan-15	23-Jan-16	23-Jan-17

09146847	Matrix North American Construction, Inc.	International Brotherhood of Electrical Workers Local Union 654	Guaranteeing payment under the collective bargaining agreement to National Electrical Benefit Fund, IBEW Local 654 - Apprentice Training Fund; Health & Welfare Fund; Pension Fund; Credit Union Deduction and C.O.P.E. Deduction.	Wage and Welfare	$50,000.00	Zurich	23-Jan-15	23-Jan-16	23-Jan-17
09146848	Matrix North American Construction, Inc.	International Brotherhood of Electrical Workers Local Union 351	Guaranteeing payments for Temporary Disability Insurance, the National Electrical Benefit Fund; Training Funds; New Jersey IBEW Welfare Fund; Joint Pension; Annuity & Vacation; Working Dues and Wages.	Wage and Welfare	$355,000.00	Zurich	26-Jan-15	26-Jan-16	26-Jan-17
09146849	Matrix North American Construction, Inc.	International Brotherhood of Electrical Workers Local Union 126	Guarantees contributions to the Local Union 126 IBEW - Retirement Plan; Health & Welfare Fund; Occupational Safety Health & Education Fund; Northeast Joint Apprentice and Training Committee for the Outside Electrical Industry; the	Wage and Welfare	$350,000.00	Zurich	26-Jan-15	26-Jan-16	26-Jan-17

09164691	Matrix North American Construction, Inc.	International Brotherhood of Electrical Workers Local Union #42	Collective Bargaining Agreement guaranteeing payments covering wages, working dues deductions, Health and Welfare Fund, Annuity Fund, Occupational Safety and Health Fund, Industry Fund, Apprentice Training Fund, Northeastern Line Contractors Administration Fund, National Labor Management Cooperation Committee Fund and the National Electrical Benefit Fund.	Wage and Welfare	$5,000.00	Zurich	06-Aug-14	06-Aug-16	06-Aug-17
09164737	Matrix North American Construction, Inc.	International Brotherhood of Electrical Workers Local Union #26	Contributions to Electrical Welfare Trust Fund, Electrical Workers Local No. 26 Pension Trust Fund, Electrical Workers Local 26 Joint Apprenticeship and Training Fund, Electrical Workers Local No. 26 Individual Account Fund, National Electrical Benefit Fund.	Wage and Welfare	$50,000.00	Zurich	09-Oct-14	09-Oct-16	09-Oct-17
09164738	Matrix North American Construction, Inc.	International Brotherhood of Electrical Workers Local Union #26	Guarantees the faithful and timely payment of direct wages required by the Collective Bargaining Agreement.	Wage and Welfare	$50,000.00	Zurich	09-Oct-14	09-Oct-16	09-Oct-17
09164750	Matrix North American Construction, Inc.	International Brotherhood of Electrical Workers Local Union #99	Guarantees payment of wages and contributions to certain welfare funds and/or vacation funds and/or other similar trust funds.	Wage and Welfare	$18,000.00	Zurich	27-Oct-14	27-Oct-16	27-Oct-17

09185110	Matrix North American Construction, Inc.	Plumbers and Pipefitters Local Union No. 333	Guarantees payment of wages, fringe benefits, and any assessments due in accordance with the Collective Bargaining Agreement.	Wage and Welfare	$40,000.00	Zurich	22-Dec-15	22-Dec-16	22-Dec-17
TOTAL WAGE & WELFARE BONDS:				47	$918,000.00
NOTARY BONDS
09066742	Rene Thompson	State of Oklahoma	Notary Bond - Rene Thompson	Notary Bond	$1,000.00	Zurich	13-May-16	13-Jun-16	13-Jun-20
09105392	Robin G. Van Den Berg	State of Washington	Notary Bond	Notary Bond	$10,000.00	Zurich	15-Feb-13	15-Feb-13	15-Feb-17
09116076	Michael D. Huber	State of Washington	Notary Bond	Notary Bond	$10,000.00	Zurich	19-May-13	19-May-13	19-May-17
09126877	Jamie C. Martin	State of Washington	Notary Bond	Notary Bond	$10,000.00	Zurich	24-Apr-13	24-Apr-13	24-Apr-17
09137138	Gloria R. Acevedo	State of Arizona	Notary Bond	Notary Bond	$5,000.00	Zurich	14-Oct-13	14-Oct-13	14-Oct-17
09157259	Lisa M. Stone	State of Oklahoma, Secretary of State	Notary Bond	Notary Bond	$1,000.00	Zurich	01-Jun-15	01-Jun-15	01-Jun-19
09164736	Jillene Mulligan	Notary Public Program	Notary Bond	Notary Bond	$10,000.00	Zurich	08-Oct-14	08-Oct-14	08-Oct-18
09185115	Tami Hardway	State of Oklahoma	Notary Public	Notary Bond	$1,000.00	Zurich	19-Jan-16	08-Feb-16	08-Feb-20
09185199	Robin G. Van Den Berg	State of Washington	Notary Bond	Notary Bond	$10,000.00	Zurich	15-Feb-17	15-Feb-17	15-Jan-21
TOTAL NOTARY BONDS:				9	$57,000.00
OTHER MISCELLANEOUS BONDS
09120999	Matrix Service Inc.	ND - JMaC Resources - Williston	Discharge of Lien	Lien Bonds	$13,317,923.58	Zurich	02-Oct-17	02-Oct-16	02-Oct-17
09185158	Matrix Service Inc.	TransCanada Oil Pipelines, Inc.	TransCanada Houston Tank Terminal BoP Project, Houston, Harris County, Texas	Lien Bonds	$2,851,731.50	Zurich	29-Apr-16	25-May-16	25-May-17
160516001	Matrix Applied Technologies, Inc.	U.S. Customs and Border Protection	Importer Broker Bond: C. A. Shea Bond No. 160516001 - F&D Bond No. 9210527 - Customs Bond No. 16C000KLL	United States Customs	$50,000.00	Zurich	19-May-16	19-May-16	19-May-17
09035481/991175032	Matrix Service Inc.	Department of the Treasury	Importer/Broker	United States Customs	$50,000.00	Zurich	14-Feb-11	14-Feb-16	14-Feb-17
08364709	Matrix Service Company	State of Washington	Re-invoicing to include the Washington Regulatory Surcharge.	Self Insurer Workers Compensation	$1,553,000.00	Zurich	03-Apr-08	03-Apr-16	03-Apr-17
09026603	Matrix North American Construction, Inc.	Massachusetts Turnpike Authority	E-Z Pass Toll Bond	Other Financial Guarantee	$6,000.00	Zurich	03-Sep-10	03-Sep-16	03-Sep-17

09164706	Matrix North American Construction, Inc.	State of Arizona	Taxpayer Bond for Contractor	Other Financial Guarantee	$22,000.00	Zurich	17-Nov-14	17-Nov-16	17-Nov-17
09120998	Matrix Service Inc.	Job Service North Dakota	Unemployment Insurance Trust Fund Surety Bond	Self Insurer Workers Compensation	$7,578,200.00	Zurich	20-Sep-16	20-Sep-16	20-Sep-17
TOTAL OTHER BONDS:				8	$25,428,855.08
GRAND TOTALS:				137	$ 194,424,137.39

HOU:3758404.1

HOU:3758404.1
SCHEDULE 5.13

POST-CLOSING OBLIGATIONS

Item	Deadline
Delivery to the Administrative Agent of a favorable written opinion (addressed to the Administrative Agent and the Lenders) for each of the Australian Borrower and the Euro/Sterling Borrower.	Within 3 Business Days after the Effective Date.
Delivery to the Administrative Agent of evidence that that certain Lien against the assets of the Australian Borrower in favor of Australian and New Zealand Banking Group Limited has been discharged.	Within 10 Business Days after the Effective Date.
Delivery to the Administrative Agent of such modifications to the Mortgages as the Administrative Agent requires.	Within 30 days after the Effective Date.

SCHEDULE 6.01
Existing Indebtedness

None

SCHEDULE 6.02
Existing Liens

None

SCHEDULE 6.08
Existing Restrictions
None

HOU:3756061.4

Exhibit A
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor:            _______________________________________________________
2.    Assignee:            _______________________________________________________
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.    Borrowers:            Matrix Service Company and the other Borrowers named therein

4.    Administrative Agent:     JPMorgan Chase Bank, N.A., as the Administrative Agent under the
Credit Agreement
_______________________

1 Select as applicable.

Facility Assigned	Aggregate Amount of Revolving Commitment/Revolving Loans for all the Lenders	Amount of Revolving Commitment/Revolving Loans Assigned	Percentage Assigned of Revolving Commitment/Revolving Loans[2]
	$	$	%
	$	$	%
	$	$	%

Effective Date: _______________ ___, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

___________________________
2 Set forth, to at least 9 decimals, as a percentage of the Revolving Commitments/Revolving Loans of all the Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]
By:
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By:
Title:

[Consented to and]3 Accepted:
JPMORGAN CHASE BANK, N.A., as
Administrative Agent
By
Title:
[Consented to:]
[NAME OF RELEVANT PARTY]
By
Title:

____________________________

3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
4 To be added only if the consent of the Company and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.

1.1Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) and (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Oklahoma.

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Exhibit B
EXISTING LETTERS OF CREDIT

Letter of Credit Ref. No.	Status	Global Balance	Currency	Effective Date	Expiry Date
S-200080	Active	5,866,575.00	USD	30-Apr-12	30-June-17
S-634139	Active	134,291.00	USD	19-June-03	23-Mar-18
S-634268	Active	300,000.00	USD	29-August-03	23-Mar-17
S-634492	Active	163,302.00	USD	10-Sept-04	23-Mar-17
S-764070	Active	1,370,000.00	USD	17-March-10	7-Jun-17
S-940529	Active	144,961.74	AUD	4-Nov-16	29-Apr-18
OCOS-705237	Active	10,000,000	CAD	4-Jun-15	3-Jun-17

Exhibit C
Existing Security Agreements
March 13, 2014 Amended and Restated Pledge and Security Agreement
Matrix Service Company, a Delaware corporation
March 13, 2014 Amended and Restated Pledge and Security Agreement
Matrix Service Inc., an Oklahoma corporation
Matrix Service Specialized Transport, Inc., a Pennsylvania corporation
Matrix SME Canada, Inc., a Delaware corporation
Matrix Service International, LLC, a Delaware limited liability company
Matrix International Holding, LLC, a Delaware limited liability company
Matrix International Construction, LLC, an Oklahoma limited liability company
Matrix PDM Engineering, Inc., a Delaware corporation
Matrix International Engineering, LLP, a Delaware limited liability partnership
Mobile Aquatic Solutions, Inc., an Oklahoma corporation
Matrix North American Holdings, Inc., a Delaware corporation
Matrix North American Construction, Inc., an Oklahoma corporation
Matrix Applied Technologies, Inc., a Delaware corporation
Matrix PDM, LLC, an Oklahoma limited liability company
March 13, 2014 Amended and Restated Pledge and Security Agreement
Matrix Service Canada ULC, an unlimited liability corporation organized under the laws of the Province of Alberta
Matrix SME Canada ULC, an unlimited liability company organized under the laws of the Province of Nova Scotia
Matrix North American Construction Ltd., a corporation incorporated under the laws of Ontario

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Exhibit D
Existing Mortgages
California:

Mortgagor/Mortgagee	Matrix Service Inc./JPMorgan Chase Bank, N.A., as Agent
Property Address	500 West Collins Avenue, Orange County, CA
Instrument	11/7/11 Amended and Restated Deed of Trust with Assignment of Rents, Security Agreement and Fixture Filing
Recording Info	Filed 7/16/12, Doc No. 2012000401021 Orange County Clerk-Recorder The Hall of Finance & Records 12 Civic Center Plaza Santa Ana, CA 92701

Canada:

Mortgagor/Mortgagee	Matrix Service Inc./JPMorgan Chase Bank, N.A., as Agent
Property Address	473 Scott Road, Sarnia, Ontario N7T 7H5
Instrument	8/10/05 Registered Charge/Mortgage of Land; 11/7/11 Modification Agreement
Recording Info	County of Lambton, No. 941714 registered August 17, 2005;

Mortgagor/Mortgagee	Matrix North American Construction Ltd./JPMorgan Chase Bank, N.A., as Agent
Property Address	3196 Mainway, Burlington, Ontario L7M 1A5
Instrument	3/31/14 Debenture

Michigan:

Mortgagor/Mortgagee	Matrix Service Industrial Contractors, Inc./JPMorgan Chase Bank, N.A., as Agent
Property Address	6945 Crabb Road, Temperance, Michigan 48182
Instrument	3/7/03 Mortgage; 11/7/11 Mortgage Modification
Recording Info	Filed 4/2/03, Liber 2431, Page 159; Filed 8/1/12, Liber 8029614, Page 5, Doc No. 2012R17460 Monroe County Register of Deeds 106 E. First Monroe, MI 48161

Oklahoma:

Mortgagor/Mortgagee	Matrix Service Company/JPMorgan Chase Bank, N.A., as Agent
Property Address	1105 West Main Parkway, Catoosa, OK
Instrument
3/7/03 Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement;
11/7/11 Modification to Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement

Recording Info	Filed 12/4/03, Book 1547, Page 0373, Doc No. 026796; Filed 7/18/12, Book 2258, Page 209 Rogers County Clerk Rogers County Courthouse P. O. Box 1210 Claremore, OK 74017

Texas:

Mortgagor/Mortgagee	Matrix Service Inc./JPMorgan Chase Bank, N.A., as Agent
Property Address	7021 Gregdale Road, Houston, Texas 77049
Instrument
3/7/03 Deed of Trust Assignment of Leases and Rents, Security Agreement and Financing Statement;
11/7/11 Modification to Deed of Trust with Assignment of Leases and Rents, Security Agreement and Financing Statement

Recording Info
Filed 12/15/03, Doc No. 200361109, Official Public Records of Real Property;
Filed 7/17/12, Doc No. 20120317307, Official Public Records of Real Property
Harris County Clerk
P.O. Box 1525
Houston, TX 77251

Washington:

Mortgagor/Mortgagee	Matrix Service Inc./JPMorgan Chase Bank, N.A., as Agent
Property Address	3810 Bakerview Spur, Bellingham, WA 98226
Instrument	11/7/11Amended and Restated Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing
Recording Info	Filed 7/16/12, Doc No. 2120701641 Whatcom County Auditor 311 Grand Avenue P.O. Box 398 Bellingham, WA 98227

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Exhibit E
MATRIX SERVICE COMPANY INVESTMENT POLICY
(See attached)

Matrix Service Company
Investment Policy

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I.	Purpose

The purpose of this policy is to establish guidelines for the management of cash and investments for Matrix Service Company (the “Company”) while ensuring the following (in order of importance):

1.	Preservation of capital

2.	Provide sufficient liquidity to satisfy operating requirements, working capital purposes, and strategic initiatives

3.	Ensure compliance with the Company’s Senior Credit Facility and other covenants

4.	Maximize after-tax yield based on Company’s investment policy and market conditions

II.	Responsible Parties

A.	It is the responsibility of the Board of Directors to approve the Investment Policy and any revisions or amendments

B.	It is the responsibility of the Chief Financial Officer to:

1.	Monitor the portfolio for suitability

2.	Propose alterations to the Investment Policy

3.	Maintain administrative approvals

4.	Execute the investment policy and designate in writing those who can execute the policy

C.
All movement of funds into and out of the Company’s approved investment accounts must be authorized by the Company’s Chief Financial Officer, or their designee and all transfer of funds are restricted to transfers between such accounts and the Company’s primary bank account

D.	All investment transactions must be approved in advance by the Company’s Chief Financial Officer

III.	Investment Objectives

Invest idle or surplus funds in accordance with the principles of sound investment management and this Investment Policy by incorporating the following fundamental objectives (in order of priority):

A.	Preserve capital

B.	Maintain an acceptable degree of liquidity

C.	Maximize after-tax yield within the constraints under section III. A & B

D.	The average weighted maturity in the portfolio will be no longer than 12 months with no investment having a time to maturity greater than 24 months

E.	Maintain at all times an average portfolio credit quality of AA by S&P/Fitch and/or Aa by Moody’s

F.	The Company may not borrow money for short-term investment purposes, however, excess LIBOR borrowings may be invested in overnight money market funds

IV.	Securities Approved for Investment (refer also to Exhibit I)

A.	U.S. Government and Government-Sponsored Securities

1.	Direct obligations of the U.S. Government

2.	Government-Sponsored Agency securities including, but not limited to:
Federal National Mortgage Association (FNMA)
Student Loan Marketing Association (SLMA)
Federal Home Loan Bank (FHLB)
Federal Home Loan Mortgage Corporation (FHLMC)
Federal Farm Credit Banks (FFCB)
Tennessee Valley Authority (TVA) Power Bonds and Notes

B.	Repurchase (Repo) Agreements

1.	The short-term rating of the counter-party broker, dealer or bank must be at least A1 by S&P/Fitch and/or P1 by Moody’s.

2.	The only acceptable collateral is:

a)	United States Treasuries

b)	United States Agencies as defined in section V.A.2.

C.	Bank Related Securities

Certificates of Deposit
Time Deposits
Bankers Acceptances
Bank Deposit Notes

Eurodollar Time Deposits

1.Banks must carry a long-term rating of A+ by S&P/Fitch and/or A1 by Moody’s.

D.	Corporate Debt Securities

Commercial Paper
Corporate Notes
Corporate Bonds

1.	Corporate issues of commercial paper must have minimum rating ofA1 by S&P/Fitch or P1 by Moody’s.

2.	Other corporate debt instruments must have a long-term debt rating of at least AA by S&P/Fitch or Aa by Moody’s.

E.	Tax Exempt and Taxable Securities

Municipal Notes & Bonds
Variable-Rate Demand Bonds (VRDN’s)

1.	Bonds must carry a rating of at least an A rating by S&P/Fitch and A2 by Moody’s.

2.	Any supporting bank letters of credit or guarantees must be of an institution whose debt rating is at least A S&P/Fitch or A2 by Moody’s.

F.	Money Market Funds

1.	Investment is restricted to any such fund that invests primarily in securities deemed acceptable for outright purchase.

2.
Domestic based money market funds shall be limited to 2a-7 funds. For additional diversification and liquidity, the fund shall have at least $5 Billion in assets as of the date the Company’s account is initially opened.

3.	Money Funds shall be rated AAA by S&P/Fitch or Aaa by Moody’s.

VI.    General Portfolio Parameters

A.
No security shall be of a maturity longer than two (2) years at date of purchase, with the exception of “put” bonds or other “option” securities whose ultimate maturity might exceed this restriction but whose option allows for redemption within this limit.

B.
The weighted-average maturity of the portfolio shall not exceed 12 months. The weighted-average maturity is the average length of time to maturity of investments in the portfolio weighted according to the face value of the investment.

C.	The portfolio shall at all times maintain an average credit quality of AA S&P/Fitch or Aa by Moody’s.

D.	No more than 30% of the portfolio is to be invested in any one issuer, excluding U.S. Treasury obligations and Government Sponsored Agencies.

E.	See Exhibit I for portfolio concentration limits and minimum credit ratings.

All securities must carry the rating as outlined above at time of purchase. Should ratings fall below these acceptable levels, the Chief Financial Officer or their designee will be notified immediately and a decision will be made as to what appropriate action will be taken.

VII.    Administration/Internal Controls

A.	Administration of the Investment Policy and execution of the investment strategy shall be the responsibility of the Chief Financial Officer.

B.
The Chief Financial Officer or their designee may authorize investments permitted by this policy. No other persons are authorized to make investments except for interest bearing deposits at the bank where the Company has its primary accounts.

C.	A Monthly Portfolio Report will be provided for management review.

VIII.    Other

The Company’s Chief Financial Officer and Treasurer Director of Finance are authorized to administer and execute this Investment Policy to include:

A.	The establishment and maintenance of files for all accounts with broker-dealers or asset managers and related transaction confirmations and periodic account statements.

B.	The preparation of journal entries on a monthly basis to accrue investment income earned on investments, amortization of premiums or discounts, cash receipts and fund transfers.

C.	The reconciliation of all periodic account statements received from the organizations investing the company’s cash, and from the company’s custodian, to the general ledger.

D.	The notification to an investment provider in the event of any change in the Company’s Investment Policy objectives, authorized persons or income tax status.

E.	Confirming that an account at a broker-dealer or asset manager conforms to the terms of this Investment Policy statement and notifying the investment provider in the event of non-conformance.

F.	Provide updates SAS 70 on a yearly basis.

EXHIBIT I

Security Type	Minimum Rating S&P/Moody’s	Maximum Maturity	Maximum % Portfolio	Single Issuer % Portfolio

U.S. Treasuries or Agencies	A/A2	2 years	100%	N/A
Repurchase Agreements	A1/P1	2 years	30%	30%
CDs, Banker’s Acceptances, Bank Notes	A1/P1	1 year	100%	30%
Commercial Paper	A1/P1	270 days	30%	30%
Corporate Notes or Bonds	AA/Aa	2 years	30%	30%
Municipal Notes or Bonds	A/A2	2 years	100%	30%
Floating Rate Securities	A/A2	2 years	50%	30%
Money Market Funds	AAA/Aaa	N/A	100%	N/A

Moody’s		S&P		Fitch
Long-Term	Short-Term	Long-Term	Short-Term	Long-Term	Short-Term
Aaa	P1	AAA	A1+	AAA	A1+
Aa1		AA+		AA+
Aa2		AA		AA
Aa3		AA-		AA-
A1		A+	A1	A+	A1
A2		A		A
A3	P2	A-	A2	A-	A2
Baa1		BBB+		BBB+
Baa2	P3	BBB	A3	BBB	A3
Baa3		BBB-		BBB-
Ba1	Not Prime	BB+	B	BB+	B
Ba2		BB		BB
Ba3		BB-		BB-
B1		B+		B+
B2		B		B
B3		B-		B-
Caa		CCC	C	CCC	C
Ca		CC
C		C
N/A		D	N/A	D	N/A

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Exhibit F
FORMS OF SUBSIDIARY GUARANTIES
(See attached)

Exhibit F-1
SUBSIDIARY GUARANTY
THIS SUBSIDIARY GUARANTY (this “Guaranty”) is made as of February 8, 2017, by each of the undersigned Subsidiaries of the Parent along with any additional Subsidiaries of the Parent that become parties to this Guaranty by executing an addendum hereto in the form attached hereto as Annex I (each a “Subsidiary Guarantor”, and collectively the “Subsidiary Guarantors”), in favor of the Agent, for the benefit of the Secured Parties (as such terms are defined herein).
RECITALS
A.    The Subsidiary Guarantors are direct and/or indirect subsidiaries of Matrix Service Company, a Delaware corporation (the “Parent”).
B.    The Parent is a party to that certain Fourth Amended and Restated Credit Agreement dated as of the date hereof (as may be amended, restated or modified from time to time hereafter in accordance with its terms, the “Credit Agreement”) by and among the Parent, the other Borrowers party thereto (together with the Parent, the “Borrowers”), the Lenders signatory thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”).
C.    In accordance with the Credit Agreement, the Agent requires that the Subsidiary Guarantors execute a guaranty agreement guaranteeing the Obligations.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders to make the Loans and other extensions of credit pursuant to the Credit Agreement, the Subsidiary Guarantors hereby agree as follows:
1.    Definitions. All definitions in the foregoing recitals are incorporated herein by reference. All capitalized terms used but not defined in this Guaranty have the meanings assigned to them in the Credit Agreement. In addition, the following terms have the following meanings:
“Guaranteed Obligations” is defined in Section 4 below.
“Other Guarantors” means all Guarantors other than the Subsidiary Guarantors.
“Secured Parties” means, collectively, (a) each Lender and each Issuing Bank in respect of their Loans and LC Exposure, (b) the Agent, the Issuing Banks and the Lenders in respect of all other present and future obligations and liabilities of the Credit Parties of every type and description arising under or in connection with the Credit Agreement or any other Loan Document, (c) each Lender or Affiliate of a Lender party to a Lender Swap Agreement or Cash Management Agreement, (d) each indemnified party under Section 9.03 of the Credit Agreement in respect of the obligations and liabilities of the Credit Parties to such Person thereunder and under the other Loan Documents, and (e) the respective successors and (in the case of a Lender, permitted) transferees and assigns of the foregoing Persons.
2.    Representations and Warranties. The Subsidiary Guarantors represent and warrant (which representations and warranties shall be deemed to have been renewed upon each Borrowing under the Credit Agreement) that:

(a)    They are duly and properly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of their organization and have all requisite authority to conduct their business in each jurisdiction in which their business is conducted.
(b)    They have the power and authority and legal right to execute and deliver this Guaranty and to perform their obligations hereunder. The execution and delivery by them of this Guaranty and the performance of its obligations hereunder have been duly authorized by proper corporate or similar proceedings, and this Guaranty constitutes a legal, valid and binding obligation of the Subsidiary Guarantors enforceable against them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
(c)    Neither the execution and delivery by them of this Guaranty, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on them or any of their subsidiaries or (ii) their articles or certificate of incorporation or organization or by-laws or operating agreement, or (iii) the provisions of any indenture, instrument or agreement to which they or any of their subsidiaries is a party or is subject, or by which they, or their Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Subsidiary Guarantors or a subsidiary thereof pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by them or any of their subsidiaries, is required to be obtained by them or any of their subsidiaries in connection with the execution and delivery of this Guaranty or the performance by them of their obligations hereunder or the legality, validity, binding effect or enforceability of this Guaranty.
3.    Covenants. The Subsidiary Guarantors covenant that, until Payment in Full (as defined below), they will, and, if necessary, will enable the Parent and the other Borrowers to, fully comply with those covenants and agreements of the Parent and the other Borrowers set forth in the Credit Agreement.
4.    The Guaranty. Subject to Section 10 hereof, each Subsidiary Guarantor hereby jointly, severally, absolutely and unconditionally guarantees, as primary obligor and not as surety, the full and punctual payment (whether at stated maturity, upon acceleration or early termination or otherwise, and at all times thereafter) and performance of the Obligations, other than any Excluded Swap Obligation, but including without limitation any such Obligations, other than any Excluded Swap Obligation, incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, whether or not allowed or allowable in such proceeding (collectively, subject to the provisions of Section 10 hereof, being referred to collectively as the “Guaranteed Obligations”). If any such amounts shall become due and payable under the Credit Agreement, any Note, any Cash Management Agreement, any Lender Swap Agreement and/or any Loan Document, the Subsidiary Guarantors agree, jointly and severally, that they shall forthwith on demand pay to the Agent for the benefit of the applicable Secured Party, the amount not so paid at the place and in the manner specified in the Credit Agreement, Note, Cash Management Agreement, Lender Swap Agreement or the relevant Loan Document, as the case may be. This Guaranty is a guaranty of payment and not of collection.
5.    Guaranty Unconditional. Subject to Section 10 hereof, the obligations of the Subsidiary Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)    any extension, renewal, settlement, compromise, waiver or release in respect of any of the Guaranteed Obligations, by operation of law or otherwise, or any obligation of any other guarantor of any of the Guaranteed Obligations, or any default, failure or delay, willful or otherwise, in the payment or performance of the Guaranteed Obligations;
(b)    any modification or amendment of or supplement to the Credit Agreement, any Note, any Cash Management Agreement, any Lender Swap Agreement or any other Loan Document;
(c)    any release, nonperfection or invalidity of any direct or indirect security for any Obligation, or any action or failure to act by the Agent, any Secured Party or any Affiliate of any Secured Party with respect to any collateral securing all or any part of the Guaranteed Obligations;
(d)    any change in the corporate existence, structure or ownership of the Parent, any Borrower or any guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Parent, any other Borrower or any other guarantor of the Guaranteed Obligations, or its assets or any resulting release or discharge of any obligation of the Parent, any Borrower or any guarantor of any of the Guaranteed Obligations;
(e)    the existence of any claim, setoff or other rights which the Subsidiary Guarantors may have at any time against the Parent, any Borrower, any guarantor of any of the Guaranteed Obligations, the Agent, any Secured Party or any other Person, whether in connection herewith or any unrelated transactions;
(f)    any invalidity or unenforceability relating to or against the Parent, any Borrower or any guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any Note, any Cash Management Agreement, any Lender Swap Agreement or any other Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Parent, any Borrower or any guarantor of the Guaranteed Obligations, of the principal of or interest on any Note or any other amount payable by the Credit Parties in respect of the Obligations;
(g)    the election by, or on behalf of, any one or more of the Secured Parties, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (such statute and any successor statute, as in effect from time to time, the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;
(h)    any borrowing or grant of a security interest by any Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;
(i)    the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Agent or any other Secured Party for repayment of all or any part of the Guaranteed Obligations;
(j)    the failure of any other guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or
(k)    any other act or omission to act or delay of any kind by the Parent, any Borrower, any guarantor of the Guaranteed Obligations, the Agent, any Secured Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of any of Subsidiary Guarantors’ obligations hereunder.

6.    Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances. The Subsidiary Guarantors’ obligations hereunder shall remain in full force and effect until all Guaranteed Obligations have been indefeasibly paid in full, the Revolving Commitments shall have terminated or expired and all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Agent and the Issuing Bank have been made) shall have terminated or expired (collectively, “Paid in Full” or “Payment in Full”). If at any time any payment of the principal of or interest on any Note or any other amount payable by the Parent, any Borrower or any other Credit Party under the Credit Agreement, any Note, any Cash Management Agreement, any Lender Swap Agreement or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Credit Party or otherwise, the Subsidiary Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. The parties hereto acknowledge and agree that each of the Guaranteed Obligations shall be due and payable in the same currency as such Guaranteed Obligation is denominated, but if currency control or exchange regulations are imposed in the country which issues such currency with the result such currency no longer exists or the relevant Subsidiary Guarantor is not able to make payment in such currency, then all payments to be made by such Subsidiary Guarantor hereunder in such currency shall instead be made when due in the Equivalent Amount of U.S. Dollars (as of the date of payment) of such payment due, it being the intention of the parties hereto that each Guarantor takes all risks of the imposition of any such currency control or exchange regulations.
7.    Waivers.
(a)    The Subsidiary Guarantors irrevocably waive acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Parent, any Borrower or any guarantor of any of the Guaranteed Obligations, or any other Person.
(b)    The Subsidiary Guarantors waive any right to require the Agent or the Secured Parties to sue the Parent, any Borrower, any Other Guarantor, or any other person obligated for all or any part of the Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
(c)    The Subsidiary Guarantors waive any and all rights or defenses arising by reason of (i) any defense given to guarantors at law or in equity other than actual payment and performance of the indebtedness or (ii) by any failure, neglect or omission by the Agent or the Secured Parties to perfect in any manner the collection of the Guaranteed Obligations or the security given therefore, including the failure or omission to seek a deficiency judgment against the Parent, the Subsidiary Guarantors, any Borrower, any guarantor, or any person.
(d)    The Subsidiary Guarantors further waive and agree not to assert or claim at any time any deductions to the amount guaranteed under this Guaranty for any claim of setoff, counterclaim, counter demand, recoupment or similar right, whether such claim, demand or right may be asserted by any Borrower, other Credit Party and/or the Subsidiary Guarantors.
(e)    The Subsidiary Guarantors waive and agree not to assert: (i) the benefit of any statute of limitations affecting Subsidiary Guarantors’ liability hereunder or the enforcement hereof; (ii) the benefits of any statutory provision limiting the liability of a surety, including without limitation the provisions of Sections 334, 337, 338 and 344 of Title 15 of the Oklahoma Statutes; (iii) the benefits of any statutory provision limiting the right of the Agent to any foreclosure or trustee’s sale of any security for the indebtedness, including without limitation, any right to set off under Section 686 of Title 12 of the Oklahoma Statutes.

8.    Subrogation. The Subsidiary Guarantors hereby agree not to assert any right, claim or cause of action, including, without limitation, a claim for subrogation, reimbursement, indemnification or otherwise, against the Parent or any Borrower arising out of or by reason of this Guaranty or the obligations hereunder, including, without limitation, the payment or securing or purchasing of any of the Guaranteed Obligations by Subsidiary Guarantors unless and until Payment in Full.
9.    Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Parent or any Borrower, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, any Note, any Cash Management Agreement, any Lender Swap Agreement or any other Loan Document shall nonetheless be payable by the Subsidiary Guarantors hereunder forthwith on demand by the Agent.
10.    Limitation on Obligations; Keepwell.
(a)    The provisions of this Guaranty are severable, and in any action or proceeding involving any state or provincial corporate or similar law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of Subsidiary Guarantors under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of any Subsidiary Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Subsidiary Guarantors, the Agent or any Secured Party, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being such Subsidiary Guarantor’s “Maximum Liability”). This Section 10(a) with respect to the Maximum Liability of the Subsidiary Guarantors is intended solely to preserve the rights of the Agent hereunder to the maximum extent not subject to avoidance under applicable law, and neither any Subsidiary Guarantor nor any other person or entity shall have any right or claim under this Section 10(a) with respect to the Maximum Liability, except to the extent necessary so that the obligations of any Subsidiary Guarantor hereunder shall not be rendered voidable under applicable law.
(b)    The Subsidiary Guarantors agree that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of any Subsidiary Guarantor, and may exceed the aggregate of the Maximum Liability of Subsidiary Guarantors and the maximum lawful amount of the liability of all Other Guarantors, without impairing this Guaranty or affecting the rights and remedies of the Agent hereunder. Nothing in this Section 10(b) shall be construed to increase Subsidiary Guarantors’ obligations hereunder beyond its Maximum Liability.
(c)    If any Other Guarantor makes any payment or payments under its Guarantee of any of the Guaranteed Obligations or suffers any loss as a result of any realization upon any collateral granted by them to secure the Guaranteed Obligations, each Subsidiary Guarantor (each a “Non-Paying Subsidiary Guarantor”) shall contribute to the Other Guarantor an amount equal to such Non-Paying Subsidiary Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by the Other Guarantor. For purposes hereof, each Non-Paying Subsidiary Guarantor’s “Pro Rata Share” with respect to any such payment or loss by an Other Guarantor will be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Subsidiary Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Subsidiary Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Subsidiary Guarantor from the Parent after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors

(including Subsidiary Guarantors) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantor from the Parent after the date hereof (whether by loan, capital infusion or by other means). Nothing in this Section 10(c) shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to the Guarantor’s Maximum Liability). The Subsidiary Guarantors covenant and agree that its right to receive any contribution under this Guaranty from a Non-Paying Subsidiary Guarantor shall be subordinate and junior in right of payment to all the Guaranteed Obligations. The provisions of this Section 10(c) are for the benefit of both the Agent and the Other Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
(d)    Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Subsidiary Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10(d) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10(d) or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10(d) shall remain in full force and effect until Payment in Full. Each Qualified ECP Guarantor intends that this Section 10(d) constitute, and this Section 10(d) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
11.    Application of Payments. All payments received by the Agent hereunder shall be applied by the Agent to payment of the Guaranteed Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:
(a)    FIRST, to payment of all costs and expenses of the Agent incurred in connection with the collection and enforcement of the Guaranteed Obligations or of any security interest granted to the Agent in connection with any collateral securing the Guaranteed Obligations;
(b)    SECOND, to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest and fees in respect of the Loan Documents, pro rata among the Lenders, the Issuing Bank and their Affiliates in accordance with the amount of such accrued and unpaid interest and fees owing to them;
(c)    THIRD, to payment of the principal of the Guaranteed Obligations and net early termination payments and that portion of the Guaranteed Obligations in respect of the Lender Swap Agreements then due and unpaid from the Credit Parties to any of the Secured Parties or their Affiliates, pro rata among the Secured Parties and their Affiliates in accordance with the amount of such principal and such net early termination payments and such portion of the Guaranteed Obligations in respect of the Lender Swap Agreements then due and unpaid owing to them; and
(d)    FOURTH, to payment of any Guaranteed Obligations (other than those listed above) pro rata among those parties to whom such Guaranteed Obligations are due in accordance with the amounts owing to them.

(e)    Notwithstanding the foregoing, amounts received from any Subsidiary Guarantor that is not a Qualified ECP Guarantor shall not be applied to the Guaranteed Obligations that are Excluded Swap Obligations of such Subsidiary Guarantor.
12.    Notices. All notices, requests and other communications to any party hereunder shall be sent (and deemed received) in the manner and to the addresses set forth in Article IX of the Credit Agreement, with notices to the Subsidiary Guarantors to be sent to the address provided for the Parent.
13.    No Waivers. No failure or delay by the Agent or any Secured Parties in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Credit Agreement, any Note, any Cash Management Agreement, any Lender Swap Agreement or any other Loan Document shall be cumulative and not exclusive of any rights or remedies provided by law.
14.    No Duty to Advise. The Subsidiary Guarantors assume all responsibility for being and keeping themselves informed of the Parent’s and any other Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that the Subsidiary Guarantors assume and incur under this Guaranty, and agrees that neither the Agent nor any Secured Party has any duty to advise the Subsidiary Guarantors of information known to it regarding those circumstances or risks.
15.    Successors and Assigns. This Guaranty is for the benefit of the Agent and the Secured Parties and their respective successors and permitted assigns and in the event of an assignment of any amounts payable under the Credit Agreement, any Note, any Cash Management Agreement, any Lender Swap Agreement or any other Loan Document, the rights hereunder, to the extent applicable to the indebtedness so assigned, shall be transferred with such indebtedness. This Guaranty shall be binding upon the Subsidiary Guarantors and their respective successors and permitted assigns.
16.    Changes in Writing. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by the Subsidiary Guarantors and the Agent with the consent of the Required Lenders.
17.    Costs of Enforcement. The Subsidiary Guarantors agree to pay all costs and expenses including, without limitation, all court costs and reasonable attorneys’ fees and expenses actually paid or incurred by the Agent or any Secured Parties or any Affiliate of any Secured Party in endeavoring to collect all or any part of the Guaranteed Obligations from, or in prosecuting any action against, the Parent, the Borrowers, the Subsidiary Guarantors or any other guarantor of all or any part of the Guaranteed Obligations.
18.    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Security Agreement shall be construed in accordance with and governed by the law of the State of Oklahoma.
(b)    Subsidiary Guarantors hereby irrevocably and unconditionally submit, for themselves and their property, to the nonexclusive jurisdiction of any United States federal court or Oklahoma state court sitting in Tulsa, Oklahoma, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that the Agent, the Issuing Bank or any Secured Party may otherwise have to bring any action or proceeding relating to this Guaranty against the Subsidiary Guarantors or their properties in the courts of any jurisdiction.
(c)    Subsidiary Guarantors hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any court referred to in paragraph (b) of this Section. Each of the parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Guaranty irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement. Nothing in this Guaranty will affect the right of any party to this Guaranty to serve process in any other manner permitted by law.
(e)    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
19.    Taxes, etc. All payments required to be made by the Subsidiary Guarantors hereunder shall be made without setoff or counterclaim and free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political or taxing authority thereof (but excluding Excluded Taxes), provided, however, that if the Subsidiary Guarantors are required by law to make such deduction or withholding, the Subsidiary Guarantors shall forthwith (i) pay to the Agent or any Secured Party, as applicable, such additional amount as results in the net amount received by the Agent or any Secured Party, as applicable, equaling the full amount which would have been received by the Agent or any Secured Party, as applicable, had no such deduction or withholding been made, (ii) pay the full amount deducted to the relevant authority in accordance with applicable law, and (iii) furnish to the Agent or any Secured Party, as applicable, certified copies of official receipts evidencing payment of such withholding taxes within 30 days after such payment is made.
20.    Setoff. Without limiting the rights of the Agent or the Secured Parties under applicable law, if all or any part of the Guaranteed Obligations is then due, whether pursuant to the occurrence of a Default or otherwise, then the Subsidiary Guarantors authorize the Agent and the Secured Parties to apply any sums standing to the credit of the Subsidiary Guarantors with the Agent, any Secured Party or their Affiliates toward the payment of the Guaranteed Obligations.
21.    Joinder of Additional Subsidiary Guarantors. Upon execution and delivery by any Domestic Subsidiary to the Agent after the date hereof of an addendum and joinder hereto in the form attached hereto as Annex I, such Subsidiary shall become a Subsidiary Guarantor hereunder with the same force and effect as if originally named herein as a Subsidiary Guarantor upon acceptance by the Agent of such addendum and joinder. The execution and delivery of any document adding an additional Subsidiary Guarantor as a party to this Guaranty shall not require the consent of any other Subsidiary Guarantor hereunder. The rights and obligations of each Subsidiary Guarantor shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor as a party to this Guaranty.
22.    Joint and Several Obligations. The obligations of the Subsidiary Guarantors under this Guaranty are joint and several.
[Signature Pages Attached]

HOU:3756061.4
IN WITNESS WHEREOF, the Subsidiary Guarantors have caused this Guaranty to be duly executed as of the day and year first above written.
MATRIX SERVICE INC., an Oklahoma corporation; MATRIX PDM ENGINEERING, INC., a Delaware corporation; MATRIX NORTH AMERICAN CONSTRUCTION, INC., a Delaware corporation; HOUSTON INTERESTS, LLC, an Oklahoma limited liability company

By:        ___________________________________________
Kevin S. Cavanah,
Vice President or Treasurer

ACCEPTED as of the day and year first written on the first page hereto.
JPMORGAN CHASE BANK, N.A., as Agent

By:        ___________________________________
Name:    ___________________________________
Title:    ___________________________________

HOU:3756061.4

Annex I

Form of Addendum and Joinder

Reference is hereby made to the Subsidiary Guaranty (the “Guaranty”) made as of [____________], 20[__], by and among [NAMES OF INITIAL SUBSIDIARY GUARANTORS] (together with any additional Domestic Subsidiaries which become parties thereto and together with the undersigned, collectively, the “Subsidiary Guarantors”), in favor of the Agent, for the ratable benefit of the Secured Parties. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Guaranty.

By its execution below, the undersigned [NAME OF NEW SUBSIDIARY GUARANTOR], a [state of incorporation/organization] [corporation] [partnership] [limited liability company], agrees to become, and does hereby become, a Subsidiary Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 2 of the Guaranty are true and correct in all respects as of the date hereof.

IN WITNESS WHEREOF, [NAME OF NEW SUBSIDIARY GUARANTOR] has executed and delivered this Annex I counterpart to the Guaranty as of this ______ day of ________________, 20___.

[NAME OF NEW SUBSIDIARY GUARANTOR]

By:    ___________________________________        Name:    ___________________________________
Title:    ___________________________________
HOU:3756061.4

HOU:3756061.4

Exhibit F-2
SUBSIDIARY GUARANTY
THIS SUBSIDIARY GUARANTY (this “Guaranty”) is made as of , 20, by each of the undersigned Subsidiaries of the Parent along with any additional Subsidiaries of the Parent that become parties to this Guaranty by executing an addendum hereto in the form attached hereto as Annex I (each a “Subsidiary Guarantor”, and collectively the “Subsidiary Guarantors”), in favor of the Agent, for the benefit of the Secured Parties (as such terms are defined herein).
RECITALS
A.    The Subsidiary Guarantors are direct and/or indirect subsidiaries of Matrix Service Company, a Delaware corporation (the “Parent”).
B.    The Parent is a party to that certain Fourth Amended and Restated Credit Agreement dated as of the date hereof (as may be amended, restated or modified from time to time hereafter in accordance with its terms, the “Credit Agreement”) by and among the Parent, the other Borrowers party thereto (together with the Parent, the “Borrowers”), the Lenders signatory thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”).
C.    In accordance with the Credit Agreement, the Agent requires that the Subsidiary Guarantors execute a guaranty agreement guaranteeing the Obligations of the Foreign Borrowers and Foreign Subsidiaries.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders to make the Loans and other extensions of credit pursuant to the Credit Agreement, the Subsidiary Guarantors hereby agree as follows:
1.    Definitions. All definitions in the foregoing recitals are incorporated herein by reference. All capitalized terms used but not defined in this Guaranty have the meanings assigned to them in the Credit Agreement. In addition, the following terms have the following meanings:
“Guaranteed Obligations” is defined in Section 4 below.
“Other Guarantors” means all Guarantors other than the Subsidiary Guarantors.
“Secured Parties” means, collectively, (a) each Lender and each Issuing Bank in respect of their Loans and LC Exposure to the Foreign Borrowers and Foreign Subsidiaries, (b) the Agent, the Issuing Banks and the Lenders in respect of all other present and future obligations and liabilities of the Foreign Borrowers and Foreign Subsidiaries of every type and description arising under or in connection with the Credit Agreement or any other Loan Document, (c) each Lender or Affiliate of a Lender party to a Lender Swap Agreement or Cash Management Agreement with a Foreign Borrower or Foreign Subsidiary, (d) each indemnified party under Section 9.03 of the Credit Agreement in respect of the obligations and liabilities of the Foreign Borrowers and Foreign Subsidiaries to such Person thereunder and under the other Loan Documents, and (e) the respective successors and (in the case of a Lender, permitted) transferees and assigns of the foregoing Persons.

2.    Representations and Warranties. The Subsidiary Guarantors represent and warrant (which representations and warranties shall be deemed to have been renewed upon each Borrowing under the Credit Agreement) that:
(a)    They are duly and properly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of their organization and have all requisite authority to conduct their business in each jurisdiction in which their business is conducted.
(b)    They have the power and authority and legal right to execute and deliver this Guaranty and to perform their obligations hereunder. The execution and delivery by them of this Guaranty and the performance of its obligations hereunder have been duly authorized by proper corporate or similar proceedings, and this Guaranty constitutes a legal, valid and binding obligation of the Subsidiary Guarantors enforceable against them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
(c)    Neither the execution and delivery by them of this Guaranty, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on them or any of their subsidiaries or (ii) their articles or certificate of incorporation or organization or by-laws or operating agreement, or (iii) the provisions of any indenture, instrument or agreement to which they or any of their subsidiaries is a party or is subject, or by which they, or their Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Subsidiary Guarantors or a subsidiary thereof pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by them or any of their subsidiaries, is required to be obtained by them or any of their subsidiaries in connection with the execution and delivery of this Guaranty or the performance by them of their obligations hereunder or the legality, validity, binding effect or enforceability of this Guaranty.
3.    Covenants. The Subsidiary Guarantors covenant that, until Payment in Full (as defined below), they will, and, if necessary, will enable the Parent and the other Borrowers to, fully comply with those covenants and agreements of the Parent and the other Borrowers set forth in the Credit Agreement.
4.    The Guaranty. Subject to Section 10 hereof, each Subsidiary Guarantor hereby jointly, severally, absolutely and unconditionally guarantees, as primary obligor and not as surety, the full and punctual payment (whether at stated maturity, upon acceleration or early termination or otherwise, and at all times thereafter) and performance of the Obligations of the Foreign Borrowers and the Foreign Subsidiaries, other than any Excluded Swap Obligation, but including without limitation any such Obligations of the Foreign Borrowers and the Foreign Subsidiaries, other than any Excluded Swap Obligation, incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, whether or not allowed or allowable in such proceeding (collectively, subject to the provisions of Section 10 hereof, being referred to collectively as the “Guaranteed Obligations”). If any such amounts shall become due and payable under the Credit Agreement, any Note, any Cash Management Agreement, any Lender Swap Agreement and/or any Loan Document, the Subsidiary Guarantors agree, jointly and severally, that they shall forthwith on demand pay to the Agent for the benefit of the applicable Secured Party, the amount not so paid at the place and in the manner specified in the Credit Agreement, Note, Cash Management Agreement, Lender Swap

Agreement or the relevant Loan Document, as the case may be. This Guaranty is a guaranty of payment and not of collection.
5.    Guaranty Unconditional. Subject to Section 10 hereof, the obligations of the Subsidiary Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
(a)    any extension, renewal, settlement, compromise, waiver or release in respect of any of the Guaranteed Obligations, by operation of law or otherwise, or any obligation of any other guarantor of any of the Guaranteed Obligations, or any default, failure or delay, willful or otherwise, in the payment or performance of the Guaranteed Obligations;
(b)    any modification or amendment of or supplement to the Credit Agreement, any Note, any Cash Management Agreement, any Lender Swap Agreement or any other Loan Document;
(c)    any release, nonperfection or invalidity of any direct or indirect security for any Obligation, or any action or failure to act by the Agent, any Secured Party or any Affiliate of any Secured Party with respect to any collateral securing all or any part of the Guaranteed Obligations;
(d)    any change in the corporate existence, structure or ownership of the Parent, any Borrower or any guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Parent, any other Borrower or any other guarantor of the Guaranteed Obligations, or its assets or any resulting release or discharge of any obligation of the Parent, any Borrower or any guarantor of any of the Guaranteed Obligations;
(e)    the existence of any claim, setoff or other rights which the Subsidiary Guarantors may have at any time against the Parent, any Borrower, any guarantor of any of the Guaranteed Obligations, the Agent, any Secured Party or any other Person, whether in connection herewith or any unrelated transactions;
(f)    any invalidity or unenforceability relating to or against the Parent, any Borrower or any guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any Note, any Cash Management Agreement, any Lender Swap Agreement or any other Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Parent, any Borrower or any guarantor of the Guaranteed Obligations, of the principal of or interest on any Note or any other amount payable by the Credit Parties in respect of the Obligations;
(g)    the election by, or on behalf of, any one or more of the Secured Parties, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (such statute and any successor statute, as in effect from time to time, the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;
(h)    any borrowing or grant of a security interest by any Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;
(i)    the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Agent or any other Secured Party for repayment of all or any part of the Guaranteed Obligations;
(j)    the failure of any other guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or

(k)    any other act or omission to act or delay of any kind by the Parent, any Borrower, any guarantor of the Guaranteed Obligations, the Agent, any Secured Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of any of Subsidiary Guarantors’ obligations hereunder.
6.    Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances. The Subsidiary Guarantors’ obligations hereunder shall remain in full force and effect until all Guaranteed Obligations have been indefeasibly paid in full, the Revolving Commitments shall have terminated or expired and all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Agent and the Issuing Bank have been made) shall have terminated or expired (collectively, “Paid in Full” or “Payment in Full”). If at any time any payment of the principal of or interest on any Note or any other amount payable by any Foreign Borrower or any Foreign Subsidiary under the Credit Agreement, any Note, any Cash Management Agreement, any Lender Swap Agreement or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Credit Party or otherwise, the Subsidiary Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. The parties hereto acknowledge and agree that each of the Guaranteed Obligations shall be due and payable in the same currency as such Guaranteed Obligation is denominated, but if currency control or exchange regulations are imposed in the country which issues such currency with the result such currency no longer exists or the relevant Subsidiary Guarantor is not able to make payment in such currency, then all payments to be made by such Subsidiary Guarantor hereunder in such currency shall instead be made when due in the Equivalent Amount of U.S. Dollars (as of the date of payment) of such payment due, it being the intention of the parties hereto that each Guarantor takes all risks of the imposition of any such currency control or exchange regulations.
7.    Waivers.
(a)    The Subsidiary Guarantors irrevocably waive acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Parent, any Borrower or any guarantor of any of the Guaranteed Obligations, or any other Person.
(b)    The Subsidiary Guarantors waive any right to require the Agent or the Secured Parties to sue the Parent, any Borrower, any Other Guarantor, or any other person obligated for all or any part of the Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
(c)    The Subsidiary Guarantors waive any and all rights or defenses arising by reason of (i) any defense given to guarantors at law or in equity other than actual payment and performance of the indebtedness or (ii) by any failure, neglect or omission by the Agent or the Secured Parties to perfect in any manner the collection of the Guaranteed Obligations or the security given therefore, including the failure or omission to seek a deficiency judgment against the Parent, the Subsidiary Guarantors, any Borrower, any guarantor, or any person.
(d)    The Subsidiary Guarantors further waive and agree not to assert or claim at any time any deductions to the amount guaranteed under this Guaranty for any claim of setoff, counterclaim, counter demand, recoupment or similar right, whether such claim, demand or right may be asserted by any Borrower, other Credit Party and/or the Subsidiary Guarantors.
(e)    The Subsidiary Guarantors waive and agree not to assert: (i) the benefit of any statute of limitations affecting Subsidiary Guarantors’ liability hereunder or the enforcement hereof; (ii) the benefits of any statutory provision limiting the liability of a surety, including without limitation the provisions of Sections 334, 337, 338 and 344 of Title 15 of the Oklahoma Statutes; (iii) the benefits of any statutory provision limiting the right of the Agent to any foreclosure or trustee’s sale of any security for the indebtedness, including without limitation, any right to set off under Section 686 of Title 12 of the Oklahoma Statutes.
8.    Subrogation. The Subsidiary Guarantors hereby agree not to assert any right, claim or cause of action, including, without limitation, a claim for subrogation, reimbursement, indemnification or otherwise, against the Parent or any Borrower arising out of or by reason of this Guaranty or the obligations hereunder, including, without limitation, the payment or securing or purchasing of any of the Guaranteed Obligations by Subsidiary Guarantors unless and until Payment in Full.
9.    Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Parent or any Borrower, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, any Note, any Cash Management Agreement, any Lender Swap Agreement or any other Loan Document shall nonetheless be payable by the Subsidiary Guarantors hereunder forthwith on demand by the Agent.
10.    Limitation on Obligations; Keepwell.
(a)    The provisions of this Guaranty are severable, and in any action or proceeding involving any state or provincial corporate or similar law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of Subsidiary Guarantors under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of any Subsidiary Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Subsidiary Guarantors, the Agent or any Secured Party, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being such Subsidiary Guarantor’s “Maximum Liability”). This Section 10(a) with respect to the Maximum Liability of the Subsidiary Guarantors is intended solely to preserve the rights of the Agent hereunder to the maximum extent not subject to avoidance under applicable law, and neither any Subsidiary Guarantor nor any other person or entity shall have any right or claim under this Section 10(a) with respect to the Maximum Liability, except to the extent necessary so that the obligations of any Subsidiary Guarantor hereunder shall not be rendered voidable under applicable law.
(b)    The Subsidiary Guarantors agree that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of any Subsidiary Guarantor, and may exceed the aggregate of the Maximum Liability of Subsidiary Guarantors and the maximum lawful amount of the liability of all Other Guarantors, without impairing this Guaranty or affecting the rights and remedies of the Agent hereunder. Nothing in this Section 10(b) shall be construed to increase Subsidiary Guarantors’ obligations hereunder beyond its Maximum Liability.
(c)    If any Other Guarantor makes any payment or payments under its Guarantee of any of the Guaranteed Obligations or suffers any loss as a result of any realization upon any collateral granted by them to secure the Guaranteed Obligations, each Subsidiary Guarantor (each a “Non-Paying Subsidiary Guarantor”) shall contribute to the Other Guarantor an amount equal to such Non-Paying Subsidiary Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by the Other Guarantor. For purposes hereof, each Non-Paying Subsidiary Guarantor’s “Pro Rata Share” with respect to any such payment or loss by an Other Guarantor will be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Subsidiary Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Subsidiary Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Subsidiary Guarantor from the Parent after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors (including Subsidiary Guarantors) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantor from the Parent after the date hereof (whether by loan, capital infusion or by other means). Nothing in this Section 10(c) shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to the Guarantor’s Maximum Liability). The Subsidiary Guarantors covenant and agree that its right to receive any contribution under this Guaranty from a Non-Paying Subsidiary Guarantor shall be subordinate and junior in right of payment to all the Guaranteed Obligations. The provisions of this Section 10(c) are for the benefit of both the Agent and the Other Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
(d)    Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Subsidiary Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10(d) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10(d) or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10(d) shall remain in full force and effect until Payment in Full. Each Qualified ECP Guarantor intends that this Section 10(d) constitute, and this Section 10(d) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
11.    Application of Payments. All payments received by the Agent hereunder shall be applied by the Agent to payment of the Guaranteed Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:
(a)    FIRST, to payment of all costs and expenses of the Agent incurred in connection with the collection and enforcement of the Guaranteed Obligations or of any security interest granted to the Agent in connection with any collateral securing the Guaranteed Obligations;
(b)    SECOND, to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest and fees in respect of the Loan Documents, pro rata among the Lenders, the Issuing Bank and their Affiliates in accordance with the amount of such accrued and unpaid interest and fees owing to them;
(c)    THIRD, to payment of the principal of the Guaranteed Obligations and net early termination payments and that portion of the Guaranteed Obligations in respect of the Lender Swap Agreements then due and unpaid from the Credit Parties to any of the Secured Parties or their Affiliates, pro rata among the Secured Parties and their Affiliates in accordance with the amount of such principal and such net early termination payments and such portion of the Guaranteed Obligations in respect of the Lender Swap Agreements then due and unpaid owing to them; and

(d)    FOURTH, to payment of any Guaranteed Obligations (other than those listed above) pro rata among those parties to whom such Guaranteed Obligations are due in accordance with the amounts owing to them.
(e)    Notwithstanding the foregoing, amounts received from any Subsidiary Guarantor that is not a Qualified ECP Guarantor shall not be applied to the Guaranteed Obligations that are Excluded Swap Obligations of such Subsidiary Guarantor.
12.    Notices. All notices, requests and other communications to any party hereunder shall be sent (and deemed received) in the manner and to the addresses set forth in Article IX of the Credit Agreement, with notices to the Subsidiary Guarantors to be sent to the address provided for the Parent.
13.    No Waivers. No failure or delay by the Agent or any Secured Parties in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Credit Agreement, any Note, any Cash Management Agreement, any Lender Swap Agreement or any other Loan Document shall be cumulative and not exclusive of any rights or remedies provided by law.
14.    No Duty to Advise. The Subsidiary Guarantors assume all responsibility for being and keeping themselves informed of the Parent’s and any other Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that the Subsidiary Guarantors assume and incur under this Guaranty, and agrees that neither the Agent nor any Secured Party has any duty to advise the Subsidiary Guarantors of information known to it regarding those circumstances or risks.
15.    Successors and Assigns. This Guaranty is for the benefit of the Agent and the Secured Parties and their respective successors and permitted assigns and in the event of an assignment of any amounts payable under the Credit Agreement, any Note, any Cash Management Agreement, any Lender Swap Agreement or any other Loan Document, the rights hereunder, to the extent applicable to the indebtedness so assigned, shall be transferred with such indebtedness. This Guaranty shall be binding upon the Subsidiary Guarantors and their respective successors and permitted assigns.
16.    Changes in Writing. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by the Subsidiary Guarantors and the Agent with the consent of the Required Lenders.
17.    Costs of Enforcement. The Subsidiary Guarantors agree to pay all costs and expenses including, without limitation, all court costs and reasonable attorneys’ fees and expenses actually paid or incurred by the Agent or any Secured Parties or any Affiliate of any Secured Party in endeavoring to collect all or any part of the Guaranteed Obligations from, or in prosecuting any action against, the Parent, the Borrowers, the Subsidiary Guarantors or any other guarantor of all or any part of the Guaranteed Obligations.
18.    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Security Agreement shall be construed in accordance with and governed by the law of the State of Oklahoma.
(b)    Subsidiary Guarantors hereby irrevocably and unconditionally submit, for themselves and their property, to the nonexclusive jurisdiction of any United States federal court or Oklahoma state court sitting in Tulsa, Oklahoma, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that the Agent, the Issuing Bank or any Secured Party may otherwise have to bring any action or proceeding relating to this Guaranty against the Subsidiary Guarantors or their properties in the courts of any jurisdiction.
(c)    Subsidiary Guarantors hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any court referred to in paragraph (b) of this Section. Each of the parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Guaranty irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement. Nothing in this Guaranty will affect the right of any party to this Guaranty to serve process in any other manner permitted by law.
(e)    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
19.    Taxes, etc. All payments required to be made by the Subsidiary Guarantors hereunder shall be made without setoff or counterclaim and free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political or taxing authority thereof (but excluding Excluded Taxes), provided, however, that if the Subsidiary Guarantors are required by law to make such deduction or withholding, the Subsidiary Guarantors shall forthwith (i) pay to the Agent or any Secured Party, as applicable, such additional amount as results in the net amount received by the Agent or any Secured Party, as applicable, equaling the full amount which would have been received by the Agent or any Secured Party, as applicable, had no such deduction or withholding been made, (ii) pay the full amount deducted to the relevant authority in accordance with applicable law, and (iii) furnish to the Agent or any Secured Party, as applicable, certified copies of official receipts evidencing payment of such withholding taxes within 30 days after such payment is made.
20.    Setoff. Without limiting the rights of the Agent or the Secured Parties under applicable law, if all or any part of the Guaranteed Obligations is then due, whether pursuant to the occurrence of a Default or otherwise, then the Subsidiary Guarantors authorize the Agent and the Secured Parties to apply any sums standing to the credit of the Subsidiary Guarantors with the Agent, any Secured Party or their Affiliates toward the payment of the Guaranteed Obligations.

21.    Joinder of Additional Subsidiary Guarantors. Upon execution and delivery by any Foreign Subsidiary to the Agent after the date hereof of an addendum and joinder hereto in the form attached hereto as Annex I, such Subsidiary shall become a Subsidiary Guarantor hereunder with the same force and effect as if originally named herein as a Subsidiary Guarantor upon acceptance by the Agent of such addendum and joinder. The execution and delivery of any document adding an additional Subsidiary Guarantor as a party to this Guaranty shall not require the consent of any other Subsidiary Guarantor hereunder. The rights and obligations of each Subsidiary Guarantor shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor as a party to this Guaranty.
22.    Joint and Several Obligations. The obligations of the Subsidiary Guarantors under this Guaranty are joint and several.
[Signature Pages Attached]

HOU:3756061.4
IN WITNESS WHEREOF, the Subsidiary Guarantors have caused this Guaranty to be duly executed as of the day and year first above written.
[INSERT SUBSIDIARY GUARANTORS]

By:        __________________________________________
Kevin S. Cavanah,
Vice President or Treasurer

ACCEPTED as of the day and year first written on the first page hereto.
JPMORGAN CHASE BANK, N.A., as Agent

By:        ____________________________________
Name:    ____________________________________
Title:    ____________________________________

HOU:3756061.4

Annex I

Form of Addendum and Joinder

Reference is hereby made to the Subsidiary Guaranty (the “Guaranty”) made as of [____________], 20[__], by and among [NAMES OF INITIAL SUBSIDIARY GUARANTORS] (together with any additional Foreign Subsidiaries which become parties thereto and together with the undersigned, collectively, the “Subsidiary Guarantors”), in favor of the Agent, for the ratable benefit of the Secured Parties. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Guaranty.

By its execution below, the undersigned [NAME OF NEW SUBSIDIARY GUARANTOR], a [country of incorporation/organization] [entity type], agrees to become, and does hereby become, a Subsidiary Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 2 of the Guaranty are true and correct in all respects as of the date hereof.

IN WITNESS WHEREOF, [NAME OF NEW SUBSIDIARY GUARANTOR] has executed and delivered this Annex I counterpart to the Guaranty as of this ______ day of ________________, 20___.

[NAME OF NEW SUBSIDIARY GUARANTOR]

By:    ___________________________________
Name:    ___________________________________
Title:    ___________________________________
HOU:3756061.4

Exhibit G-1
Form of U.S. Tax Compliance Certificate
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of February 8, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Matrix Service Company, a Delaware corporation, as a Borrower (the “Company”), the other Borrowers party thereto, each Lender from time to time party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:	__________________________________

Name:	____________________________

Title:	____________________________
Date: _______________________, 20[ ]

Exhibit G-2
Form of U.S. Tax Compliance Certificate
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of February 8, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Matrix Service Company, a Delaware corporation, as a Borrower (the “Company”), the other Borrowers party thereto, each Lender from time to time party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:	_____________________________

Name:	________________________

Title:	________________________
Date: ___________________, 20[ ]
HOU:3756061.4

Exhibit G-3
Form of U.S. Tax Compliance Certificate
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of February 8, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Matrix Service Company, a Delaware corporation, as a Borrower (the “Company”), the other Borrowers party thereto, each Lender from time to time party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:	_______________________________

Name:	__________________________

Title:	__________________________
Date: ______________________, 20[ ]
HOU:3756061.4

Exhibit G-4
Form of U.S. Tax Compliance Certificate
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Fourth Amended and Restated Credit Agreement dated as of February 8, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Matrix Service Company, a Delaware corporation, as a Borrower (the “Company”), the other Borrowers party thereto, each Lender from time to time party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:	_____________________________

Name:	________________________

Title:	________________________
Date: ____________________, 20[ ]

HOU:3756061.4

HOU:3756061.4

Exhibit H

COMPLIANCE CERTIFICATE

To:	The Lenders parties to the
Credit Agreement Described Below
This Compliance Certificate is furnished pursuant to that certain Fourth Amended and Restated Credit Agreement dated as of [__________], 2017 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among Matrix Service Company, a Delaware corporation (the “Company”), the other Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.I am the duly elected chief financial officer of the Company;

2.I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements;

3.The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4.Schedule I attached hereto sets forth financial data and computations evidencing compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct;

5.Schedule II attached hereto sets forth the determination of the interest rates and other rates listed therein; and

6.Schedule III attached hereto sets forth the various reports and deliveries which are required at this time under the Credit Agreement and the other Loan Documents and the status of compliance.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedules I, II and III hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of __________, ____.

_________________________________________________
Chief Financial Officer,
MATRIX SERVICE COMPANY

SCHEDULE I TO COMPLIANCE CERTIFICATE
Compliance as of __________, 20__ with certain
Provisions of the Credit Agreement
All Calculations Below as of
__________, 20__ Except
As Provided Otherwise Below

1.    Detailed Calculation of Consolidated EBITDA for Previous Four Fiscal Quarters

2.    (a)    Total Assets of Immaterial Subsidiaries that are not Subsidiary Guarantors: $_________

(b)    Total Assets of the Company and its Subsidiaries: $_________
(c)    Ratio (expressed as a percentage) of Line (a) to Line (b): _____% 1

3.    (a)    Consolidated Revenues of Immaterial Subsidiaries that are not Subsidiary Guarantors: $_________

(b)    Consolidated Revenues of the Company and its Subsidiaries: $_________
(c)    Ratio (expressed as a percentage) of Line (a) to Line (b): _____% 2

4.    Detailed Calculation of Leverage Ratio 3

5.    Detailed Calculation of Fixed Charge Coverage Ratio 4

______________________________
1 If greater than 10%, include notice thereof with this Compliance Certificate.
2 If greater than 10%, include notice thereof with this Compliance Certificate.
3 Must not exceed 3.00 to 1.00.
4 Must not be less than 1.25 to 1.00.

Schedule II to Compliance Certificate
Interest and Other Rates

APPLICABLE MARGIN Actual Results: Leverage Ratio: __________ For Fiscal Quarter Ending ___________________
Mark As Applicable with “X”	Leverage Ratio	Applicable Margin for Eurocurrency, EURIBOR and CDOR Loans	Applicable Margin for ABR Loans	Applicable Margin for Canadian Prime Rate Loans	Applicable Margin for Unused Fees
	< 1.00x	1.625%	0.625%	2.125%	0.25%
	< 1.50x	1.875%	0.875%	2.375%	0.30%
	< 2.00x	2.125%	1.125%	2.625%	0.35%
	< 2.50x	2.375%	1.375%	2.875%	0.40%
	≥ 2.50x	2.625%	1.625%	3.125%	0.45%

Schedule III to Compliance Certificate
List of Reports and Deliveries Due at this Time
and Status

Report or Delivery Due Date	Status